   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1998

                                                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                            SEAGATE TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        DELAWARE                     3573                    94-2612933
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                                 920 DISC DRIVE
                        SCOTTS VALLEY, CALIFORNIA 95066
                                 (831) 438-6550
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                DONALD L. WAITE
                            EXECUTIVE VICE PRESIDENT
                            SEAGATE TECHNOLOGY, INC.
                                 920 DISC DRIVE
                        SCOTTS VALLEY, CALIFORNIA 95066
                                 (831) 438-6550
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:

                             LARRY W. SONSINI, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                          PALO ALTO, CALIFORNIA 94304

                               ----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

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-----------------------------------------------------------------------------------------------------
                                                    PROPOSED
                                      AMOUNT        MAXIMUM         PROPOSED
       TITLE OF EACH CLASS             TO BE     OFFERING PRICE     AGGREGATE          AMOUNT OF
OF SECURITIES TO BE REGISTERED(1)  REGISTERED(2)  PER SHARE(1)  OFFERING PRICE(1) REGISTRATION FEE(1)
-----------------------------------------------------------------------------------------------------
    Common Stock, $0.01 par
     value.................          3,660,800     1.3494318       $4,940,000           $1,375
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

(1) The registration fee has been computed pursuant to Rule 457(f)(2) under the Securities Act, based on the book value of the shares of common stock of Seagate Software, Inc. at November 3, 1998 that may be exchanged for the securities being registered.
(2) Represents the estimated maximum number of shares of common stock, par value $0.01 per share, of Seagate Technology, Inc. that may be issued pursuant to the exchange offer described herein.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            ---------------

                          OFFERING CIRCULAR/PROSPECTUS

                                     [LOGO]

OFFER TO EXCHANGE SHARES OF SEAGATE TECHNOLOGY, INC. FOR YOUR SHARES OF SEAGATE SOFTWARE, INC.

            ---------------

OUR OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON      , 1999
UNLESS EXTENDED

As of October 2, 1998, Seagate Technology, Inc., a Delaware corporation and one of its subsidiaries (referred to in this Prospectus as "we," "us," "our" or "Seagate Technology"), held approximately 99.6% of all outstanding shares of Seagate Software, Inc., a Delaware corporation ("Seagate Software" or the "Company"). The remaining shares of Seagate Software are held by current and former employees, directors and consultants of Seagate Software and Seagate Technology. In addition, options to purchase 11,161,077 shares of Seagate Software common stock were outstanding as of October 2, 1998.

Seagate Technology is offering to exchange shares you hold of Seagate Software common stock for shares of Seagate Technology common stock (the "Exchange Offer"). If you hold options to purchase shares of Seagate Software common stock, you have the right to exercise that portion of such options which is vested and participate in the Exchange Offer as a stockholder of Seagate Software. If you choose not to participate in this Exchange Offer and you are a stockholder, you will continue to hold shares of Seagate Software common stock. If you hold options to purchase Seagate Software common stock that are unvested, or if you choose not to exercise your vested options and participate in the Exchange Offer, you will continue to hold options to purchase shares of Seagate Software common stock. As you know, no public market for shares of Seagate Software common stock currently exists and there is no assurance that such a market will ever exist.

If you accept the Exchange Offer, you will receive that number of shares of Seagate Technology common stock calculated by multiplying the number of shares of Seagate Software common stock that you tender by the Exchange Rate, as described below.

The Exchange Rate equals the number obtained by dividing (A) the Seagate Software Price (as defined below) by (B) the Seagate Technology Price (as defined below).

The Seagate Software Price means the amount obtained by dividing (A) the Seagate Software Network & Storage Management Group ("NSMG") Price (as defined below) plus an amount representing the value of Seagate Software's Information Management Group ("IMG") business to be determined by Seagate Software's Board of Directors prior to the expiration date of our Exchange Offer, plus an amount equal to the proceeds from the assumed exercise of all outstanding Seagate Software stock options, by (B) the total number of shares of Seagate Software common stock and options to purchase shares of Seagate Software common stock as of the end of the third business day prior to the close of the Veritas Transaction (as described below).

The NSMG Price will be determined based on the price of the shares of common stock of a new company, Veritas Holding Corporation ("Newco"), that will be issued to Seagate Software and Seagate Software optionees who will become Newco employees in exchange for the contribution of the NSMG business in the Veritas Transaction. The Newco common stock will be valued at the average closing price of Veritas Software Corporation, a Delaware corporation ("Veritas") on the Nasdaq National Market System for the five trading days ending three business days prior to the effective time of the Veritas Transaction.

The Seagate Technology Price means the average closing price of a Seagate Technology share of common stock on the New York Stock Exchange for the five trading days ending three business days prior to the effective time of the Veritas Transaction.

For an example of our Exchange Offer using the Exchange Rate, see the question and answer section of this Offering Circular/Prospectus beginning on page 1.

NEITHER THE SEAGATE TECHNOLOGY BOARD OF DIRECTORS NOR THE SEAGATE SOFTWARE BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY SEAGATE SOFTWARE STOCKHOLDER AS TO WHETHER TO TENDER ANY OR ALL SEAGATE SOFTWARE SHARES. EACH SEAGATE SOFTWARE STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER ANY OR ALL SEAGATE SOFTWARE SHARES.

Seagate Technology common stock is traded on the New York Stock Exchange under
the symbol "SEG." On      , 199 , the closing price of Seagate Technology
common stock was $  . The Seagate Software common stock has no public market.

You have until 12:00 midnight, New York City time, on      , 1999 to accept our
Exchange Offer (unless we extend this time). At that time our Exchange Offer will expire. This Offering Circular/Prospectus and the enclosed letter of transmittal describe how to accept our Exchange Offer. Once you accept our Exchange Offer, you cannot withdraw your shares, except that you may withdraw your shares prior to the expiration date of our Exchange Offer if we have not accepted such shares.

In accordance with the provisions of an Agreement and Plan of Reorganization dated as of October 5, 1998 (the "Veritas Agreement"), Seagate Technology, Seagate Software and Veritas have agreed to combine Seagate Software's NSMG business with Veritas (the "Veritas Transaction"). In exchange for the contribution of the NSMG business, Seagate Software and the optionees of Seagate Software who will become employees of Newco in the Veritas Transaction will receive, on a fully-diluted basis, an approximately 40% interest in Newco, the new entity that will own Veritas and NSMG. Our exchange will not occur unless the Veritas Transaction closes by the expiration date of this Exchange Offer.

This Offering Circular/Prospectus provides you with detailed information about our Exchange Offer, including conditions to our Exchange Offer, and information about Seagate Software. In addition, you may obtain information about Seagate Technology from information contained in this Offering Circular/Prospectus and from documents that we have filed with the Securities and Exchange Commission (the "SEC"). Please read this entire document and the enclosed letter of transmittal carefully.

In connection with your evaluation of this Exchange Offer, you should consider the information under the sections entitled "Seagate Technology Risk Factors" beginning on page 24, and "Factors Affecting Future Operating Results" beginning on page 90.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS OFFERING CIRCULAR/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS OFFERING CIRCULAR/PROSPECTUS IS      , 199 .

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT OUR OFFER.......................................   1
SUMMARY.....................................................................   6
The Companies...............................................................   6
The Veritas Transaction.....................................................   7
Our Exchange Offer..........................................................   7
When Our Exchange Offer Expires.............................................   9
Conditions to the Exchange Offer............................................   9
When Our Exchange Offer Can Be Terminated...................................   9
How to Exchange Your Shares of Common Stock.................................   9
You Cannot Withdraw Your Shares.............................................  10
The Exchange Agent..........................................................  10
Material U.S. Federal Income Tax Consequences of Exchange of Shares.........  10
Material Canadian Income Tax Consequences of Exchange of Shares.............  11
Material U.K. Income Tax Consequences of Exchange of Shares.................  11
Material Tax Consequences of Option Exercises...............................  11
Accounting Treatment........................................................  12
Regulatory Approvals........................................................  12
Where You Can Find More Information.........................................  13
Trademarks..................................................................  14
Seagate Technology and Seagate Software Risk Factors........................  14
SUMMARY SELECTED CONDENSED FINANCIAL DATA...................................  15
SEAGATE TECHNOLOGY RISK FACTORS.............................................  24
Data Storage Industry Risks.................................................  24
Fluctuations in Quarterly Results...........................................  24
Competition.................................................................  25
Risks Associated with New Product Development...............................  25
Risks from Vertical Integration of Manufacturing Operations.................  26
Customer Requirements and Concentration.....................................  27
Risks from International Operations.........................................  27
Risks from the Contribution of the Network & Storage Management Group.......  28
Acquisitions................................................................  28
Risks of Systems Failures...................................................  29
Year 2000 Risks.............................................................  29
Impacts of Volatile Stock Price.............................................  31
Risks from Conversion to Single European Currency...........................  32
THE EXCHANGE OFFER..........................................................  33
The Exchange Offer and the Exchange Rate....................................  33
Background and Reasons for the Exchange Offer...............................  34
The Expiration Date.........................................................  34
Conditions to the Exchange Offer............................................  35
Termination of the Exchange Offer...........................................  35
Exchange of Shares and Certificates.........................................  36
Exchange Agent for Shares and Certificates..................................  37
Shares Subject to Repurchase................................................  37
Fractional Shares...........................................................  38
Fees and Expenses...........................................................  38
Transfer Taxes..............................................................  38
Appraisal Rights............................................................  38
Proxies.....................................................................  38
Withdrawal Rights...........................................................  38

Regulatory Approvals Required.............................................   38
Material Income Tax Considerations........................................   39
Material U.S. Income Tax Consequences of Exchange of Shares...............   40
Material Canadian Income Tax Consequences of Exchange of Shares...........   41
Material U.K. Income Tax Consequences of Exchange of Shares...............   42
Material Tax Consequences to Optionees....................................   43
Accounting Treatment......................................................   44
DESCRIPTION OF SEAGATE TECHNOLOGY CAPITAL STOCK...........................   46
COMPARISON OF STOCKHOLDER RIGHTS..........................................   47
Stockholder Meetings......................................................   47
Director Nominations......................................................   47
Indemnification...........................................................   47
INFORMATION ABOUT SEAGATE TECHNOLOGY......................................   49
General...................................................................   49
Stock and Dividend Information............................................   50
INFORMATION ABOUT SEAGATE SOFTWARE AND THE INFORMATION MANAGEMENT GROUP...   51
General...................................................................   51
Products..................................................................   51
Sales and Marketing.......................................................   52
Technical Support and Maintenance.........................................   53
Competition...............................................................   53
Patents and Intellectual Property Rights..................................   54
Employees.................................................................   54
Facilities................................................................   55
Legal Proceedings.........................................................   55
Market for and Dividends Paid on Seagate Software Common Stock............   56
Security Ownership of Certain Beneficial Owners and Management of Seagate
 Software.................................................................   56
SEAGATE TECHNOLOGY UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS.....   58
NOTES TO SEAGATE TECHNOLOGY UNAUDITED PRO FORMA CONDENSED FINANCIAL
 STATEMENTS...............................................................   63
SEAGATE SOFTWARE UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS.......   69
NOTES TO SEAGATE SOFTWARE UNAUDITED PRO FORMA CONDENSED FINANCIAL
 STATEMENTS...............................................................   74
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF SEAGATE SOFTWARE...........................................   80
Certain Forward-Looking Information.......................................   80
Overview..................................................................   80
Three Months Ended October 2, 1998 versus Three Months Ended October 3,
 1997.....................................................................   81
Fiscal Year 1998 versus Fiscal Year 1997..................................   84
Fiscal Year 1997 versus Fiscal Year 1996..................................   86
Liquidity and Capital Resources...........................................   88
New Accounting Pronouncements.............................................   89
Factors Affecting Future Operating Results................................   90

LEGAL MATTERS...............................................................  98
EXPERTS.....................................................................  98
INDEPENDENT AUDITOR'S REPORT................................................ F-2

                     QUESTIONS AND ANSWERS ABOUT OUR OFFER

Q: WHAT AM I BEING OFFERED? HOW WILL I BENEFIT?

A: You are being offered the opportunity to exchange all or a portion of your outstanding shares of Seagate Software common stock for Seagate Technology common stock.

  If you accept our Exchange Offer, you will become a stockholder of Seagate Technology and your shares of Seagate Technology common stock will be publicly tradable, subject to compliance with applicable laws.

Q: IS SEAGATE TECHNOLOGY'S OR SEAGATE SOFTWARE'S BOARD OF DIRECTORS
   RECOMMENDING THAT I PARTICIPATE IN YOUR EXCHANGE OFFER?

A: Neither the Seagate Technology Board of Directors nor the Seagate Software
   Board of Directors is making any recommendations to any Seagate Software stockholder as to whether to tender all or a portion of your outstanding Seagate Software shares. Each Seagate Software stockholder must make his or her own decision as to whether to tender all or a portion of Seagate Software shares.

Q: IF I CURRENTLY HOLD OPTIONS TO PURCHASE SHARES OF SEAGATE SOFTWARE COMMON
   STOCK, HOW DOES THE EXCHANGE OFFER APPLY TO ME?

A: The Exchange Offer applies only to Seagate Software stockholders. It does not apply to option holders. However, if you hold vested options to purchase shares of Seagate Software common stock, you may exercise those options which are vested at any time prior to the expiration date of the Exchange Offer and participate in the Exchange Offer as a stockholder of Seagate Software.

  You should note that the Board of Directors of Seagate Software has amended the terms of your options granted pursuant to the Seagate Software 1996 Stock Option Plan to provide that your vesting shall be increased from 20% per year in the first two years, and 30% per year for the second two years over a period of four years to a rate of 1/48th per month, retroactive to your original grant date. However, the effectiveness of this amendment to your options is contingent upon the closing of the Veritas Transaction. All shares of Seagate Software common stock issuable upon exercise of your vested options, including the shares for which retroactive vesting credit is given, are eligible for this exchange.

Q: WHO IS SEAGATE TECHNOLOGY?

A: Seagate Technology is the majority stockholder of Seagate Software. Seagate
   Technology is a Delaware corporation that designs, manufactures and markets a broad line of rigid magnetic disc drives and tape drives for use in computer systems ranging from desktop personal computers to workstations and supercomputers as well as in multimedia applications such as digital video and video-on-demand. It is headquartered in Scotts Valley, California. As of October 2, 1998 it had approximately $5.6 billion in total assets and $2.9 billion in stockholders' equity. See pages 49-50 for more information on Seagate Technology.

Q: WHAT IS THE VERITAS TRANSACTION?

A: In accordance with the provisions of the Veritas Agreement, Seagate
   Technology, Seagate Software and Veritas have agreed to combine Seagate Software's NSMG business with Veritas. In exchange for the contribution of the NSMG business, Seagate Software and the Seagate Software optionees who become employees of Newco will receive, on a fully-diluted basis, an approximately 40% interest in Newco, the new entity that will own the NSMG business and Veritas. The Exchange Offer will not occur unless the Veritas Transaction closes by the expiration date of this Exchange Offer. If you are an employee of the NSMG business, you have already received or will be receiving a Management Information Circular/Joint Proxy Statement/Prospectus which describes the Veritas Transaction in greater detail.

Q: WHY IS SEAGATE TECHNOLOGY MAKING THE EXCHANGE OFFER?

A: As a result of the contribution of Seagate Software's NSMG business in connection with the Veritas Transaction, optionees of Seagate Software who will become Newco employees will be offered the opportunity to exchange their Seagate Software options for options to purchase shares of Newco common stock. The Veritas Transaction contemplates that Newco common stock will be publicly traded. As a result, those employees who exchange their Seagate Software options for Newco options will have the ability to sell their shares in a public market. We wish to provide a similar opportunity to all Seagate Software stockholders and holders of vested options, including the significant number of such persons who will not transfer to Newco and be eligible for the Newco option exchange offer (as described below).

Q: PLEASE EXPLAIN THE EXCHANGE RATE.

A: The Exchange Rate equals the number obtained by dividing (A) the Seagate
   Software Price by (B) the Seagate Technology Price. For a further explanation of the calculation of the Exchange Rate, see pages 33-34.

  This Exchange Rate is intended to reflect the relative values of the shares of Seagate Software and Seagate Technology. If you choose to tender any of your Seagate Software shares, you will receive Seagate Technology shares intended to represent approximately the same value as the shares you tendered. Neither Seagate Software nor Seagate Technology gives any assurance that the Seagate Technology shares and the Seagate Software shares exchanged therefor will be of equivalent value. The actual value of the Seagate Technology shares exchanged for your Seagate Software shares may be higher or lower than the value of the Seagate Software shares that you tender for exchange. You may call the following number to hear a pre-recorded message informing you of the Exchange Rate beginning two business days prior to the closing date of the Veritas Transaction. 1-800-xxx-yyyy

Q: CAN YOU GIVE ME AN EXAMPLE OF HOW THESE FORMULAS WORK?

A: By way of example, if just prior to the expiration of the Exchange Offer the Seagate Software Price is $35 and the

   Seagate Technology Price is $30, the Exchange Rate would be equal to
   1.166667. If this were the actual Exchange Rate and you were to tender for exchange 100 shares of Seagate Software common stock, you would receive 116 shares of Seagate Technology common stock in exchange.

Q: WHAT HAPPENS TO MY ABILITY TO SELL MY SHARES BACK TO SEAGATE SOFTWARE OR ANY
   REPURCHASE RIGHTS HELD BY SEAGATE SOFTWARE?

A: If you accept the Exchange Offer, you will not have the ability to sell back the Seagate Technology shares that you receive to either Seagate Software or Seagate Technology. If the Seagate Software shares that you tender are subject to a right of repurchase by Seagate Software, an equivalent portion of the Seagate Technology shares that you receive in the exchange will be similarly subject to repurchase by Seagate Software.

Q: IF I WILL BECOME AN EMPLOYEE OF NEWCO AND I HOLD OPTIONS TO PURCHASE SHARES
   OF SEAGATE SOFTWARE COMMON STOCK, WHAT AM I ENTITLED TO DO?

A: If you are a holder of Seagate Software stock options and you will become an employee of Newco, you have four choices:

  . participate in this Exchange Offer with respect to your vested options by exercising any or all of such vested portion;

  . participate in the Newco option exchange offer with respect to your vested as well as unvested options;

  . participate in both this exchange and the Newco option exchange; or

  . participate in neither this exchange nor the Newco option exchange and continue to hold your options for Seagate Software common stock.

  BUT NOTE: IF YOU DO NOT ACCEPT NEWCO'S OPTION EXCHANGE OFFER, WHEN YOU LEAVE YOUR EMPLOYMENT WITH SEAGATE SOFTWARE, THE UNVESTED PORTION OF YOUR STOCK OPTIONS WILL BE CANCELED. ALSO, YOU WILL HAVE ONLY 30 DAYS AFTER YOU LEAVE THE EMPLOYMENT OF SEAGATE SOFTWARE TO EXERCISE THE VESTED PORTION OF YOUR STOCK OPTIONS OR ELSE THEY WILL ALSO BE CANCELED. The Management Information Circular/Joint Proxy Statement/Prospectus describes the terms and conditions of the offer to exchange your Seagate Software options for Newco options. NEITHER THE SEAGATE TECHNOLOGY BOARD OF DIRECTORS NOR THE SEAGATE SOFTWARE BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO YOU REGARDING YOUR PARTICIPATION IN EITHER THE NEWCO EXCHANGE OFFER OR THE SEAGATE TECHNOLOGY EXCHANGE OFFER.

Q: WHAT IF I CHOOSE NOT TO PARTICIPATE IN THE EXCHANGE OFFER OR I ONLY HOLD
   UNVESTED OPTIONS TO PURCHASE SHARES OF SEAGATE SOFTWARE COMMON STOCK?

A: If you are a stockholder of Seagate Software, and choose not to participate in this Exchange Offer, you will continue to hold shares of Seagate Software common stock. If you hold options to purchase Seagate Software common stock that are unvested, or if you choose not to exercise your vested options and participate in the Exchange Offer, you will continue to hold options to purchase shares of Seagate Software common stock. However, if you are a Seagate Software employee who will become a Newco employee, you may exchange your Seagate Software stock options for Newco stock options as described above. As you know, no public market for shares of Seagate Software common stock currently exists. Following the Exchange Offer, Seagate Software may, from time to time, evaluate various alternative means of liquidity (such as a public offering or a sale of Seagate Software) for shares of its common stock. In the event of any such transaction, the value of your shares of Seagate Software may be greater or less than the value of such shares in this Exchange Offer.

Q: WHAT DO I NEED TO DO NOW?

A: You received a letter of transmittal along with this Offering
   Circular/Prospectus. If you wish to accept our Exchange Offer, you must:

  . complete the letter of transmittal according to the instructions provided;

  . sign and date the letter of transmittal according to such instructions;
    and

  . mail or deliver the letter of transmittal and your stock certificates that represent the Seagate Software common stock you wish to exchange (along with any other necessary documents) to Harris Trust Company of New York which is the exchange agent.

  For detailed instructions, please see pages 36-37.

Q: IF I ACCEPT THE EXCHANGE OFFER, WHEN DO I NEED TO SEND MY LETTER OF
   TRANSMITTAL AND STOCK CERTIFICATES?

A: Our Exchange Offer expires at 12:00 midnight, New York City time, on      ,
   1999 (unless we extend this time, which we will give public notice of). The exchange agent must receive your letter of transmittal, stock certificates and other necessary documents before the expiration date of our Exchange Offer. Once you have tendered your documents, however, your tender is irrevocable and you cannot withdraw your Seagate Software common stock, except that you may withdraw your shares prior to the expiration date if we have not accepted such shares. If we do not accept any shares of Seagate Software common stock which have been offered for exchange, we will return promptly to you those shares.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE EXCHANGE TO ME IF I AM A SEAGATE
   SOFTWARE STOCKHOLDER?

A: Seagate Software and Seagate Technology will receive tax opinions that the exchange of shares by Seagate Software stockholders generally should be: (i) tax free for U.S. federal income tax purposes; (ii) tax free for U.K. income and capital gains tax purposes; and (iii) taxable for Canadian tax purposes. However, tax opinions do not guarantee tax results. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR IN LIGHT OF YOUR PERSONAL CIRCUMSTANCES. PLEASE SEE PAGES 39-43 FOR A MORE DETAILED EXPLANATION OF THE TAX CONSEQUENCES OF THE EXCHANGE.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE EXCHANGE TO ME IF I AM A SEAGATE
   SOFTWARE OPTION HOLDER WHO EXERCISES OPTIONS TO PARTICIPATE IN THE EXCHANGE OFFER?

  If you are subject to U.S. taxation and have incentive stock options (as will be true of most U.S. employees), then you will not have any regular federal income tax liability upon the exercise of your incentive stock options. However, the exercise of your incentive stock option may subject you to alternative minimum tax for federal tax purposes. Please see pages 43-44 for a more detailed explanation of the tax consequences of the exercise of your options.

  If you are subject to U.S. taxation and have a nonstatutory stock option, then, upon the exercise of your nonstatutory stock option, you will have wage income equal to the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. If you were an employee on the date the option was granted, then Seagate Software will be required to collect from you the amount required to be withheld for the amount of wage income you recognize. Please see pages 43-44 for a more detailed explanation of the tax consequences of the exercise of your options.

  If you are subject to U.K. taxation, then upon the exercise of your stock option, you will have taxable income equal to the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. You will be required to pay taxes at the time of exercise for the income recognized upon exercise of the option. Please see pages 43-44 for a more detailed explanation of the tax consequences of the exercise of your options.

  If you are subject to Canadian taxation, then upon the exercise of your stock option, you will have taxable income equal to the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. Seagate Software will need to collect from you and remit your social security contributions on the income recognized and may have to withhold and remit tax in respect of the employment benefit on the income recognized. Please see pages 43-44 for a more detailed explanation of the tax consequences of the exercise of your options.

Q: IF I TENDER MY SEAGATE SOFTWARE SHARES, WHEN WILL I RECEIVE SEAGATE
   TECHNOLOGY COMMON STOCK?

A: If the exchange occurs, promptly after the expiration date, we will send you stock certificates representing your new shares of Seagate Technology common stock.

Q: DOES SEAGATE TECHNOLOGY PAY DIVIDENDS?

A: Like Seagate Software, we have not historically paid dividends on Seagate
   Technology common stock. We do not expect that Seagate Technology will pay any dividends in the future.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about our offer or the exchange, please call Nancy
   Hamm in our Investor Relations Department at (831) 439-2371.

                                    SUMMARY

This summary highlights certain information from this Offering
Circular/Prospectus and may not contain all of the information that is important to you. To understand our Exchange Offer fully and for a more complete description of the terms of our Exchange Offer and the exchange, you should read carefully this entire Prospectus and the documents we have referred you to. See "Where You Can Find More Information." (Page )

THE COMPANIES

  Seagate Technology, Inc.
  920 Disc Drive
  Scotts Valley, California 95066
  (831) 438-6550

Seagate Technology operates in a single industry segment by designing, manufacturing and marketing products for storage, retrieval and management of data on computer and data communications systems. These products include disc drives and disc drive components, tape drives and software.

Seagate Technology designs, manufactures and markets a broad line of rigid magnetic disc drives for use in computer systems ranging from desktop personal computers to workstations and supercomputers as well as in multimedia applications such as digital video and video-on-demand. Seagate Technology's products currently include rigid disc drive models with form factors from 3.5 to 5.25 inches and capacities from 1 gigabyte ("GB") to 47 GB. Seagate Technology sells its products to OEMs for inclusion in their computer systems or subsystems, and to distributors, resellers, dealers, system integrators and retailers. Seagate Technology's disc drives are currently manufactured primarily in the Far East with limited production in the United States. Seagate Technology also designs and markets tape drives ranging in capacity from 8 GB to 200 GB for low cost storage and protection of large volumes of data. Seagate Technology currently produces backup solutions for market segments from desktop personal computers to midrange servers to complement its line of disc drive products.

  Seagate Software, Inc.
  915 Disc Drive
  Scotts Valley, California 95066
  (831) 438-6550

Seagate Software develops and markets software products and provides related services enabling business users and information technology ("IT") professionals to store, access and manage enterprise information. Seagate Software is currently comprised of two operating groups, the Information Management Group ("IMG") and the Network & Storage Management Group ("NSMG"). Each operating group provides products in distinct segments of the Enterprise Information Management ("EIM") market, which consists of three core components--information delivery, information analysis and information availability. NSMG offers network and storage management software solutions, which focus on the availability component of EIM by enabling IT professionals to manage distributed network resources and to secure and protect enterprise data. NSMG's products include features such as system backup, disaster recovery, migration, replication, automated client protection, storage resource management, scheduling, event correlation and desktop management. IMG offers business intelligence software solutions featuring the delivery and analysis components of EIM. IMG's products include features such as query and reporting, automated report scheduling and distribution, information delivery across the World Wide Web, on-line analytical processing, forecasting, statistical analysis, discovery and data mining. After the closing of the Veritas Transaction (as described below) Seagate Software will continue to operate its IMG business. In fiscal 1998, IMG's revenue represented approximately 40% of Seagate Software's total revenue.

Headquartered in Scotts Valley, California, Seagate Software currently has over 40 offices and operations in 17 countries worldwide. After the contribution of its NSMG business to Veritas in connection with the Veritas Transaction, Seagate Software will have 31 offices and operations in 16 countries worldwide. Seagate Software is a majority-owned and consolidated subsidiary of Seagate Technology.

THE VERITAS TRANSACTION

In accordance with the provisions of the Veritas Agreement, Seagate Technology, Seagate Software and Veritas have agreed to combine Seagate Software's NSMG business with Veritas (the "Veritas Transaction"). In exchange for the contribution of the NSMG business, Seagate Software and those optionees of Seagate Software who will become employees of Newco will receive, on a fully diluted basis, an approximately 40% interest in Newco, the new company that will own Veritas and NSMG. Seagate Software employees who become employees of Newco will be offered the opportunity to exchange their existing Seagate Software stock options for similar options to purchase stock of Newco. Seagate Technology and its IMG subsidiary will continue their product relationship with the NSMG business through agreements we have negotiated in connection with the Veritas Agreement. After the contribution of NSMG is completed, Seagate Software will continue to operate the IMG business. The Veritas Transaction is subject to numerous conditions, including stockholder and regulatory approvals. Consequently, there can be no assurance that the Veritas Transaction will close. This Exchange Offer is conditioned on the closing of the Veritas Transaction.

OUR EXCHANGE OFFER

We are offering to acquire from Seagate Software stockholders all outstanding shares of Seagate Software common stock in exchange for shares of Seagate Technology common stock.

If you hold options to purchase shares of Seagate Software common stock, you may exercise all or a portion of such options which are vested and participate in the Exchange Offer as a stockholder of Seagate Software. If you hold options to purchase shares of Seagate Software common stock and you will become an employee of Newco, however, you may either a) participate in this Exchange Offer with respect to your vested options by exercising any or all of such vested portion, b) participate in the Newco option exchange offer with respect to your vested as well as unvested options, c) participate in both exchange offers, or d) choose to not participate in either exchange offer as described below.

If you choose not to participate in this Exchange Offer and you are a stockholder, you will continue to hold shares of Seagate Software common stock. If you hold options to purchase Seagate Software common stock that are unvested, or if you choose not to exercise your vested options and participate in the Exchange Offer, you will continue to hold options to purchase shares of Seagate Software common stock. However, if you will become a Newco employee, you may exchange your Seagate Software options for Newco stock options.

If you will become a Newco employee and you elect not to participate in either this Exchange Offer or the Newco option exchange offer, then you will continue to hold your options for Seagate Software common stock until you leave your employment with Seagate Software, at which time the unvested portion of your stock options will be canceled. In addition, you will have only 30 days after you leave the employment of Seagate Software to exercise the vested portion of your stock options or else they will be also canceled.

As you know, no public market for shares of Seagate Software common stock currently exists. Following the Exchange Offer, Seagate Software may, from time to time, evaluate various alternative means of liquidity (such as a public offering or a sale of Seagate Software) for shares of its common stock. In the event of any such transaction, the value of your shares of Seagate Software may be greater or less than the value of such shares in this Exchange Offer.

NEITHER THE SEAGATE TECHNOLOGY BOARD OF DIRECTORS NOR THE SEAGATE SOFTWARE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SEAGATE SOFTWARE STOCKHOLDER AS TO WHETHER TO TENDER ALL OR A PORTION OF SEAGATE SOFTWARE SHARES. EACH SEAGATE SOFTWARE STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER ALL OR A PORTION OF SEAGATE SOFTWARE SHARES.

If you accept the Exchange Offer, you will receive that number of shares of Seagate Technology common stock calculated by multiplying the number of shares of Seagate Software common stock that you tender by the Exchange Rate, as described below.

The Exchange Rate equals the number obtained by dividing (A) the Seagate Software Price by (B) the Seagate Technology Price.

The Seagate Software Price means the amount obtained by dividing (A) the NSMG Price, plus an amount representing the value of the IMG business to be determined by Seagate Software's Board of Directors prior to the Expiration Date (as defined below) plus an amount equal to the proceeds from the assumed exercise of all outstanding Seagate Software stock options, by (B) the total number of shares of Seagate Software common stock and options to purchase shares of Seagate Software common stock as of the end of the third business day prior to the close of the Veritas Transaction. The NSMG Price will be determined based on the value of the shares of common stock of Newco that will be issued to Seagate Software and certain Seagate Software optionees in exchange for the contribution of the NSMG business in the Veritas Transaction. The Newco common stock will be valued at the average closing price of Veritas on the Nasdaq National Market System for the five trading days ending three business days prior to the effective time of the Veritas Transaction.

The Seagate Technology Price means the average closing price of a Seagate Technology share of common stock on the New York Stock Exchange for the five trading days ending three business days prior to the effective time of the Veritas Transaction.

In our exchange, we will not issue any fractional shares to you. Instead, the number of shares you receive in this Exchange Offer will be rounded down to the nearest whole number of shares.

On      , 199 , the last sales price of Seagate Technology common stock was
$  ,
as reported on the New York Stock Exchange. The Seagate Software common stock has no established public trading market.

WHEN OUR EXCHANGE OFFER EXPIRES

Our Exchange Offer will expire at 12:00 midnight, New York City time, on      ,
1999 (unless we extend this time) (the "Expiration Date"). We will give public notice of any extension of the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER (SEE PAGE 35)

The exchange will not occur unless certain conditions are satisfied prior to the Expiration Date. These conditions are as follows:

 . the Registration Statement relating to the shares to be issued in the exchange shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop-order or proceedings seeking a stop-order;

 . any applicable waiting periods for the Exchange Offer shall have expired or been terminated and no decree, ruling, temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the exchange shall have been issued by any federal or state court or governmental agency which remains in effect; and

 . the Veritas Transaction shall have closed. The conditions to the closing of the Veritas Transaction are described in the Veritas Agreement and the Veritas Management Information Circular/Joint Proxy Statement/Prospectus. These conditions include, but are not limited to, the following:

- the principal terms of the Veritas Agreement and the Veritas Transaction shall have been approved and adopted by a majority of the Veritas stockholders and a majority of the Seagate Software stockholders;

- the Registration Statement relating to the shares to be issued by Newco in the Veritas Transaction shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Veritas Management Information Circular/Joint Proxy Statement/Prospectus shall at the effective time of the Veritas Transaction not be subject to any proceedings commenced or overtly threatened by the SEC; and
- any applicable waiting periods to close the Veritas Transaction shall have expired or been terminated and no decree, ruling, temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Veritas Transaction shall have been issued by any federal or state court or governmental agency which remains in effect.

WHEN OUR EXCHANGE OFFER CAN BE TERMINATED (SEE PAGE 35)

Seagate Technology reserves the right, in our sole discretion, to terminate our Exchange Offer and not accept for exchange any tendered Seagate Software shares not previously accepted for exchange or exchanged.

If the Exchange Offer is terminated without our acceptance of any of your tendered shares of Seagate Software common stock, we will promptly return all such shares that you have tendered.

HOW TO EXCHANGE YOUR SHARES OF COMMON STOCK

You received a letter of transmittal with this Offering Circular/Prospectus. If you wish to accept our Exchange Offer, you must complete, sign and date the letter of transmittal, or a facsimile of it, according to the instructions in this Offering Circular/Prospectus and letter of transmittal. Then, you must mail or otherwise deliver the letter of transmittal along with the stock certificates that represent your shares of Seagate Software common stock that you wish to tender and any other required documents to Harris Trust Company of New York, which is the exchange agent, at the address set forth below. In addition, if you are exercising all or a portion of your vested options to participate in the Exchange Offer, please follow the instructions in the letter of transmittal with respect to such exercise.

If, before the Expiration Date, you deliver to the exchange agent the letter of transmittal, your stock certificates, and other necessary documents according to the instructions in this Offering Circular/Prospectus and letter of transmittal, then you will have accepted our tender offer with respect to the shares of Seagate Software common stock that you tendered.

If any percentage of Seagate Software common stock shares that you surrender are subject to a right of repurchase in favor of Seagate Software, then the same percentage of Seagate Technology common stock shares that you receive by accepting our Exchange Offer will be subject to the same repurchase terms in favor of Seagate Software. In addition, you will not have the ability to sell back the Seagate Technology shares that you receive to either Seagate Software or Seagate Technology.

If the conditions to the exchange are satisfied or waived, then after the Expiration Date, the exchange agent will send us written notice listing which Seagate Software stockholders accepted our offer and validly tendered their shares of Seagate Software common stock. After we receive such notice, and you are one of the Seagate Software stockholders who have accepted our offer and validly tendered your shares, we will promptly send your Seagate Technology common stock to you, by registered mail.

If you wish to accept our offer and your stock certificates are not immediately available or you cannot deliver your completed letter of transmittal, stock certificates or other necessary documents before the Expiration Date, you may deliver your letter of transmittal, stock certificates or other documents according to the procedures described on page 36.

YOU CANNOT WITHDRAW YOUR SHARES

Once you have tendered your Seagate Software common stock, your tender is irrevocable and you cannot withdraw your Seagate Software common stock, except that you may withdraw your shares prior to the Expiration Date if we have not accepted them. If the exchange is terminated without our acceptance of any shares of Seagate Software common stock tendered, however, we will return promptly all shares that you have tendered.

THE EXCHANGE AGENT

The exchange agent for our offer is Harris Trust Company of New York (the "Exchange Agent"). Its address is by mail: Wall Street Station, P.O. Box 1010, New York, NY 10268-1010 or by hand/overnight delivery: 88 Pine Street, 19th Floor, New York, NY 10005.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGE OF SHARES (SEE PAGES 40-41)

Seagate Software and Seagate Technology will receive an opinion prior to the exchange to the effect that the Exchange Offer should be tax-free to Seagate Software stockholders for U.S. federal income tax purposes. However, the Internal Revenue Service is not precluded from successfully asserting a contrary position in which case the exchange of shares will be taxable to you for U.S. federal income tax purposes. U.S. holders should also consult their own tax advisors in light of their personal circumstances.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES OF EXCHANGE OF SHARES (SEE PAGE 41)

Seagate Software and Seagate Technology will receive an opinion that the Exchange Offer will be a taxable transaction for a Seagate Software stockholder resident in Canada. Any Canadian resident holder of shares of Seagate Software common stock will be considered to have disposed of the holder's shares of Seagate Software common stock for proceeds (expressed in Canadian dollars) determined at the time of the exchange equal to the total of the fair market value of the shares of Seagate Technology common stock received. A gain or loss (being the difference between the total proceeds and the cost amount of the shares of Seagate Software common stock (expressed in Canadian dollars)) may be realized on this disposition. Where the shares of Seagate Software common stock are capital property to the holder, any such gain or loss would be a capital gain or capital loss.

The cost amount of the shares of Seagate Technology common stock received will be equal to the fair market value of the Seagate Technology common stock received at the time of the exchange expressed in Canadian dollars. Canadian holders should also consult their own tax advisors in light of their personal circumstances.

MATERIAL U.K. INCOME TAX CONSEQUENCES OF EXCHANGE OF SHARES (SEE PAGES 42-43)

Capital Gains Tax. Seagate Software and Seagate Technology will receive an opinion that the Exchange Offer will fall within the U.K. tax laws for reorganizations with the result that:

(a) No gain or loss will be recognized by the holders of Seagate Software common stock upon receipt of Seagate Technology common stock solely in exchange for such Seagate Software common stock in the exchange.

(b) The aggregate tax basis of the Seagate Technology common stock so received by the stockholders of Seagate Software in the exchange will be the same as the aggregate tax basis of the Seagate Software common stock surrendered in exchange therefor.

(c) The holding period of the Seagate Technology common stock so received by each stockholder of Seagate Software in the exchange will include the period for which the Seagate Software common stock surrendered in exchange therefor was considered to be held as a capital asset on the date of the exchange.

U.K. Income Tax. Seagate Software and Seagate Technology will receive an opinion that the Exchange Offer constitutes a company reorganization, under U.K. law, in which case, no income tax charge should arise on the Exchange Offer. U.K. holders should also consult their own tax advisors in light of their personal circumstances.

MATERIAL TAX CONSEQUENCES OF OPTION EXERCISES (SEE PAGES 43-44)

If you are subject to U.S. taxation and have an incentive stock option, then you will not have any regular federal income tax liability upon the exercise of your incentive stock option. However, the exercise of your incentive stock option may subject you to alternative minimum tax for federal tax purposes. Please see pages 43-44 for a more detailed explanation of the tax consequences of the exercise of your options.

If you are subject to U.S. taxation and have a nonstatutory stock option, then, upon the exercise of your nonstatutory stock option, you will have wage income equal to the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. If you were an employee on the date the option was granted, then Seagate Software will be required to collect from you the amount required to be withheld from the wage income you recognize. Please see pages 43-44 for a more detailed explanation of the tax consequences of the exercise of your options.

If you are subject to U.K. taxation, then upon the exercise of your stock option, you will have taxable income equal to the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. You will be required to pay taxes at the time of exercise for the income recognized upon exercise of the option. Please see pages 43-44 for a more detailed explanation of the tax consequences of the exercise of your options.

If you are subject to Canadian taxation, then upon the exercise of your stock option, you will have taxable income equal to the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. Seagate Software will need to collect from you and remit your social security contributions on the income recognized and may have to withhold and remit tax in respect of the employment benefit on the income recognized. Please see pages 43-44 for a more detailed explanation of the tax consequences of the exercise of your options.

ACCOUNTING TREATMENT

The exchange of Seagate Technology shares for Seagate Software shares held for more than six months and not subject to a right of repurchase in favor of Seagate Software will be accounted for as a purchase of minority interest of Seagate Software and, accordingly, the acquired assets and liabilities, including goodwill and other intangibles, pertaining to the acquired minority interest in Seagate Software will be recorded at their estimated fair values. Any amount related to in-process research and development will be written off in the period of acquisition.

Seagate Technology shares exchanged for Seagate Software shares acquired through the exercise of employee stock options and held for less than six months or Seagate Software shares subject to a right of repurchase in favor of Seagate Software will result in compensation expense equal to the difference between the price paid by the holder of the shares and the value of the Seagate Technology shares at the date of the exchange. The compensation expense will be recognized immediately, or if there is vesting, over the vesting period, of the Seagate Technology shares issued. See "Seagate Technology Unaudited Pro Forma Condensed Financial Statements" and "Seagate Software Unaudited Pro Forma Condensed Financial Statements."

REGULATORY APPROVALS

Seagate Technology is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Seagate Software common stock as contemplated in the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for Seagate Technology's acquisition or ownership of Seagate Software common stock as contemplated by the Exchange Offer. Should any such approval or other action be required, Seagate Technology currently contemplates that it will seek such approval or other action. See "Regulatory Approvals Required."

WHERE YOU CAN FIND MORE INFORMATION

Seagate Technology files annual, quarterly and special reports, proxy statements and other information with the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

Seagate Technology filed a Registration Statement on Form S-4 to register with the SEC the Seagate Technology common stock to be issued to the Seagate Software stockholders in the exchange. This Offering Circular/Prospectus is a part of that Registration Statement. As allowed by SEC rules, this Offering Circular/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

The SEC allows us to "incorporate by reference" the documents (and information therein) we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offering Circular/Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the Seagate Technology documents listed below and any future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

Annual Report on Form 10-K for the year ended July 3, 1998;
Proxy Statement dated September 24, 1998;
Quarterly Report on Form 10-Q for the quarter ended October 2, 1998; Current Report on Form 8-K dated October 20, 1998; and The description of Seagate Technology common stock, which is contained in the Registration Statement on Form 8-A/A dated December 2, 1994.

You may request a copy of these filings, at no cost, by writing or telephoning:

  Thomas F. Mulvaney, Esq.
  Senior Vice President, General Counsel and Corporate Secretary
  Seagate Technology, Inc.
  920 Disc Drive
  Scotts Valley, California 95066
  (831) 438-6550

You should rely only on the information incorporated by reference or provided in this Offering Circular/Prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making our offer in any state where our offer is not permitted. You should not assume that the information in this Offering Circular/Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

We obtained the information in this Offering Circular/Prospectus regarding Seagate Software from Seagate Software management and publicly available documents filed with the SEC.

TRADEMARKS

This Offering Circular/Prospectus contains trademarks of Seagate Technology and Seagate Software and may contain trademarks of others.

SEAGATE TECHNOLOGY AND SEAGATE SOFTWARE RISK FACTORS

In connection with your evaluation of this Exchange Offer, you should consider the information under the section entitled, "Seagate Technology Risk Factors" beginning on page 24 and "Factors Affecting Future Operating Results" on page 90.

                   SUMMARY SELECTED CONDENSED FINANCIAL DATA

We are providing the following financial information of Seagate Technology and Seagate Software. Seagate Software is approximately 99.6% owned by Seagate Technology on an outstanding shares basis. The consolidated historical results of Seagate Technology include the results of Seagate Software. This financial information should help you analyze the financial aspects of our Exchange Offer.

The financial information of Seagate Technology for fiscal 1994 through fiscal 1998 is derived from Seagate Technology's audited financial statements for the same periods, and the financial information for the three months ended October 3, 1997 and October 2, 1998 is derived from unaudited financial statements. The financial information of Seagate Software is derived from Seagate Software's audited financial statements for fiscal 1995 through fiscal 1998 and unaudited financial statements for fiscal 1994 and the three months ended October 3, 1997 and October 2, 1998. The financial information for the three months ended October 2, 1998 for Seagate Technology and Seagate Software is not necessarily indicative of results that may be achieved for the remainder of fiscal 1999. This financial information is only a summary and you should read it in conjunction with the Seagate Technology financial statements (and related notes) contained in the annual reports and other information on file with the SEC and the Seagate Software financial statements (and related notes) contained in this Offering Circular/Prospectus. See "Where You Can Find More Information" on page 13.

            SELECTED HISTORICAL FINANCIAL DATA OF SEAGATE TECHNOLOGY
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                      FISCAL YEARS ENDED               THREE MONTHS ENDED
                          ------------------------------------------- ---------------------
                          JULY 3,  JUNE 27, JUNE 28, JUNE 30, JULY 1, OCTOBER 2, OCTOBER 3,
                           1998      1997     1996     1995    1994      1998       1997
                          -------  -------- -------- -------- ------- ---------- ----------
Revenue.................  $6,819    $8,940   $8,588   $7,256  $5,865    $1,553     $1,896
Gross margin............     989     2,022    1,581    1,373   1,171       321        295
Income (loss) from
 operations.............    (686)      858      287      459     473       (37)      (200)
Income (loss) before
 extraordinary gain.....    (530)      658      213      313     330       (30)      (240)
Net income (loss).......    (530)      658      213      319     330       (30)      (240)
Basic income (loss) per
 share before
 extraordinary gain.....   (2.17)     2.82     1.07     1.64    1.76     (0.12)     (0.98)
Basic net income (loss)
 per share..............   (2.17)     2.82     1.07     1.67    1.76     (0.12)     (0.98)
Diluted income (loss)
 per share before
 extraordinary gain.....   (2.17)     2.62     0.97     1.44    1.56     (0.12)     (0.98)
Diluted net income
 (loss) per share.......   (2.17)     2.62     0.97     1.47    1.56     (0.12)     (0.98)
Total assets............   5,645     6,723    5,240    4,900   4,308     5,603      6,075
Long-term debt, less
 current portion........     704       702      798    1,066   1,177       703        703
Stockholders' equity....  $2,937    $3,476   $2,466   $1,936  $1,635    $2,928     $3,234
Number of shares used in
 per share computations:
 Basic..................   243.6     233.6    199.7    190.6   186.9     245.0      244.6
 Diluted................   243.6     257.9    236.1    244.7   235.8     245.0      244.6

Seagate Technology's fiscal 1998 results of operations include a $347 million restructuring charge, a $223 million write-off of in-process research and development incurred primarily in connection with the acquisition of Quinta Corporation, a $76 million charge for mark-to-market adjustments on certain of Seagate Technology's foreign currency forward exchange contracts and a $22 million reduction in the charge recorded in 1997 as a result of the adverse judgment in the Amstrad PLC litigation (see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Seagate Technology's Form 10-K for the year ended July 3, 1998 incorporated by reference in this Offering Circular/Prospectus). The 1997 results of operations include a $153 million charge as a result of the adverse judgment in the Amstrad PLC litigation. The 1996 results of operations include a $242 million restructuring charge as a result of the merger with Conner Peripherals, Inc. and a $99 million write-off of in-process research and development primarily incurred in connection with the acquisition of software companies. The 1995 results of operations include a $73 million write-off of in-process research and development incurred in connection with business acquisitions.

The results for the quarter ended October 2, 1998 include a $77 million charge in connection with an amendment to the purchase agreement for the August 1997 acquisition of Quinta Corporation and a $7 million charge related to the separation agreement with Seagate Technology's former Chief Executive Officer.

The results for the quarter ended October 3, 1997 include a $216 million write-off of in process research and development incurred primarily in connection with the acquisition of Quinta Corporation and a $63 million charge for mark-to-market adjustments on certain of Seagate Technology's foreign currency forward exchange contracts.

Prior periods have been restated to reflect the merger with Conner Peripherals, Inc. in February 1996 on a pooling of interests basis, a two-for-one stock split, effected in the form of a stock dividend, in November 1996, and Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share," adopted in the second quarter of fiscal 1998.

SEAGATE TECHNOLOGY--SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

The following information is provided to give the holders of Seagate Technology stock pro forma financial information which gives a better picture of what the results of operations and financial position of Seagate Technology might have looked like had the exchange of Seagate Software shares for Seagate Technology shares contemplated by the Exchange Offer and the Veritas Transaction occurred at an earlier date. The pro forma financial information includes the effects of the purchase by Newco of Telebackup Systems Inc., a Canadian Corporation ("Telebackup Purchase") immediately subsequent to the Veritas Transaction. This information is provided as an example only. It does not show what the results of operations or financial position of Seagate Technology would have been had the Veritas Transaction, the TeleBackup Purchase, and the purchase of Seagate Software shares by Seagate Technology actually occurred on the dates assumed. This information also does not purport to indicate what Seagate Technology's future operating results or consolidated financial position will be.

Please see "Seagate Technology--Unaudited Pro Forma Condensed Financial Statements" beginning on page 58 for a more detailed explanation of this analysis.

The pro forma financial information is presented in accordance with U.S. GAAP. Seagate Software, and Seagate Technology through consolidation of Seagate Software, will recognize a gain and record certain intangible assets on the contribution of NSMG to Newco in exchange for Newco common stock. As a result of the exchange of Seagate Software shares for Seagate Technology shares pursuant to the Exchange Offer, Seagate Software and Seagate Technology will record certain intangible assets and compensation expense.

The pro forma statement of operations data for the year ended July 3, 1998 and the three months ended October 2, 1998, includes recurring adjustments which assume that the Veritas Transaction, the TeleBackup Purchase, and the purchase of Seagate Software stock by Seagate Technology took place on June 28, 1997, the first day of Seagate Technology's fiscal year 1998. The pro forma statement of operations data for Seagate Technology eliminates the historical results of NSMG and includes Seagate Software's equity interest in the results of Newco for the same periods, as described in the Notes to the Seagate Software-- Unaudited Pro Forma Condensed Financial Statements.

The pro forma balance sheet data has been prepared assuming the Veritas Transaction, the TeleBackup Purchase, and the purchase of Seagate Software stock by Seagate Technology took place on October 2, 1998.

SEAGATE TECHNOLOGY--SELECTED UNAUDITED PRO FORMA
CONDENSED FINANCIAL INFORMATION
(In millions, except per share data)

                                                   YEAR ENDED   THREE MONTHS
                                                    JULY 3,   ENDED OCTOBER 2,
                                                      1998          1998
                                                   ---------- ----------------
   Pro Forma Statement of Operations Data(1):
   Revenue........................................   $6,644        $1,505
   Loss from operations...........................     (699)          (46)
   Net loss.......................................     (666)          (67)
   Net loss per share--basic......................   $(2.70)       $(0.27)
   Net loss per share--diluted....................   $(2.70)       $(0.27)
   Number of shares used in computing per share
    amounts--basic................................    247.0         248.5
   Number of shares used in computing per share
    amounts--diluted..............................    247.0         248.5

                                                                        AS OF
                                                                      OCTOBER 2,
                                                                         1998
                                                                      ----------
   Pro Forma Balance Sheet Data:
   Working capital...................................................   $2,219
   Total assets......................................................    6,500
   Retained earnings.................................................    1,717
   Stockholders' equity..............................................    3,464

--------
(1) The pro forma statements of operations include the historical results of Seagate Technology less the historical results of NSMG plus Seagate Software's equity interest in the pro forma results of Newco for the same periods as described in the notes to the Seagate Technology--Unaudited Pro Forma Condensed Financial Statements (including recurring amortization of related intangibles and goodwill) plus recurring amortization of intangibles and goodwill associated with the purchase of shares of Seagate Software stock by Seagate Technology. The pro forma balance sheet data of Seagate Technology was prepared as if the Veritas Transaction, the TeleBackup Purchase and the acquisition of shares of Seagate Software stock by Seagate Technology had taken place on October 2, 1998.

SEAGATE TECHNOLOGY--COMPARATIVE PER SHARE DATA

The following tables present certain unaudited historical and pro forma per share data that reflect the exchange of Seagate Software shares for Seagate Technology shares pursuant to the Exchange Offer, the completion of the Veritas Transaction and the TeleBackup Purchase based upon the historical financial statements of Seagate Technology. The data presented below should be read in conjunction with "Seagate Technology--Unaudited Pro Forma Condensed Financial Statements" and the historical financial statements of Seagate Technology incorporated by reference in this document and the historical financial statements of Seagate Software included in this document. The unaudited pro forma combined financial data does not necessarily indicate the operating results that would have been achieved had the combinations been in effect as of the beginning of the periods presented or future results of operations or financial position.

SEAGATE TECHNOLOGY--HISTORICAL

                                                  YEAR ENDED  THREE MONTHS ENDED
                                                   OR AS OF        OR AS OF
                                                 JULY 3, 1998  OCTOBER 2, 1998
                                                 ------------ ------------------
   Net loss per share--basic....................    $(2.17)         $(0.12)
   Net loss per share--diluted..................    $(2.17)         $(0.12)
   Book value per common share(1)...............    $12.00          $11.94

SEAGATE TECHNOLOGY--PRO FORMA(2)(3)

                                                   YEAR ENDED THREE MONTHS ENDED
                                                    JULY 3,       OCTOBER 2,
                                                      1998           1998
                                                   ---------- ------------------
   Net loss per share--basic......................   $(2.70)        $(0.27)
   Net loss per share--diluted....................   $(2.70)        $(0.27)
   Book value per common share....................                  $13.95

--------
(1) The historical book value per common share is computed by dividing stockholders' equity as of the end of each period for which such computation is made by the number of shares of common stock outstanding at the end of each period.

(2) The pro forma comparative per share data has been calculated assuming option holders exercise options to purchase 1,833,079 shares of Seagate Software common stock and that these shares from the exercise of stock options plus 467,000 shares held by existing minority interest shareholders (2,300,079 shares out of 4,715,939 vested shares and options issued and outstanding) are exchanged for Seagate Technology stock and assuming 33,398,286 shares of Newco are issued to Seagate Software in connection with the Veritas Transaction.

(3) As a result of the Veritas Transaction, the TeleBackup Purchase and the exchange of Seagate Software shares for Seagate Technology shares pursuant to the Exchange Offer, Seagate Technology expects to incur write-offs related to in-process research and development as well as compensation costs currently estimated at $183.6 million. The pro forma book value per share includes the effect of these charges; however, the pro forma net loss per share does not reflect these charges since they are non-recurring. These charges will be reflected in Seagate Technology's consolidated financial statements in the period the Veritas Transaction, the TeleBackup Purchase and the purchase by Seagate Technology of certain outstanding shares of Seagate Software are completed.

SELECTED HISTORICAL FINANCIAL DATA OF SEAGATE SOFTWARE(1)(2)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                        FISCAL YEAR ENDED                      THREE MONTHS ENDED
                          -------------------------------------------------  -----------------------
                          JULY 3,   JUNE 27,  JUNE 28,   JUNE 30,  JULY 1,    OCTOBER 2,  OCTOBER 3,
                            1998      1997      1996       1995      1994        1998        1997
                          --------  --------  ---------  --------  --------  ------------ ----------
Revenue.................  $293,226  $216,950  $ 141,586  $ 92,796  $ 30,696  $     74,875 $  63,022
Gross profit............   242,766   169,161    112,567    70,417    23,556        62,515    49,226
Income (loss) from
 operations.............     6,905   (64,033)  (137,806)  (80,166)  (11,068)        1,583    (3,399)
Net income (loss).......    (8,490)  (57,700)  (129,668)  (82,864)   (6,884)          852    (2,915)
Net income (loss) per
 common share(3)
 Basic..................    (51.59)  (852.11)                                        3.09    (28.12)
 Diluted................    (51.59)  (852.11)                                        0.01    (28.12)
Total assets............   136,040   143,594    201,598   101,928    20,854       123,272   136,040
Stockholders' equity....  $ 54,149  $ 61,618  $ 115,602  $ 47,215  $  6,978  $     56,016 $  54,149
Number of shares used in
 per share
 computations(3)
 Basic..................   164,571    67,714                                      275,314   103,659
 Diluted................   164,571    67,714                                   59,984,218   103,659

--------
(1) The operating results for Seagate Software for 1998 include a $6.8 million write-off for in-process research and development related to an acquisition and $1.9 million for write-offs and write-downs of goodwill and intangibles; 1997 operating results include $13.4 million of compensation expense and $2.6 million for in-process research and development for additional amounts paid with respect to the June 1996 acquisition of Holistic Systems, Ltd., write-offs and write-downs of developed technology and goodwill and intangibles of $6.9 million and $10.3 million, respectively, and restructuring charges of $2.5 million; 1996 operating results include write-offs aggregating $97.0 million for in-process research and development related to acquisitions, $2.2 million for write-offs and write-downs of goodwill and intangibles, and $9.5 million for restructuring charges; 1995 operating results include $73.2 million for write-offs of in-process research and development related to acquisitions.

(2) In February 1996, Seagate Technology, Inc., the parent company of Seagate Software, merged with Conner Peripherals, Inc. ("Conner") in a transaction accounted for as a pooling of interests. In connection with the merger with Conner, Seagate Technology purchased the outstanding minority interests in Conner's storage management operations, Arcada Holdings, Inc. ("Arcada"). Arcada had a fiscal year which ended on the Saturday closest to December
    31. Accordingly, Arcada's results of operations for the year ended December 30, 1995 have been combined with Seagate Software's results for the year ended June 30, 1995. To conform Arcada's fiscal year end to the year end of Seagate Software, the combined statement of operations for Seagate Software for the year ended June 28, 1996 includes six months (July 1, 1995 through December 30, 1995) for Arcada which are also included in Seagate Software's results for the year ended June 30, 1995. Arcada's duplicated results for the period from July 1, 1995 to December 30, 1995 include revenues of $37.7 million, operating expenses of $29.3 million, and a net loss of $80,000.

(3) Prior to fiscal 1997, Seagate Software, Inc. had no formal capital structure, and accordingly, share and per share information is not provided for fiscal years prior to 1997.

SEAGATE SOFTWARE--SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA

The following information is provided to give the holders of Seagate Software stock pro forma financial information which gives a better picture of what the results of operations and financial position of Seagate Software might have looked like had the exchange of Seagate Software shares for Seagate Technology shares contemplated by the Exchange Offer and the Veritas Transaction occurred at an earlier date. The pro forma financial information also includes the effects of the

TeleBackup Purchase immediately subsequent to the Veritas Transaction. This information is provided as an example only. It does not show what the results of operations or financial position of Seagate Software would have been had the Veritas Transaction, the TeleBackup Purchase and the purchase of Seagate Software shares by Seagate Technology actually occurred on the dates assumed. This information also does not purport to indicate what Seagate Software's future operating results or consolidated financial position will be.

Please see "Seagate Software--Unaudited Pro Forma Condensed Financial Statements" for a more detailed explanation of this analysis.

The pro forma financial information is presented in accordance with U.S. GAAP. Seagate Software will recognize a gain and record certain intangible assets on the contribution of NSMG to Newco in exchange for Newco common stock. In addition, Seagate Technology will purchase certain outstanding shares of Seagate Software and as a result Seagate Software will record certain intangible assets and compensation expense.

The pro forma statement of operations data for the year ended July 3, 1998 and the three months ended October 2, 1998, includes recurring adjustments which assume that the Veritas Transaction, the TeleBackup Purchase and the purchase of Seagate Software stock by Seagate Technology took place on June 28, 1997, the first day of Seagate Software's fiscal 1998. The pro forma statement of operations data for Seagate Software eliminates the historical results of NSMG and includes Seagate Software's equity interest in the results of Newco for the same periods, as described in the Notes to the Seagate Software--Unaudited Pro Forma Condensed Financial Statements.

The pro forma balance sheet data has been prepared assuming the Veritas Transaction, the TeleBackup Purchase and the purchase of Seagate Software stock by Seagate Technology took place on October 2, 1998.

SEAGATE SOFTWARE--SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL
INFORMATION(1)
(In thousands, except per share data)

                                                                     THREE
                                                       YEAR ENDED MONTHS ENDED
                                                        JULY 3,    OCTOBER 2,
                                                          1998        1998
                                                       ---------- ------------
   Pro Forma Statement of Operations Data:
   Total revenues.....................................  $118,180    $26,342
   Loss from operations...............................    (5,371)    (7,474)
   Net loss...........................................  (144,474)   (35,615)
   Net loss per share--basic..........................  $ (55.17)   $(13.60)
   Net loss per share--diluted........................  $ (55.17)   $(13.60)
   Number of shares used in computing per share
    amounts--basic....................................     2,619      2,619
   Number of shares used in computing per share
    amounts--diluted..................................     2,619      2,619

                                                                       AS OF
                                                                     OCTOBER 2,
                                                                        1998
                                                                     ----------
   Pro Forma Balance Sheet Data:
   Working capital.................................................. $    4,410
   Total assets.....................................................  1,025,138
   Retained earnings................................................    181,678
   Stockholders' equity.............................................    593,693

--------
(1) The pro forma statements of operations include the historical results of Seagate Software less the historical results of NSMG plus Seagate Software's equity interest in the pro forma results of Newco for the same periods as described in the notes to the Seagate Software-Unaudited Pro Forma Condensed Financial Statements (including recurring amortization of related intangibles and goodwill) plus recurring amortization of intangibles and goodwill associated with the purchase of shares of Seagate Software stock by Seagate Technology. The pro forma balance sheet data of Seagate Software was prepared as if the Veritas Transaction, the TeleBackup Purchase and the acquisition of shares of Seagate Software stock by Seagate Technology had taken place on October 2, 1998.

SEAGATE SOFTWARE--COMPARATIVE PER SHARE DATA

The following tables present certain unaudited historical and pro forma per share data that reflect the completion of the Veritas Transaction, the TeleBackup Purchase and the purchase of Seagate Software shares by Seagate Technology based upon the historical financial statements of Seagate Software. The data presented below should be read in conjunction with "Seagate Software-- Unaudited Pro Forma Condensed Financial Statements" and the historical financial statements of Seagate Software included in this Offering Circular/Prospectus. The unaudited pro forma condensed financial data does not necessarily indicate the operating results that would have been achieved had the Veritas Transaction, the TeleBackup Purchase and the purchase of Seagate Software shares by Seagate Technology been in effect as of the beginning of the periods presented or future results of operations or financial position.

SEAGATE SOFTWARE--HISTORICAL

                                                                      THREE
                                                     YEAR ENDED    MONTHS ENDED
                                                      OR AS OF      OR AS OF
                                                    JULY 3, 1998 OCTOBER 2, 1998
                                                    ------------ ---------------
   Basic net income (loss) per share...............  $   (51.59)   $     3.09
   Diluted net income (loss) per share.............  $   (51.59)   $     0.01
   Book value per common share(1)..................  $(1,509.97)   $(1,185.75)

SEAGATE SOFTWARE--PRO FORMA(2)(3)

                                                                       THREE
                                                        YEAR ENDED  MONTHS ENDED
                                                         JULY 3,    OCTOBER 2,
                                                           1998        1998
                                                        ---------- -------------
   Basic net loss per share............................  $(55.17)     $(13.60)
   Diluted net loss per share..........................  $(55.17)     $(13.60)
   Book value per common share.........................               $  0.62

--------
(1) The historical book value per common share is computed by dividing stockholders' equity as of the end of each period for which such computation is made, adjusted for the preferred stockholder liquidation preference, by the number of shares of common stock outstanding, not subject to repurchase, at the end of each period.

(2) The pro forma comparative per share data has been calculated assuming option holders exercise options to purchase 1,833,079 shares of Seagate Software common stock and that these shares from the exercise of stock options plus 467,000 shares held by existing minority interest shareholders (2,300,079 shares out of 4,715,939 vested shares and options issued and outstanding) are exchanged for Seagate Technology stock and assuming 33,398,286 shares of Newco are issued to Seagate Software in connection with the Veritas Transaction.

(3) As a result of the Veritas Transaction, the TeleBackup Purchase and the exchange of Seagate Software shares for Seagate Technology shares pursuant to the Exchange Offer, Seagate Software expects to incur write-offs related to in-process research and development as well as compensation costs currently estimated at $183.6 million. The pro forma book value per share includes the effect of these charges; however, the pro forma net loss per share does not reflect these charges since they are non-recurring. These charges will be reflected in Seagate Software's consolidated financial statements in the period that the Veritas Transaction, the TeleBackup Purchase and the purchase by Seagate Technology of certain outstanding shares of Seagate Software are completed.

                        SEAGATE TECHNOLOGY RISK FACTORS

Seagate Technology competes in the data storage industry, and there are a number of factors that, in the past, have affected all of the companies in our industry, including us. Many of these factors may also impact our business in the future.

DATA STORAGE INDUSTRY RISKS

Our products are components in computer systems. The demand for computer systems has been volatile in the past and often has had an exaggerated effect on the demand for disc drive and tape drive products such as ours in any given period. In the past, unexpected slowdowns in demand for computer systems have generally caused sharp declines in demand for disc drives and tape drive products. We expect that this situation will occur again in the future.

In our industry the supply of drives periodically exceeds demand. When this happens, the over supply of available products causes higher than anticipated inventory levels and intense price competition.

FLUCTUATIONS IN QUARTERLY RESULTS

We often experience a high volume of sales at the end of the quarter, so we may not be able to determine that our fixed costs are too high relative to sales until late in any given quarter. Since this happens late in the quarter, we do not have enough time to reduce these costs. As a result, we would not be as profitable or may even incur a loss. In addition, our operating results have been and may in the future be subject to significant quarterly fluctuations as a result of a number of other factors including:

 . the timing of orders from and shipment of products to major customers, . our product mix,
 . changes in the prices of our products, . manufacturing delays or interruptions,
 . acceptance by customers of competing technologies in lieu of our products, . variations in the cost of components for our products, . limited access to components that we obtain from a single or a limited number of suppliers,
 . our inability to reduce our fixed costs to match revenues in any quarter because of our vertical manufacturing strategy, . the impact of changes in foreign currency exchange rates on the cost of our products and the effective price of such products to foreign consumers, . competition and consolidation in the data storage industry, and . general economic conditions.

For example, revenue decreased to $1.553 billion in the first quarter of fiscal 1999 from $1.896 billion in the first quarter of fiscal 1998 as a result of increased competition which resulted in significant price decreases and continuing weakness in demand for Seagate Technology's disc drive products. Our future operating results may also be adversely affected, if we receive an adverse judgment or settlement in any of the legal proceedings to which we are a party.

COMPETITION

Even during periods when demand is stable, the data storage industry is intensely competitive and vendors experience price erosion over the life of a product. We expect that our competitors will offer new and existing products at lower prices if necessary to gain or retain market share and customers. We also expect that price erosion in our industry will continue for the foreseeable future. Because we may need to reduce our prices to retain market share, the competition could adversely affect our results of operations in any given quarter. We have experienced and expect to continue to experience intense competition from a number of domestic and foreign companies including the other leading independent disc drive manufacturers, as well as large integrated multinational manufacturers such as

 . Fujitsu Limited,
 . International Business Machines Corporation,
 . NEC Corporation,
 . Samsung Electronics Co. Ltd., and
 . Toshiba Corporation.

We also face indirect competition from present and potential customers, including several of the computer manufacturers listed above, that continuously evaluate whether to manufacture their own drives or purchase them from outside sources. If our customers decide to manufacture their own drives, it could have a material adverse effect on our business, results of operations and financial condition.

We also compete with manufacturers of products that use alternative data storage and retrieval technologies. Products based upon such alternative technologies, including optical recording technology and semiconductor memory (flash memory, SRAM and DRAM), may compete with our products.

We may not be able to compete successfully against current or future competitors. If we fail to compete successfully, our business, operating results and financial condition may be materially adversely affected.

RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT

Seagate Technology's products are used in combination with other hardware, such as microprocessors, and other software. We had research and development expenses of $420 million, $459 million and $585 million in fiscal 1996, 1997 and 1998, respectively. Customers have demanded new generations of drive products as advances in other hardware components and software have created the need for improved storage products with features such as increased storage capacity or more advanced technology. As a result, the life cycles of our products have been shortened, and we have been required to constantly develop and introduce new drive products on a cost-effective and timely basis.

When we develop new disc and tape drive products with higher capacity and more advanced technology, our operating results may decline because the increased difficulty and complexity of producing such disc drives increases the likelihood of reliability, quality or operability problems. If our products suffer increases in failures, are of low quality or are not reliable, customers may reduce their purchases of our products and our manufacturing rework and scrap costs and service and warranty costs may increase. In addition, a decline in the reliability of our products may make us less competitive as compared with other disc and tape drive manufacturers.

Seagate Technology's future success will also require strong demand by consumers and businesses for computer systems, storage upgrades to computer systems and multimedia applications, such as digital video and video-on-demand. If delivery of our new products or those computer systems into which our products are integrated is delayed, consumers and businesses may purchase comparable products from our competitors or wait to make their purchases if they want to buy the new product. If customers hold back in anticipation of a new product or buy from a competitor instead, our operating results may be significantly adversely impacted.

Consumers have shown that they want to purchase personal computers costing less than $1000. We are developing low cost disc drives to meet the demand for disc drives that are components of low cost personal computers. However, we may not be able to produce disc drives that meet our quality and performance standards at a cost low enough to yield gross margins comparable to those of our current overall product mix.

Seagate Technology discontinued production of disc drives that use smaller media than 3.5 inches, in January 1998. We are continuing research and development of smaller drives, because we believe that to compete successfully to supply components for mobile, laptop, notebook and ultraportable computers, we must supply a smaller product. We intend to re-enter this market with a durable, low power application in the future, although there can be no assurance that we will be able to do so successfully.

RISKS FROM VERTICAL INTEGRATION OF MANUFACTURING OPERATIONS

The cost, quality and availability of certain components, including heads, media, application specific integrated circuits, motors, printed circuit boards and custom semiconductors are critical to the successful production of disc drives. Our strategy of vertical integration has allowed us to internally manufacture many of the critical components used in our products. We have pursued a strategy of vertical integration of our manufacturing processes in order to reduce costs, control quality and assure availability and quality of certain components.

Vertical integration entails a high level of fixed costs and requires a high volume of production and sales to be successful. During periods of decreased production, such as we are now experiencing, these high fixed costs have had, and could in the future have, a material adverse effect on our operating results and financial condition. In addition, a strategy of vertical integration has in the past and could continue to delay our ability to introduce products containing market-leading technology.

Seagate Technology also relies on independent suppliers for certain components. In the past, we have experienced production delays when we are unable to obtain sufficient quantities of certain components. Any prolonged interruption or reduction in the supply of any key components could have a material adverse effect on our business, operating results and financial condition. We rely on single or limited source suppliers for certain components used in our products. We may not be able to obtain components that meet our specifications and quality standards at prices that enable us to earn a profit on the finished products. In the past, shortages have occurred in the market for certain components, including heads, media, application specific integrated circuits and motors. As a result, certain suppliers substantially increased the price of such components, and we are currently incurring increased costs for certain of these components as a result of supply shortages. If we experience any extended interruption or reduction in the supply of any key components, our business, results of operations and financial condition could be materially adversely affected.

CUSTOMER REQUIREMENTS AND CONCENTRATION

The data storage industry has been characterized by large volume OEM purchase agreements and large distributor orders. Typically, our OEM purchase agreements permit customers to cancel orders and reschedule delivery dates without significant penalties. In the past, orders from many of our OEM customers were canceled or delivery schedules were delayed as a result of changes in customer requirements. These delays have had a material adverse effect on our results of operations in the past, and may again in the future. Distributors typically furnish Seagate Technology with non-binding indications of their near-term requirements, with product deliveries based on our weekly confirmations. To the extent actual orders from distributors decrease from their non-binding forecasts, such variances could have a material adverse effect on our business, results of operations and financial condition.

RISKS FROM INTERNATIONAL OPERATIONS

Seagate Technology has significant offshore operations including manufacturing facilities, sales personnel and customer support operations. We have manufacturing facilities in Singapore, Thailand, the People's Republic of China, Scotland, Northern Ireland, and Malaysia, in addition to those in the United States. Our offshore operations are subject to certain inherent risks including:

 . fluctuations in currency exchange rates, such as the $76 million pre-tax charge to income Seagate Technology incurred in fiscal 1998 from marking our hedge positions to market,
 . longer payment cycles for sales in foreign countries, . difficulties in staffing and managing international manufacturing operations, . seasonal reductions in business activity in the summer months in Europe and certain other countries,
 . increases in tariffs and duties, price controls, restrictions on foreign currencies and trade barriers imposed by foreign countries, and . political unrest, particularly in areas in which we have manufacturing facilities.

These factors could have a material adverse effect on our business, operating results and financial condition in the future.

Seagate Technology's products are priced in U.S. dollars even when sold to customers who are located abroad. The currency instability in the Asian and other financial markets may make our products more expensive than products sold by other manufacturers that are priced in one of the affected currencies. Therefore, foreign customers may reduce purchases of our products. We anticipate that the recent turmoil in financial markets and the recent deterioration of the underlying economic conditions in certain countries, including those in Asia, may have an impact on our sales to customers located in or whose end-user customers are located in those countries due to:

 . the impact of currency fluctuations on the relative price of our products, . restrictions on government spending imposed by the International Monetary
  Fund (the "IMF") in those countries receiving the IMF's assistance, . customers' reduced access to working capital to fund purchases of disc drive components or software, such as our products due to:
  . higher interest rates,
  . reduced bank lending due to contractions in the money supply or the deterioration in the customer's or its bank's financial condition, or . the inability to access other financing.

RISKS FROM THE SPIN-OFF OF THE NETWORK & STORAGE MANAGEMENT GROUP

We consolidated our software businesses into a single entity called Seagate Software in 1996. Seagate Software's business currently consists of two primary divisions, NSMG and IMG. Seagate Technology announced the Veritas Transaction on October 5, 1998. Seagate Technology's Seagate Software subsidiary and Seagate Software employees who will become Newco employees and who hold stock options in Seagate Software will receive approximately 40% of the fully-diluted equity in the new company. See "The Exchange Offer--Background and Reasons for the Exchange Offer."

We face a number of risks prior to and after the closing of the Veritas Transaction including:

 . our management resources may be distracted from the day to day operations by the transaction,
 . IMG employees may be distracted by concerns about whether we continue to operate that business or spin it off,
 . NSMG customers may delay or cancel orders due to uncertainty about the spin-
  off,
 . the ongoing OEM relationship with NSMG and Seagate Technology's tape drive operations may be disrupted,
 . we have agreed not to compete in certain storage management software businesses for a specified period of time after the closing of the Veritas Transaction and may not be able to benefit from future opportunities in that market,
 . we will not have control over the management of Newco, although initially we will have two representatives on its board of directors, and . we will be limited from liquidating our interest in Newco for a certain period of time. Thereafter, if we choose to do so, we will be required to sell our interest in Newco in small increments to comply with certain SEC rules or to bear the expense of filing a registration statement.

ACQUISITIONS

We intend to continue our expansion into complementary data technology businesses through internal growth as well as acquisitions. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired businesses and the potential loss of key employees or customers of the acquired businesses. We expect that we will continue to incur substantial expenses as we acquire other businesses, including charges for the write-off of in-process research and development. Our operating results have fluctuated in the past and may fluctuate in the future because of the timing of such write-offs. For example, we incurred a charge to operations in the first quarter of fiscal 1998 of approximately $214 million for the write-off of in-process research and development related to our acquisition of Quinta Corporation, and we anticipate a substantial charge to operations later in fiscal 1999 for the write-off of in-process research and development related to the contribution of the NSMG business in the Veritas Transaction.

RISKS OF SYSTEMS FAILURES

Seagate Technology's operations are dependent on our ability to protect our computer equipment and the information stored in our databases from damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. We believe that we have taken prudent measures to reduce the risk of interruption in our operations. However, we cannot be sure that these measures are sufficient. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, results of operations and financial condition.

YEAR 2000 RISKS

The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Seagate Technology considers a product to be in "Year 2000 compliance" if

 . the product's performance and functionality are unaffected by processing of dates prior to, during and after the year 2000, but only if . all products (for example hardware, software and firmware) used with the product properly exchange accurate date data with it.

Seagate Technology's Products. We are assessing the capability of our products to determine whether or not they are in Year 2000 compliance. Although we believe our disc and tape drive products and certain of our software products are in Year 2000 compliance, we have determined that certain of our software products are not and will not be Year 2000 compliant. We are taking measures to inform our customers that those products are not and will not be Year 2000 compliant. To assist our customers in evaluating their Year 2000 issues, our Seagate Software subsidiary has developed a list that indicates those products that are Year 2000 compliant as stand-alone products. The list is located on Seagate Software's World Wide Seagate web page and is periodically updated when assessment of the Year 2000 compliance of additional products is completed. To date, the costs Seagate Technology has incurred related to these programs have been immaterial.

However, the assessment of whether a complete system will operate correctly depends on the BIOS capability and software design and integration, and for many end-users this will include BIOS, software and components provided by companies other than Seagate Technology or Seagate Software. Seagate Technology considers a disc drive or tape product to be Year 2000 capable if when used properly and in conformity with the product information provided by us, our product will accurately store, display, process, provide and/or receive data from, into and between 1999 and 2000, including leap year calculations if all other technology used in combination with the Seagate Technology disc drive or tape product properly exchanges date data with the Seagate Technology product.

We do not believe we are legally responsible for costs incurred by customers related to ensuring such customers' or end-users' Year 2000 capability. Nevertheless, we are incurring various costs to provide customer support and customer satisfaction services regarding Year 2000 issues and anticipate that these expenditures will continue in fiscal 1999 and thereafter. In addition, we have contacted our major customers to determine whether their products into which our products have been and will be integrated are Year 2000 compliant. Seagate Technology has received assurances of Year 2000 compliance from a number of those customers. Many other customers have not responded and are under no contractual obligation to provide us with Year 2000 compliance information. Seagate Technology is taking steps with respect to new customer agreements to ensure that the customers' products and internal systems are Year 2000 compliant.

Seagate Technology anticipates that substantial litigation may be brought against vendors, including Seagate Technology, of all component products of systems that are unable to properly manage data related to the Year 2000. Our customer agreements typically contain provisions designed to limit our liability for such claims. It is possible, however, that these measures will not provide protection from liability claims, as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. If any such claims are brought against Seagate Technology, regardless of their merit, our business, financial condition and results of operations could be materially adversely affected from factors that include increased warranty costs, customer satisfaction issues and the costs of potential lawsuits.

Seagate Technology's Systems. We have also initiated a comprehensive program to address Year 2000 readiness in our internal systems and with our customers and suppliers. Our program has been designed to address our most critical internal systems first and to gather information regarding the Year 2000 compliance of products supplied to Seagate Technology and into which our products are integrated. Assessment and remediation are proceeding in tandem, and we intend to have our critical internal systems in Year 2000 compliance by July 3, 1999, the first day of our fiscal year 2000. These activities are intended to encompass all major categories of systems in use by Seagate Technology, including manufacturing, engineering, sales, finance and human resources. To date, we have not incurred material costs related to assessment and remediation of Year 2000 readiness. We currently expect that the total cost of our Year 2000 readiness programs, excluding redeployed resources, will not exceed $10 million over the next fiscal year. This total cost estimate does not include potential costs related to any customer or other claims or the costs of internal software or hardware replaced in the normal course of business. The total cost estimate is based on the current assessment of Seagate Technology's Year 2000 readiness needs and is subject to change as the projects proceed.

We are installing and testing new computer software for our financial, accounting, inventory control, order processing and other management information systems. In the course of these upgrades, we are identifying Year 2000 dependencies in such systems and are implementing changes to such systems to make them Year 2000 compliant. The successful implementation of these new systems is crucial to the efficient operation of our business. We cannot provide any assurance that we will implement our new systems in an efficient and timely manner or that the new systems will be adequate to support our operations. Problems with installation or initial operation of the new systems could cause substantial management difficulties in operations planning, financial reporting and management and thus could have a material adverse effect on our business, financial condition and results of operations. We do not expect the cost of bringing our systems into Year 2000 compliance to have a material effect on our financial condition or results of operations.

We have also initiated formal communications with Seagate Technology's significant suppliers and financial institutions to determine the extent to which we are vulnerable to those third parties' failure to remedy their own Year 2000 issues. To date, we have contacted our significant suppliers and financial institutions and have received assurances of Year 2000 compliance from a number of those contacted. However, most of Seagate Technology's suppliers are under no contractual obligation to provide such information. Seagate Technology is taking steps with respect to new supplier agreements to ensure that the suppliers' products and internal systems are Year 2000 compliant. While we currently expect that the Year 2000 issues will not pose significant operational problems, we could experience material adverse effects on our business if the implementation of new systems is delayed. We could also experience material adverse effects on our business if we fail to fully identify all Year 2000 dependencies in our systems and in the systems of our suppliers, customers and financial institutions. Those material adverse effects could include delays in the delivery or sale of Seagate Technology's products. Therefore, we are developing contingency plans for continuing operations in the event such problems arise.

IMPACTS OF VOLATILE STOCK PRICE

Our stock price has varied greatly as has the volume of shares of our common stock that are traded. We expect these fluctuations to continue due to factors such as:

 . announcements of new products, services or technological innovations by us or our competitors
 . announcements of major restructurings by us or our competitors
 . quarterly variations in our results of operations
 . changes in revenue or earnings estimates by the investment community and speculation in the press or investment community
 . general conditions in the data storage industry or the personal computer industry
 . changes in our revenue growth rates or the growth rates of our competitors
 . sales of large blocks of our stock

The stock market may from time to time experience extreme price and volume fluctuations. Many technology companies have experienced such fluctuations. In addition, our stock price may be affected by general market conditions and domestic and international macroeconomic factors unrelated to our performance. Often such fluctuations have been unrelated to the operating performance of the specific companies. The market price of our common stock may experience significant fluctuations in the future.

RISKS FROM CONVERSION TO SINGLE EUROPEAN CURRENCY

On January 1, 1999, certain member states of the European Economic Community will fix their respective currencies to a new currency, the Single European Currency ("Euro"). On that day the Euro will become a functional legal currency within these countries. During the three years beginning on January 1, 1999, business in these countries will be conducted both in the existing national currency, such as the French Franc or the deutsche Mark, as well as the Euro. Companies operating in or conducting business in these countries will need to ensure that their financial and other software systems are capable of processing transactions and properly handling the existing currencies and the Euro. We are still assessing the impact that the introduction and use of the Euro will have on our internal systems. We will take corrective actions based on such assessment but we do not presently expect that introduction and use of the Euro will materially affect our foreign exchange and hedging activities or use of derivative instruments or will result in any material increase in our costs. While we will continue to evaluate the impact of the Euro introduction over time, based on currently available information, we do not believe that the introduction of the Euro will have a material adverse impact on our financial condition or overall trends in results of operations.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER AND THE EXCHANGE RATE

We are offering to acquire from Seagate Software stockholders all outstanding shares of Seagate Software common stock in exchange for shares of Seagate Technology common stock. If you hold options to purchase shares of Seagate Software common stock, you may exercise all or any portion of such options which are vested and participate in the Exchange Offer as a stockholder of Seagate Software.

If you hold options to purchase shares of Seagate Software common stock and you will become an employee of Newco, you may (a) participate in this Exchange Offer with respect to your vested options by exercising all or a portion of such vested options, (b) participate in the Newco option exchange offer with respect to your vested as well as unvested options, (c) participate in both exchange offers, or (d) you may choose not to participate in either exchange offer.

If you choose to not participate in this Exchange Offer and you are a stockholder, you will continue to hold shares of Seagate Software common stock. If you hold options to purchase Seagate Software common stock that are unvested, or if you choose not to exercise your vested options and participate in the Exchange Offer, you will continue to hold options to purchase shares of Seagate Software common stock. However, if you are a Seagate Software employee who will become a Newco employee, you may exchange your Seagate Software options for Newco stock options.

If you are a Seagate Software employee who will become a Newco employee who elects not to participate in either this Exchange Offer or the Newco option exchange offer, then you will continue to hold your options for Seagate Software common stock until you leave your employment with Seagate Software, at which time, the unvested portion of your stock options will be canceled. In addition, you will have only 30 days after you leave the employment of Seagate Software to exercise the vested portion of your stock options or else they will be also canceled.

As you know, no public market for shares of Seagate Software common stock currently exists. Following the Exchange Offer, Seagate Software may, from time to time, evaluate various alternative means of liquidity (such as a public offering or a sale of Seagate Software) for shares of its common stock. In the event of any such liquidity event, the value of your shares of Seagate Software may be greater or less than the value of such shares in this Exchange Offer.

NEITHER THE SEAGATE TECHNOLOGY BOARD OF DIRECTORS NOR THE SEAGATE SOFTWARE BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SEAGATE SOFTWARE STOCKHOLDER AS TO WHETHER TO TENDER ANY OR ALL SEAGATE SOFTWARE SHARES. EACH SEAGATE SOFTWARE STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER ANY OR ALL SEAGATE SOFTWARE SHARES.

If you accept the Exchange Offer, you will receive that number of shares of Seagate Technology common stock calculated by multiplying the number of shares of Seagate Software common stock that you tender by the Exchange Rate, as described below.

The Exchange Rate equals the number obtained by dividing (A) the Seagate Software Price by (B) the Seagate Technology Price.

The Seagate Software Price means the amount obtained by dividing (A) the NSMG Price, plus an amount reflecting the value of the IMG business to be determined by Seagate Software's Board of Directors prior to the Expiration Date, plus an amount equal to the proceeds from the assumed exercise of all outstanding Seagate Software stock options by (B) the total number of shares of Seagate Software common stock and options to purchase shares of Seagate Software common stock as of the end of the third business day prior to the close of the Veritas Transaction. The amount reflecting the value of IMG will not be determined by the Board of Directors of Seagate Software until three days prior to the closing of the Veritas Transaction. The NSMG Price will be determined based on the value of the shares of common stock of Newco that will be issued to Seagate Software and certain Seagate Software optionees in exchange for the contribution of the NSMG business in the Veritas Transaction. For this purpose, the Newco common stock will be valued at the average closing price of Veritas on the Nasdaq National Market System for the five trading days ending three business days prior to the effective time of the Veritas Transaction.

The Seagate Technology Price means the average closing price of a Seagate Technology share of common stock on the New York Stock Exchange for the five trading days ending three business days prior to the effective time of the Veritas Transaction.

In our exchange, we will not issue any fractional shares to you. Instead, the number of shares you receive in this Exchange Offer will be rounded down to the nearest whole number of shares.

On      , 199 , the last sales price of Seagate Technology common stock was
$ , as reported on the New York Stock Exchange. The Seagate Software common stock has no established public trading market.

BACKGROUND AND REASONS FOR THE EXCHANGE OFFER

The boards of directors of Veritas, Seagate Technology and Seagate Software have agreed to combine the NSMG business of Seagate Software with the business of Veritas. Pursuant to the Veritas Agreement, Seagate Software will contribute the NSMG business to a newly-formed corporation, Newco. Seagate Software together with the optionees of Seagate Software who become employees of Newco will own approximately 40% of the fully-diluted equity securities of Newco. Veritas stockholders, option holders and holders of convertible debt will convert their Veritas securities on a one-for-one basis for Newco securities and will receive approximately 60% of Newco. These transactions are referred to as the "Veritas Transaction." The Veritas Transaction contemplates that Newco common stock will be publicly traded. As a result, employees of Seagate Software who will become Newco employees and who exchange their Seagate Software options for Newco options will have the ability to sell their shares in a public market. We wish to provide a similar opportunity for all Seagate Software stockholders and holders of vested options, including the significant number of such persons who will not transfer to Newco and be eligible for the Newco option exchange offer.

THE EXPIRATION DATE

The Exchange Offer will expire on the Expiration Date, which is 12:00 midnight,
New York City time, on      , 1999, unless we extend this time. If we extend
this time, we will publicly
announce the extension as soon as practicable after we make the extension. We will make the public announcement no later than 9:00 a.m. Eastern time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make a public announcement, we will not have any obligation to publish or communicate any such public announcement other than by making a release to the Dow Jones News Service.

CONDITIONS TO THE EXCHANGE OFFER

The exchange will not occur unless certain conditions are satisfied prior to the Expiration Date. These conditions are as follows:

 . the Registration Statement relating to the shares to be issued in the exchange shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop-order or proceedings seeking a stop-order;

 . any applicable waiting periods for the Exchange Offer shall have expired or been terminated and no decree, ruling, temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the exchange shall have been issued by any federal or state court or governmental agency which remains in effect; and

 . the Veritas Transaction shall have closed. The conditions to the closing of the Veritas Transaction are described in the Veritas Agreement and the Veritas Management Information Circular/Joint Proxy Statement/Prospectus. These conditions include, but are not limited to, the following:

  - the principal terms of the Veritas Agreement and the Veritas Transaction shall have been approved and adopted by a majority of the Veritas stockholders and a majority of the Seagate Software stockholders;

  - the Registration Statement relating to the shares to be issued by Newco in the Veritas Transaction shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop-order or proceedings seeking a stop-order and the Veritas Management Information Circular/Joint Proxy Statement/Prospectus shall at the effective time of the Veritas Transaction not be subject to any proceedings commenced or overtly threatened by the SEC; and

  - any applicable waiting periods for the Veritas Transaction shall have expired or been terminated and no decree, ruling, temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Veritas Transaction shall have been issued by any federal or state court or governmental agency which remains in effect.

TERMINATION OF THE EXCHANGE OFFER

Seagate Technology reserves the right, in our sole discretion to terminate our Exchange Offer and not accept for exchange any tendered Seagate Software shares not already accepted for exchange or exchanged.

If the Exchange Offer is terminated without our acceptance of any tendered shares of Seagate Software common stock, we will return promptly all such shares tendered to the appropriate Seagate Software stockholders.

EXCHANGE OF SHARES AND CERTIFICATES

If you deliver a properly completed and executed letter of transmittal, which you received along with this Offering Circular/Prospectus (a "Letter of Transmittal"), and stock certificates representing your shares of Seagate Software common stock prior to the Expiration Date to the Exchange Agent at its address, then you will have accepted the Exchange Offer as to the number of shares reflected on the stock certificates delivered by you. If you hold vested options to purchase shares of Seagate Software common stock and you elect to exercise such options and participate in the Exchange Offer, you should review the Letter of Transmittal for instructions on tendering the shares that you receive upon exercise of your options.

You must choose how to deliver the Letter of Transmittal, stock certificates, and other necessary documents to the Exchange Agent and you bear the risk of how you make this delivery. We recommend that you use an overnight or hand delivery service rather than a mail service. In all cases, you should allow sufficient time to assure timely delivery. You should send your Letter of Transmittal, stock certificates, and other necessary documents to the Exchange Agent at the address provided in this Offering Circular/Prospectus and the Letter of Transmittal.

If you want us to issue the stock certificates representing your Seagate Technology common stock in a name other than the name in which your stock certificates are registered, you must properly endorse or otherwise place in proper form for transfer the stock certificates you are surrendering.

If the Letter of Transmittal is signed by a person other than the registered holder of any Seagate Software common stock listed therein, the stock certificates reflecting ownership of such Seagate Software common stock must be endorsed or accompanied by appropriate stock powers that authorize the person to tender the Seagate Software common stock on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on these stock certificates.

If the Letter of Transmittal, any stock certificates representing Seagate Software common stock tendered, or any stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation, or others acting in a fiduciary or representative capacity, these persons should so indicate when signing and, unless waived by us, submit with the Letter of Transmittal evidence satisfactory to us of their authority to so act.

After the Expiration Date, the Exchange Agent will send us written notice of the amount of outstanding Seagate Software common stock validly tendered in the Exchange. Promptly after we receive this notice, if all the conditions under the Veritas Agreement or described in this Offering Circular/Prospectus are satisfied or waived, then we will exchange each validly tendered share of Seagate Software common stock for shares of Seagate Technology common stock based on the Exchange Rate. We then will deliver by registered mail stock certificates representing the appropriate number of shares of Seagate Technology common stock to the appropriate stockholders. For information regarding fractional shares, see "--Fractional Shares." (page )

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered shares of Seagate Software common stock will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all shares of Seagate Software common stock not properly tendered or any shares of Seagate Software common stock our acceptance of which would, in the opinion of our counsel, be unlawful. We reserve the absolute right to waive any irregularities or conditions of tenders as to particular shares of Seagate Software common stock. Unless waived by us, any defects or irregularities in connection with tenders of shares of Seagate Software common stock must be cured within the time we determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of shares of Seagate Software common stock nor shall any of them incur any liability for failure to give any notification. Tenders of shares of Seagate Software common stock will not be deemed to have been made until such defects or irregularities have been cured or waived. As soon as practicable following the Expiration Date, the Exchange Agent will return without cost any stock certificates representing Seagate Software common stock that were not properly tendered and as to which defects or irregularities have not been cured or waived to the tendering holder of these stock certificates, unless otherwise provided in the Letter of Transmittal.

If any of the stock certificates representing your Seagate Software common stock have been mutilated, lost, stolen or destroyed, you should contact the Exchange Agent at the address below for further instruction.

EXCHANGE AGENT FOR SHARES AND CERTIFICATES

Harris Trust Company of New York is the Exchange Agent for our Exchange Offer. If you have any questions or requests for additional copies of this Offering Circular/Prospectus, please direct them to the Exchange Agent as follows:

  By mail:                                Overnight, courier or hand delivery:
  Harris Trust Company of New York        Harris Trust Company of New York
  Wall Street Station                     88 Pine Street, 19th Floor
  P.O. Box 1010                           New York, NY 10005
  New York, NY 10268-1010

  By facsimile transmission:
  (212) 701-7636

  For confirmation by telephone:
  (212) 701-7694

SHARES SUBJECT TO REPURCHASE

If any of the Seagate Software common stock shares that you surrender pursuant to our Exchange Offer are subject to a right of repurchase in favor of Seagate Software, such shares will be processed in the following manner:

You will receive Seagate Technology common stock in the same pro-rata percentage (vested versus unvested) as your surrendered Seagate Software common stock shares. For example, if 50% of the Seagate Software common stock shares you surrender in the exchange are subject to repurchase by Seagate Software at the Expiration Date, then 50% of the Seagate Technology common stock shares issued to you will remain subject to repurchase by Seagate Software. Such repurchase right shall lapse at a rate of 1/48 per month retroactive to the issuance date of such shares.

You will receive a Seagate Technology common stock certificate from the transfer agent that represents the vested portion of your Seagate Technology common stock shares. The shares subject to a right of repurchase will be held by Seagate Software until such time as they are no longer subject to a right of repurchase, at which time Seagate Software will release such shares to you.

FRACTIONAL SHARES

We will not issue any fractional shares to you in the exchange. Instead, the number of shares you receive in this Exchange Offer will be rounded down to the nearest whole number of shares.

FEES AND EXPENSES

Seagate Technology will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

TRANSFER TAXES

Holders who tender their Seagate Software shares for exchange will not be obligated to pay any transfer tax in connection therewith.

APPRAISAL RIGHTS

Holders of Seagate Software shares will not have dissenters' rights or appraisal rights in connection with the Exchange Offer.

PROXIES

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

WITHDRAWAL RIGHTS

Once you have tendered your Seagate Software common stock, your tender is irrevocable and you cannot withdraw your shares, except that your Seagate Software shares tendered in our exchange may be withdrawn at any time prior to the Expiration Date if we have not accepted such shares. If the exchange is terminated without our acceptance of any tendered shares of Seagate Software common stock, we will return promptly all shares tendered to the appropriate Seagate Software stockholders. See "--Termination of the Exchange Offer."

REGULATORY APPROVALS REQUIRED

Seagate Technology is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Seagate Software common stock as contemplated in the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for Seagate Technology's acquisition or ownership of Seagate Software common stock as contemplated by the Exchange Offer. Should any such approval or other action be required, Seagate
Technology currently contemplates that it will seek such approval or other action. Without limitation to any other approval that may be required to the extent that the acquisition of Seagate Technology common stock by any holder(s) of Seagate Software common stock, pursuant to the Exchange Offer, results in the requirement of Seagate Technology and such holder(s) to file Notification and Report Forms ("Notifications") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with the Federal Trade Commission and the Antitrust Division of the Department of Justice, Seagate Technology and such holder(s) will file the required Notifications. We do not currently anticipate that any HSR filings will be required with respect to the Exchange Offer. With respect to any such holder(s) of Seagate Software common stock, the exchange could not occur until the waiting period(s) under the HSR Act had expired or been granted early termination; until such time, Seagate Technology would have no obligation under the Exchange Offer, with respect to such holder(s), to accept for payment and pay for Seagate Software common stock. Seagate Technology cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Seagate Software common stock tendered pursuant to the Exchange Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Seagate Technology's business. Seagate Technology's obligations under the Exchange Offer to accept for payment and pay for Seagate Software common stock are subject to certain conditions. See "Conditions to the Exchange Offer."

MATERIAL INCOME TAX CONSIDERATIONS OF EXCHANGE OF SHARES

The following discussion addresses the material income tax considerations of the Exchange Offer that are generally applicable to holders of vested shares of Seagate Software common stock exchanging their Seagate Software common stock for Seagate Technology common stock. Stockholders of Seagate Software should be aware that the following discussion does not address all income tax considerations that may be relevant to particular Seagate Software stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, or (except as described below) who acquired their Seagate Software common stock in compensatory transactions. In addition, the following discussion does not address the tax consequences of any transactions effectuated prior to or after the Exchange Offer (whether or not such transactions are in connection with the Exchange Offer) except, to the extent discussed below, the exercise of vested options or vested rights to purchase Seagate Software common stock in anticipation of the exchange. Furthermore, the following discussion does not address the tax consequences of the Exchange Offer under the tax laws of countries other than the national income and capital gains tax regimes of the United States, Canada and the U.K., as set forth below. ACCORDINGLY, SEAGATE SOFTWARE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE EXCHANGE, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL, CANADIAN (FEDERAL AND PROVINCIAL), U.K. AND OTHER FOREIGN TAX CONSEQUENCES TO THEM OF THE EXCHANGE.

MATERIAL U.S. INCOME TAX CONSEQUENCES OF EXCHANGE OF SHARES

The following discussion is based on the U.S. Internal Revenue Code (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the transactions taken in connection with the Exchange Offer.

The exchange is intended to qualify as a reorganization under Section 368(a) of the Code (a "Reorganization"). In the event the exchange so qualifies, subject to the limitations and qualifications referred to herein:

(a) No gain or loss will be recognized by the holders of Seagate Software common stock upon the receipt of Seagate Technology common stock solely in exchange for such Seagate Software common stock in the Exchange Offer;

(b) The aggregate tax basis of the Seagate Technology common stock so received by the stockholders of Seagate Software in the exchange will be the same as the aggregate tax basis of the Seagate Software common stock surrendered in exchange therefor;

(c) The holding period of the Seagate Technology common stock so received by each stockholder of Seagate Software in the exchange will include the period for which the Seagate Software common stock surrendered in exchange therefor was considered to be held, provided that the Seagate Software common stock so surrendered is held as a capital asset on the date of the exchange; and

(d) Neither Seagate Technology, nor Seagate Software will recognize gain or loss solely as a result of the exchange.

Neither Seagate Technology nor Seagate Software has requested a ruling from the IRS in connection with the exchange. Seagate Technology and Seagate Software have received an opinion from Ernst & Young LLP (the "U.S. Tax Opinion"), to the effect that, for U.S. federal income tax purposes, the exchange should constitute a reorganization within the meaning of Section 368(a) of the Code. The U.S. Tax Opinion neither binds the IRS nor precludes the IRS from adopting a contrary position. The U.S. Tax Opinion is subject to certain assumptions and qualifications and is based in part on the truth and accuracy of certain representations of Seagate Technology and Seagate Software. Of particular importance is the representation and assumption to the effect that no consideration other than Seagate Technology stock is being issued as consideration for the Seagate Software shares in the exchange.

A successful IRS challenge to the Reorganization status of the exchange would result in a Seagate Software stockholder recognizing gain or loss with respect to each share of Seagate Software common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the date of the exchange, of the Seagate Technology common stock received in exchange therefor. In such event, a Seagate Software stockholder's aggregate basis in the Seagate Technology common stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the exchange.

Even if the exchange qualifies as a Reorganization, a recipient of shares of Seagate Technology common stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Seagate Software common stock). All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that a Seagate Software stockholder was treated as receiving (directly or indirectly) consideration other than Seagate Technology common stock in exchange for the Seagate Software common stock.

SEAGATE SOFTWARE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES OF EXCHANGE OF SHARES

The following discussion addresses the material Canadian income tax considerations that are generally applicable to Canadian resident holders of Seagate Software common stock exchanging their Seagate Software common stock for Seagate Technology common stock. Stockholders of Seagate Software should be aware that the following discussion does not deal with all Canadian income tax considerations that may be relevant to particular Seagate Software stockholders in light of their particular circumstances.

The following discussion is based the Canadian income tax laws as of the date hereof. Revenue Canada or an applicable Canadian provincial taxing authority is not precluded from successfully adopting a contrary position. In addition, there is no assurance that future legislative, judicial or administrative changes or interpretations will not affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences to stockholders of Seagate Software participating in the Exchange Offer.

The Exchange Offer will be a taxable transaction for a Seagate Software stockholder resident in Canada. Any Canadian resident holder of shares of Seagate Software common stock would be considered to have disposed of the holder's shares of Seagate Software common stock for proceeds (expressed in Canadian dollars) determined at the time of the Exchange Offer equal to the fair market value of the shares of Seagate Technology common stock received. A gain or loss (being the difference expressed in Canadian dollars between the proceeds and the tax basis of the shares of Seagate Software common stock exchanged) may be realized on this disposition. Where the shares of Seagate Software common stock are capital property to the holder, any such gain or loss would be a capital gain or capital loss.

The tax basis of the shares of Seagate Technology common stock received in the Exchange Offer will be equal to the fair market value (expressed in Canadian dollars) of those shares determined at the time of the Exchange Offer.

SEAGATE SOFTWARE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES.

MATERIAL U.K. INCOME TAX CONSEQUENCES OF EXCHANGE OF SHARES

The following is a discussion of the material United Kingdom ("U.K.") tax considerations of the U.K. resident holders of Seagate Software common stock exchanging their Seagate Software common stock for Seagate Technology common stock. The discussion relates only to U.K. resident holders of stock in Seagate Software and is confined to their U.K. tax position.

Stockholders of Seagate Software should be aware that the following discussion does not deal with all U.K. tax considerations that may be relevant to particular U.K. resident Seagate Software stockholders in light of their particular circumstances.

The following discussion is based on our best judgement regarding the application of U.K. taxation legislation. The views expressed are not binding on the Courts and there is no assurance that the Inland Revenue will not seek to assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. These could be on either a prospective or retroactive basis. We undertake no responsibility to advise you of any new developments in the application or interpretation of the U.K. taxation laws.

Neither Seagate Technology nor Seagate Software has requested advance confirmation from the Inland Revenue that the Inland Revenue is satisfied that the provisions of Section 135 will apply to the proposed exchange. Seagate Technology and Seagate Software have received an opinion from The United Kingdom firm of Ernst & Young a member of Ernst & Young International (the "U.K. Tax Opinion"), to the effect that, for U.K. tax purposes, the proposed transaction will fall within the rules applicable to reorganizations.

The U.K. Tax Opinion does not bind the Inland Revenue nor preclude the Inland Revenue from adopting a contrary position. The U.K. Tax Opinion, subject to certain assumptions and qualifications, is based in part on the truth and accuracy of certain representations of Seagate Technology and Seagate Software.

Capital Gains Tax. The Exchange Offer will fall within the U.K. tax laws for reorganizations with the result that:

1. No gain or loss will be recognized by the holders of Seagate Software common stock upon receipt of Seagate Technology common stock solely in exchange for such Seagate Software common stock in the exchange.

2. The aggregate tax basis of the Seagate Technology common stock so received by the stock holders of Seagate Software in the exchange will be the same as the aggregate tax basis of the Seagate Software common stock surrendered in exchange therefor.

3. The holding period of the Seagate Technology common stock so received by each stockholder of Seagate Software in the exchange will include the period for which the Seagate Software common stock surrendered in exchange therefor was considered to be held as a capital asset on the date of the exchange.

Income Tax. The U.K. Tax Opinion concludes that the Exchange Offer constitutes a company reorganization, in which case, no income tax charge should arise on the Exchange Offer.

SEAGATE SOFTWARE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES.

MATERIAL TAX CONSEQUENCES TO OPTIONEES

The following discussion addresses the material tax consequences to holders of Seagate Software options who exercise their options in connection with the Exchange Offer. The discussion is based on interpretations of the existing authorities. The applicable taxing authorities are not precluded from successfully adopting a contrary position to that described herein. In addition, there is no assurance that future legislative, judicial, or administrative changes or interpretations, will not affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences to holders of Seagate Software options who exercise their options.

ALL OPTION HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS PRIOR TO THE EXERCISE OF ANY OPTIONS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES.

U.S. Consequences. You will not recognize taxable income upon the exercise of an incentive stock option ("ISO"). However, the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise will be alternative minimum taxable income and may subject you to the alternative minimum tax ("AMT") under Section 55 of the Code.

Assuming the U.S. Tax Opinion described above to the effect that the Exchange Offer constitutes a reorganization is accurate, the Exchange Offer will not trigger the tax consequences described in this and the next paragraph. If you sell or otherwise dispose of the Seagate Technology common stock issued to you pursuant to the Exchange Offer more than two years after the date of grant of the related ISO and more than one year after the exercise of such ISO, then upon such a sale or other disposition, any amount realized in excess of the option exercise price will generally be treated as a long-term capital gain and any loss sustained will be treated as a long-term capital loss.

If Seagate Technology shares issued in exchange for Seagate Software shares received upon the exercise of an ISO are disposed of before the expiration of either holding period described above, generally, you will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares. Any further gain or loss realized by you will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by Seagate Software.

With respect to the exercise of a Nonstatutory Stock Option ("NSO"), you will recognize ordinary income in an amount equal to the difference between the option exercise price you pay for the shares and the fair market value of the shares on the date of exercise. Your basis will be the fair market value of such shares. Upon a taxable disposition of the Seagate Technology shares, any gain or loss is generally treated as capital gain or loss. As described above, the Exchange Offer will not be considered a disposition of the shares that will trigger any tax (assuming once again the Exchange Offer constitutes a reorganization). If you were an employee at the time of grant, any income recognized upon exercise of your NSO will constitute wages for which Seagate Software will be required to withhold.

Canadian Consequences. A Canadian resident employee of Seagate Software who by virtue of his or her employment with Seagate Software obtained a stock option to acquire Seagate Software common stock and who exercises such vested option is generally required to include in his or her employment income the value of the Seagate Software common stock so acquired (determined at the time of exercise) less the amount paid or to be paid by the employee to acquire those shares. As a result of the exercise, the tax basis of the shares so acquired is adjusted to equal the fair market value of the shares at the time of exercise. Where the employee also owns other Seagate Software common stock, the tax basis per share of the Seagate Software common stock is calculated as the total tax basis of all shares of Seagate Software common stock owned by the employee divided by the total number of such shares owned. Seagate Software will collect from you and remit your social security contributions on the income recognized and may have to withhold and remit tax in respect of the employment benefit on the income recognized.

U.K. Consequences.

Options Obtained By Reason Of Employment. Where the option holder acquired the options as a director or employee, he will be liable for U.K. income tax on an amount equal to the excess of the market value (on the date of exercise of the options) of the Seagate Software shares acquired as a result of the exercise of the option, over the amount paid to exercise the option. The amount that is subject to income tax is added to the cost of the shares acquired upon exercise for purposes of computing the U.K. capital gains tax, if any, on the subsequent sale of the shares.

Any further gain arising on the subsequent sale of the shares will make the option holder liable for U.K. capital gains tax.

Options Not Obtained By Reason Of Employment. Where the option holder did not acquire the options as a director or employee, the exercise of the options will not result in either a U.K. income tax or U.K. capital gains tax liability.

Any gain (excess of sale proceeds over the exercise price) arising on the subsequent sale of the shares will make the option holder liable for U.K. capital gains tax.

ACCOUNTING TREATMENT

The exchange of Seagate Technology shares for Seagate Software shares held for more than six months and not subject to a right of repurchase in favor of Seagate Software will be accounted for as a purchase of minority interest of Seagate Software and, accordingly, the acquired assets and liabilities, including goodwill and other intangibles, pertaining to the acquired minority interest in Seagate Software will be recorded at their estimated fair values. Any amount related to in-process research and development will be written off in the period of acquisition.

Seagate Technology shares exchanged for Seagate Software shares acquired through the exercise of employee stock options and held for less than six months or Seagate Software shares subject to a right of repurchase in favor of Seagate Software will result in compensation expense equal to the difference between the price paid by the holder of the shares and the value of the Seagate Technology shares at the date of the exchange. The compensation expense will be recognized immediately, or, if there is vesting, over the vesting period, of the Seagate Technology shares issued.

The pro forma financial statements of Seagate Technology and Seagate Software also include the impact of the Veritas Transaction and the TeleBackup Purchase by Newco. See Seagate Technology--Unaudited Pro Forma Condensed Financial Statements and Seagate Software--Unaudited Pro Forma Condensed Financial Statements.

                DESCRIPTION OF SEAGATE TECHNOLOGY CAPITAL STOCK

The authorized capital stock of Seagate Technology consists of 600,000,000 shares of Seagate Technology common stock, $.01 par value, and 1,000,000 shares of Seagate Technology preferred stock, $.01 par value.

As of October 2, 1998, there were 245,250,840 shares of Seagate Technology common stock outstanding held of record by 7,483 registered stockholders. Subject to preferences that may be applicable to any outstanding Seagate Technology preferred stock, holders of Seagate Technology common stock are entitled to receive ratably such dividends as may be declared by the Seagate Technology Board of Directors out of funds legally available therefor. Seagate Technology has not paid any cash dividends on the Seagate Technology common stock. Each holder of Seagate Technology common stock is entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, except that upon giving notice required by law, stockholders may cumulate their votes in the election of directors. In the event of a liquidation, dissolution or winding up of Seagate Technology, holders of Seagate Technology common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Seagate Technology preferred stock. Holders of Seagate Technology common stock have no preemptive rights and have no rights to convert their Seagate Technology common stock into any other securities and there are no redemption provisions with respect to such shares. The transfer agent and registrar for the Seagate Technology common stock is Harris Trust Company of California.

As of October 2, 1998, there were no shares of Seagate Technology preferred stock outstanding. The Seagate Technology preferred stock may be issued from time to time in one or more series. The Seagate Technology board has authority to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations and restrictions thereon and to increase or decrease the number of shares of such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. Seagate Technology has no present plans to issue any shares of Seagate Technology preferred stock.

                        COMPARISON OF STOCKHOLDER RIGHTS

In the event that the Exchange Offer is consummated, Seagate Software's stockholders whose shares of Seagate Software common stock are tendered pursuant to the Exchange Offer will become Seagate Technology stockholders. Their rights will be governed by the Seagate Technology Certificate of Incorporation, the Seagate Technology Bylaws and the laws of the State of Delaware.

Certain differences between the rights of Seagate Software stockholders and Seagate Technology stockholders are set forth below. As both Seagate Software and Seagate Technology are organized under the laws of Delaware, these differences primarily arise from various provisions of the Seagate Technology Certificate of Incorporation, the Seagate Technology Bylaws, the Seagate Software Certificate of Incorporation and the Bylaws of Seagate Software. This summary contains a description of the material differences in stockholder rights, but is not meant to be relied upon as an exhaustive list or detailed description of the provisions discussed herein and is qualified in its entirety by reference to the laws of the State of Delaware, the Seagate Technology Certificate of Incorporation, the Seagate Technology Bylaws, the Seagate Software Certificate of Incorporation, and the Seagate Software Bylaws.

STOCKHOLDER MEETINGS

The Seagate Technology Bylaws provide that Seagate Technology stockholders holding shares representing not less than 10% of the outstanding votes entitled to vote at a stockholders' meeting may call a special meeting of stockholders. Any stockholder request for a special meeting of stockholders must be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and must be delivered to the chairman of the board, president, any vice president or secretary of Seagate Technology. Under the Seagate Software Bylaws, Seagate Software's stockholders may call a special meeting of stockholders, provided that one or more of the stockholders calling for the special meeting, in the aggregate, hold not less than a majority of the shares entitled to vote at such meeting.

DIRECTOR NOMINATIONS

The Seagate Technology Bylaws currently provide for a seven member board of directors. Directors are elected at each annual meeting of stockholders to hold office until the next annual meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal. The Seagate Software Bylaws provide that the number of directors shall be five, which number may be changed by a Bylaw or Certificate of Incorporation amendment duly adopted by the Seagate Software board or by the stockholders of Seagate Software. The Seagate Software board currently consists of four directors.

INDEMNIFICATION

The Seagate Technology Certificate of Incorporation and the Seagate Software Certificate of Incorporation provide that directors will not be personally liable to their respective companies or stockholders for monetary damages for breach of their fiduciary duty as directors and shall be indemnified to the fullest extent authorized by Delaware law. The Seagate Technology Bylaws provide that directors, officers and certain other persons will be indemnified with respect to third-party actions or suits, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Seagate Technology. The Seagate Technology Bylaws further provide that directors, officers and certain other persons will be indemnified with respect to actions or suits by or in the right of Seagate Technology, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Seagate Technology; except that no indemnification shall be made in the event that such person shall be adjudged to be liable to Seagate Technology, unless a court determines that indemnification is fair and reasonable in view of all the circumstances. The Seagate Technology Bylaws and the Seagate Software Certificate of Incorporation require Seagate Technology and Seagate Software, respectively, to pay all expenses incurred by a director or officer in defending any proceeding within the scope of the indemnification provisions as such expenses are incurred in advance of its final disposition, subject to repayment if it is ultimately determined that such party was not entitled to indemnity by Seagate Technology and Seagate Software, respectively. The Seagate Software Bylaws provide that Seagate Software shall indemnify its officers and directors to the fullest extent authorized by Delaware law and may elect to indemnify its employees and agents to the fullest extent authorized by Delaware law.

                      INFORMATION ABOUT SEAGATE TECHNOLOGY

Certain statements in this Offering Circular/Prospectus are forward-looking statements based on current expectations, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties are set forth under "Seagate Technology Risk Factors."

GENERAL

Seagate Technology operates in a single industry segment by designing, manufacturing and marketing products for storage, retrieval and management of data on computer and data communications systems. These products include disc drives and disc drive components, tape drives and software.

Seagate Technology designs, manufactures and markets a broad line of rigid magnetic disc drives for use in computer systems ranging from desktop personal computers to workstations and supercomputers as well as in multimedia applications such as digital video and video-on-demand. Our products currently include rigid disc drive models with form factors from 3.5 to 5.25 inches and capacities from 1 gigabyte ("GB") to 47 GB. In January 1998, we discontinued production of 2.5 inch disc drives for the mobile computer market due to intense competition resulting in a substantial loss of market share. However, we are continuing research and development in this area and intend to reenter this market at a future date. We sell our products to original equipment manufacturers ("OEMs") for inclusion in their computer systems or subsystems, and to distributors, resellers, dealers, system integrators and retailers. We have pursued a strategy of vertical integration and accordingly we design and manufacture rigid disc drive components including recording heads, discs, disc substrates, motors and custom integrated circuits. We also assemble certain of the key subassemblies for use in our products including printed circuit board and head stack assemblies. Seagate Technology products are currently manufactured primarily in the Far East with limited production in the United States. In addition to our core product line of rigid disc drives and related components, we have broadened our strategy to more fully address the markets for storage, retrieval and management of data.

In line with this broadened strategy, we have made the following investments:
In January 1993, we began investing in SanDisk Corporation ("SanDisk"), a flash memory company. In July 1994, we began investing in Dragon Systems, Inc., a developer of speech and language technology, including speech recognition software. In December 1994, we acquired Applied Magnetics Corporation's tape head subsidiary, a manufacturer of magnetic recording heads for tape drives. In February 1996, we added tape drives to its product line as a result of its merger with Conner Peripherals, Inc. ("Conner"). In June 1997, we began investing in Gadzoox Networks, Inc., a manufacturer of Fibre Channel based storage network connectivity products. In August 1997, we acquired Quinta Corporation ("Quinta"), a developer of optically assisted Winchester disc drives. We anticipate that our broadened strategy may include additional acquisitions of, investments in and strategic alliances with complementary businesses, products and technologies to enable lower cost per megabyte, faster time to market, increased capacity, and better performance characteristics for our products. Our strategy includes acquiring companies that possess technology and development personnel which provide long-term growth potential to our business. In addition, following the closing of the Veritas

Transaction, those optionees of Seagate Software who will become employees of Newco and Seagate Technology through its Seagate Software subsidiary will own an approximately 40% interest on a fully-diluted basis of Newco (a new entity that will own Veritas and Seagate Software's NSMG business).

Seagate Technology's executive offices are located at 920 Disc Drive, Scotts Valley, California, 95066, and its telephone number is (831) 438-6550.

STOCK AND DIVIDEND INFORMATION

Seagate Technology's common stock trades on the New York Stock Exchange under the symbol "SEG." The price range per share, reflected in the table below, is the highest and lowest sale prices for Seagate Technology's common stock as reported by the New York Stock Exchange during each quarter since the Company's fiscal year 1997. Seagate Technology's present policy is to retain its earnings to finance future growth. Seagate Technology has never paid cash dividends and has no present intention to pay cash dividends. At October 2, 1998, there were 7,483 stockholders of record of Seagate Technology's common stock.

                                                                 HIGH     LOW
                                                               -------- --------
1997:
First Quarter................................................. $29 5/16 $18 1/16
Second Quarter................................................  42 3/4    25 7/8
Third Quarter.................................................  56 1/4    37 3/8
Fourth Quarter................................................  54 1/4    32 1/2
1998:
First Quarter................................................. $45 3/4  $ 34 1/8
Second Quarter................................................  40 5/8   18 7/16
Third Quarter.................................................  27 3/16   17 3/4
Fourth Quarter................................................  29 5/8   19 7/16
1999:
First Quarter.................................................

On      , 199 , the last sales price of Seagate Technology common stock, as
reported by the New York Stock Exchange, was $   per share.

You should obtain current market quotations for Seagate Technology common stock. In recent months, the market price of Seagate Technology common stock has fluctuated substantially due to volatility in the market place. The market price of Seagate Technology common stock will fluctuate between the date of this Offering Circular/Prospectus and the closing date thereafter. We can give you no assurances concerning the market price of Seagate Technology common stock before or after the date on which the Exchange Offer is consummated.

    INFORMATION ABOUT SEAGATE SOFTWARE AND THE INFORMATION MANAGEMENT GROUP

Certain statements in this Offering Circular/Prospectus are forward-looking statements based on current expectations, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties are set forth under "Factors Affecting Future Operating Results."

GENERAL

Seagate Software develops and markets software products and provides related services enabling business users and IT professionals to store, access and manage enterprise information. Seagate Software is currently comprised of two operating groups, IMG and NSMG. Each operating group provides products in distinct segments of the Enterprise Information Management ("EIM") market. NSMG offers network and storage management software solutions, which focus on the availability component of EIM by enabling IT professionals to manage distributed network resources and to secure and protect enterprise data. NSMG's products include features such as system backup, disaster recovery, migration, replication, automated client protection, storage resource management, scheduling, event correlation and desktop management. NSMG will be contributed to Newco in the Veritas Transaction.

IMG offers business intelligence software solutions featuring the delivery and analysis components of EIM. IMG's products include features such as query and reporting, automated report scheduling and distribution, information delivery across the World Wide Web, on-line analytical processing, forecasting, statistical analysis, discovery and data mining. After the closing of the Veritas Transaction, Seagate Software will continue to operate its IMG business. In fiscal 1998, IMG's revenue represented approximately 40% of Seagate Software's total revenue.

Headquartered in Scotts Valley, California, Seagate Software currently has over 40 offices and operations in 17 countries worldwide. After the Veritas Transaction, Seagate Software will have 31 offices and operations in 16 countries. Seagate Software is a majority-owned and consolidated subsidiary of Seagate Technology.

PRODUCTS

Following the Veritas Transaction, IMG will continue to offer a breadth of business intelligence software products featuring EIM functionality:

 . Seagate Crystal Reports for Microsoft BackOffice(TM)--Generates a set of top-requested reports to ease systems administration functions for the Microsoft BackOffice family of products.

 . Seagate Crystal Info(TM)--Provides decision-makers with shared access to reporting and analysis capabilities, so users get fast access to business information without having to interact with the database. Whether using a Web browser or Windows, users can schedule, view and analyze reports and multidimensional OLAP cubes in a secure environment. This product contains an enterprise-friendly multi-tier architecture to lower network traffic and increase user productivity.

 . Seagate Crystal Reports(TM)--Provides query and report writing functions for Windows. A developer and end-user tool, Seagate Crystal Reports allows users to access most types of PC and structured query language data and design a variety of reports and integrate them into database applications.

 . Seagate Holos(R)--Provides a flexible OLAP development environment for rapidly delivering a range of applications that focus on key business issues and accurately reflect business processes. These "business-aware" applications allow enterprises to harness and analyze the increasing volumes of data and guide users to the information to improve decision making.

IMG will also continue to offer network and storage management products by virtue of ongoing agreements with Newco.

IMG provides its software products to customers under non-exclusive, non-transferable license agreements (including shrink-wrap licenses for certain products). As is customary in the software industry, in order to protect its intellectual property rights, IMG does not sell or transfer title to its software products to customers. IMG enters into both object-code only and source-code licenses of its products. Under IMG's current standard end-user license agreement, licensed software may be used solely for the customers' internal operations and only at specified sites, which may be comprised of a stand-alone computer, a single network server with multiple terminals or multiple network servers with multiple terminals.

SALES AND MARKETING

IMG utilizes a direct sales force and certain indirect sales channels, such as distributors and OEM relationships, for sales of its selected products to end users. These distributors and OEMs may also sell other products that are complementary to or compete with those of IMG. IMG provides sales and marketing programs to encourage the sale of its products, but there can be no assurance that its distributors and OEMs will not place a higher priority on competing products. Agreements with its distributors and OEMs are generally non-exclusive and may be terminated by either party without cause.

IMG generally markets its products domestically and overseas through a network of Seagate Software subsidiaries. These subsidiaries utilize authorized distributors and direct sales forces. IMG adapts certain products for foreign markets, including translation and documentation, and IMG prepares marketing and sales support programs accordingly. IMG has organized its sales management into geographical regions to increase the effectiveness of its sales efforts. Each region has offices established in cities and countries near its largest existing or prospective partners and customers.

IMG's marketing efforts are designed to increase awareness and consideration of, and to generate leads for, its products. Marketing activities include print advertising in trade and technical publications, on-line advertising on the World Wide Web, cooperative marketing with distributors and resellers, participation in seminars and tradeshows, mailings to end users and other public relations efforts. IMG's marketing groups produce or oversee the production of substantially all of the on-line and print product literature, brochures, advertising and similar marketing and promotional material.

Revenue from one third-party customer, Ingram Micro, accounted for 12.2%, 8.7%, 13.9% and 10.1% of IMG's total revenues in fiscal 1996, 1997 and 1998 and the quarter ended October 2, 1998, respectively. Indirect revenues, which include sales to distributors and OEMs, were 60.2%, 32.2%, 40.1% and 34.3% of total revenues during fiscal 1996, 1997 and 1998 and the quarter ended October 2, 1998, respectively. Revenues outside of the Americas were 18.3%, 27.8%, and 34.1% of total revenues during fiscal 1996, 1997 and 1998, respectively.

During fiscal 1996, 1997 and 1998 and the quarter ended October 2, 1998, IMG generated export revenues from the United States of approximately $1.1 million, $3.4 million, $8.3 million and $2.6 million, respectively. IMG's revenues outside of the Americas were primarily denominated in the U.S. dollar, and accordingly IMG believes that its exposure to foreign currency fluctuations is not material and does not engage in foreign currency hedging programs.

TECHNICAL SUPPORT AND MAINTENANCE

IMG operates its own technical support groups. The technical support groups are located at various sites around the world, including the U.S., Canada and Europe, and provide pre-sale, installation and post-sale support to current users and potential customers evaluating IMG's products. Certain technical support groups also offer seven-day, 24-hour toll-free telephone services. IMG believes that effective technical support during product evaluation substantially contributes to product acceptance, and that post-sale support has been, and will continue to be, a substantial factor in maintaining customer satisfaction.

IMG offers maintenance programs for certain of its software products, which may consist of product enhancements, updated products and technical support. Generally, customers renew maintenance and support on an annual basis by paying a maintenance fee. Maintenance revenue implicit in new product sales and recurring maintenance charges are recognized ratably over the period the maintenance and support services are to be provided.

COMPETITION

The business intelligence software market in which IMG competes is comprised of numerous competitors and IMG expects competition to increase. IMG has recently experienced increased competition from additional entrants into its market, including companies that specialize in the development, marketing and support of business intelligence products. Many of IMG's current and prospective competitors have significantly greater financial, technical and marketing resources than IMG. In addition, many prospective customers may have the internal capability to implement business intelligence solutions.

The competitive factors affecting the market for IMG's software products include the following:

 . product functionality;
 . performance and reliability;
 . demonstrable cost effective benefits for users relative to cost;
 . price;
 . quality of customer support and user documentation;

 . ease of installation;
 . vendor reputation;
 . experience; and
 . financial stability.

IMG believes that it currently competes effectively with respect to these factors. IMG's ability to remain competitive will depend, to a great extent, upon its ongoing performance in the areas of product development and customer support. To be successful in the future, IMG must respond promptly and effectively to the challenges of technological change and its competitors' innovations by continually enhancing its own product offerings. Performance in these areas will, in turn, depend upon IMG's ability to attract and retain highly qualified technical personnel in a competitive market for experienced and talented software developers.

PATENTS AND INTELLECTUAL PROPERTY RIGHTS

Due to the rapidly changing nature of applicable technologies, IMG believes that the improvement of existing products, reliance upon trade secrets and unpatented proprietary know-how and development of new products are generally more important than patent protection. IMG has no United States or foreign patents, has one patent application pending in the United States, and has no foreign patent applications pending.

IMG's license agreements have restrictions in place to protect and defend its intellectual property. IMG realizes that although it has incorporated these restrictions, there is a possibility for unauthorized use of its software. In addition to relying on these contractual rights, IMG has an ongoing trademark registration program in which it registers certain of its product names, slogans, and logos in the United States and in some foreign countries.

EMPLOYEES

As of October 2, 1998, IMG employed 876 persons, and following the closing of the Veritas Transaction, expects to employ approximately 1,000 persons. IMG's success is highly dependent on its ability to attract and retain qualified employees. Competition for qualified employees is intense in the software industry. None of IMG's employees are represented by a labor union or are the subject of a collective bargaining agreement. IMG has never experienced a work stoppage and believes that its employee relations are good.

FACILITIES

Seagate Software's executive offices are located in Scotts Valley, California. Principal facilities are located in Florida, California, Canada and the United Kingdom. A major portion of Seagate Software's facilities are occupied under leases that expire at various times through 2006. The following is a summary of square footage that will continue to be leased by Seagate Software following the Veritas Transaction:

                                                                      SQUARE
LOCATION                                                               FEET
--------                                                              -------
NORTH AMERICA
 California
  Southern CA........................................................   2,556
  Northern CA........................................................   2,254
 Colorado............................................................   6,306(1)
 Mid-Continent.......................................................   7,886(2)
 Northeast USA.......................................................   9,140
 Southeast USA.......................................................   8,632
 Other Domestic......................................................     220
 Canada..............................................................  99,848(3)
                                                                      -------
  Total North America................................................ 136,842
EUROPE
 England.............................................................  30,776
 Germany.............................................................   3,594
 Other Europe........................................................   9,384
                                                                      -------
  Total Europe.......................................................  43,754
ASIA
 Australia...........................................................  12,180
 Singapore...........................................................   2,125
 Other Pacific Rim...................................................   5,675
  Total Asia.........................................................  19,980
                                                                      -------
Grand Total.......................................................... 200,576
                                                                      =======

--------
(1) Excludes approximately 11,608 square feet of space under construction.
(2) Excludes approximately 2,071 square feet of unoccupied space.
(3) Excludes approximately 40,196 square feet of unoccupied space.

LEGAL PROCEEDINGS

On November 10, 1997, Vedatech Corporation commenced an action in the High Court of Justice Chancery Division in the United Kingdom against Seagate Software Information Management Group Ltd. claiming breach of an oral agreement and infringement of a Vedatech U.K. copyright in the Japanese translation of one of Seagate Software's products (the "Complaint") and seeking monetary and injunctive relief. No specific damage amount has yet been claimed. Seagate Software has hired local counsel in the U.K., reviewed documents and conducted interviews. Seagate Software filed an initial response in the U.K. court on January 13, 1998 and is now in the discovery process. Seagate Software believes the Complaint has no merit and intends to vigorously defend the action. However, if an unfavorable outcome were to arise, there can be no assurance that such outcome would not have a material adverse effect on Seagate Software's liquidity, financial position or results of operations.

In addition to the foregoing, Seagate Software is engaged in legal actions arising in the ordinary course of its business and believes that the ultimate outcome of these actions will not have a material adverse effect on Seagate Software's financial position, liquidity, or results of operations.

MARKET FOR AND DIVIDENDS PAID ON SEAGATE SOFTWARE COMMON STOCK

There is no established public trading market for Seagate Software common stock. Seagate Software common stock is not listed on a national securities exchange and is not authorized for quotation on an interdealer quotation system. As of October 30, 1998, there were 272 holders of record of Seagate Software common stock. Seagate Software has never paid cash dividends and has no present intention to pay cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SEAGATE
SOFTWARE

The following table sets forth certain information regarding the beneficial ownership of Seagate Software's outstanding shares of common stock and Series A Preferred Stock on an as-converted basis (collectively with the common stock, the "Common Equivalent Shares") as of October 30, 1998 by (i) each person who is known to Seagate Software to be the beneficial owner of 5% or more of Seagate Software's outstanding Common Equivalent Shares, (ii) each of Seagate Software's executive officers named in the Seagate Software Summary Compensation Table, (iii) each of the Seagate Software's directors in office as of October 30, 1998, and (iv) all directors and executive officers as of October 30, 1998 as a group.

                                                         NUMBER OF  PERCENT OF
                                                           COMMON     COMMON
                                                         EQUIVALENT EQUIVALENT
   STOCKHOLDER                                             SHARES   SHARES(1)
   -----------                                           ---------- ----------
   Seagate Technology, Inc.(2).......................... 54,695,833    98.2%
    920 Disc Drive
    Scotts Valley, CA 95066
   Stephen J. Luczo(3).................................. 54,729,833    98.2
   Donald L. Waite(4)................................... 54,715,833    98.3
   Gary B. Filler(5).................................... 54,706,833    98.2
   Lawrence Perlman(6).................................. 54,706,833    98.2
   Ellen E. Chamberlain(7)..............................     32,000       *
   Terence R. Cunningham(8).............................    400,000       *
   Gregory B. Kerfoot(9)................................    120,000       *
   All directors and executive officers as a group (7
    persons)(10)........................................ 55,323,833    99.0

  --------
   *Less than one percent.

  (1) Applicable percentage ownership is based on 55,675,153 Common Equivalent Shares outstanding as of October 30, 1998 together with applicable options for such stockholder. Seagate Software's Series A Preferred Stock and Special Voting Stock is reflected on an as-converted basis assuming a 1:1 conversion. Beneficial ownership is determined in accordance with the rules of the SEC based on factors including voting and investment power with respect to shares subject to applicable community property laws. Common Equivalent Shares subject to options currently exercisable or exercisable within 60 days after October 30, 1998 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (2) Includes 7,200,000 shares of Class B Exchangeable Shares of Seagate Software Information Management Group (Canada), Inc., Vancouver, British Columbia ("the Information Management Group Vancouver"), which may be exchanged at the option of the holder, Seagate Technology International Holdings, a subsidiary of Seagate Technology, for an equal number of shares of Series A Preferred Stock of Seagate Software within 60 days of October 30, 1998 upon cancellation of the outstanding share of Seagate Software's Special Voting Stock. Excludes 76,000 shares of Seagate Software's common stock held by or issuable pursuant to options granted to Messrs. Luczo, Waite, Filler and Perlman over which Seagate Technology does not possess sole or shared voting or investment control and therefore of which Seagate Technology disclaims beneficial ownership.

 (3) Includes 34,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after October 30, 1998. Includes 54,695,833 shares of Series A Preferred Stock (and 7,200,000 shares of Class B Exchangeable Shares of the Information Management Group Vancouver) beneficially owned by Seagate Technology to which Mr. Luczo may be deemed, in his capacity as an officer of Seagate Technology, to have shared power to vote or dispose of. However, Mr. Luczo disclaims such beneficial ownership.

 (4) Includes 12,000 shares of common stock that are subject to repurchase by Seagate Software. Seagate Software's repurchase right lapses for 6,000 and 6,000 shares on April 4, 1999 and 2000, respectively. Includes 54,695,833 shares of Series A Preferred Stock (and 7,200,000 shares of Class B Exchangeable Shares of the Information Management Group Vancouver) beneficially owned by Seagate Technology to which Mr. Waite may be deemed, in his capacity as an officer of Seagate Technology, to have shared power to vote or dispose of. However, Mr. Waite disclaims such beneficial ownership.

 (5) Includes 11,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after October 30, 1998. Includes 54,695,833 shares of Series A Preferred Stock (and 7,200,000 shares of Class B Exchangeable Shares of the Information Management Group Vancouver) beneficially owned by Seagate Technology to which Mr. Filler may be deemed, in his capacity as a director of Seagate Technology, to have shared power to vote or dispose of. However, Mr. Filler disclaims such beneficial ownership.

 (6) Includes 11,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after October 30, 1998. Includes 54,695,833 shares of Series A Preferred Stock (and 7,200,000 shares of Class B Exchangeable Shares of the Information Management Group Vancouver) beneficially owned by Seagate Technology to which Mr. Perlman may be deemed, in his capacity as a director of Seagate Technology, to have shared power to vote or dispose of. However, Mr. Perlman disclaims such beneficial ownership.

 (7) Includes 20,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after October 30, 1998.

 (8) Includes 280,000 shares of common stock that are subject to repurchase by Seagate Software on various dates through 2001.

 (9) Includes 120,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after October 30, 1998.

(10) Includes 196,000 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after October 30, 1998. See notes 2 through 7 to this table regarding reporting of shares held by Seagate Technology.

Based on the number of outstanding shares of Seagate Technology common stock as of October 2, 1998 and after giving effect to the issuance of Seagate Technology common stock and options in the Exchange Offer (assuming that all outstanding shares of Seagate Software common stock are exchanged for Seagate Technology common stock pursuant to the Exchange Offer), no director or executive officers of Seagate Software or 5% Seagate Software Stockholder will beneficially own more than 1% of the outstanding Seagate Technology common stock immediately after the Exchange Offer.

                               SEAGATE TECHNOLOGY
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements consist of the Seagate Technology--Unaudited Pro Forma Condensed Statements of Operations for the year ended July 3, 1998, and for the three months ended October 2, 1998, and the Unaudited Pro Forma Condensed Balance Sheet as of October 2, 1998, (collectively the "Seagate Technology--Unaudited Pro Forma Condensed Financial Statements"). The Seagate Technology--Unaudited Pro Forma Condensed Financial Statements give effect to the exchange of Seagate Software shares for Seagate Technology shares pursuant to the Exchange Offer and the contribution by Seagate Software of NSMG to Newco in exchange for shares of Newco. The Seagate Technology--Unaudited Pro Forma Condensed Statements of Operations for the year ended July 3, 1998, and for the three months ended October 2, 1998, gives effect to the transactions as if they had taken place on June 28, 1997, the first day of the fiscal year ended July 3, 1998. The Seagate Technology-- Unaudited Pro Forma Condensed Balance Sheet gives effect to the transactions as if they had taken place on October 2, 1998. The Seagate Technology--Unaudited Pro Forma Condensed Financial Statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on June 28, 1997 or October 2, 1998 and do not purport to indicate the future results of operations or financial position of Seagate Technology.

Upon the contribution of NSMG to Newco in exchange for Newco stock Seagate Software and Seagate Technology through consolidation of Seagate Software will record a gain on the exchange equivalent to the difference between the fair value of the Newco stock received reduced by approximately 41% and Seagate Software's basis in the assets exchanged also reduced by approximately 41%. Because Seagate Software will own approximately 41% of Newco, on an outstanding share basis after the exchange, it will not recognize a gain on 100% of the contribution of NSMG to Newco. Seagate Technology's ownership percentage in Newco on an outstanding share basis does not take into account outstanding stock options, warrants, or convertible securities. Subsequent to the merger, Seagate Software and Seagate Technology will account for their investment in Newco using the equity method. Under the equity method of accounting, Seagate Software, and Seagate Technology will include in its financial results its share of the net income or loss of Newco based upon the percentage of outstanding shares of Newco owned by Seagate Software adjusted for the difference in Seagate Software's carrying value of its investment and its equity interest in Newco's net assets. The results of Newco will include the results of TeleBackup if the TeleBackup Purchase described below is consummated. The Seagate Technology Unaudited Pro Forma Statements have been prepared assuming the TeleBackup Purchase is accounted for using the purchase method of accounting.

In addition to the above, Newco plans to complete the TeleBackup Purchase immediately after the completion of the contribution of NSMG to Newco. TeleBackup develops and markets software technology that enables the automated backup and recovery of electronic information created and stored on networked, remote and mobile PC-based computer systems. The Seagate Technology--Unaudited Pro Forma Condensed Financial Statements include the impact of the TeleBackup purchase by Newco through the issuance of 1,550,000 shares of Newco determined as of October 30 1998 using the closing price of Veritas common stock of $54.31 per share on November 6, 1998. Under the terms of the

TeleBackup arrangement, the number of shares to be issued will increase up to 1,710,000 shares depending on the average price per share of Veritas common stock for the ten day period ending two days before the closing date.

As a result of the exchange of Seagate Software shares for Seagate Technology shares pursuant to the Exchange Offer, the Veritas Transaction, and the TeleBackup Purchase, Seagate Technology preliminarily estimates that it will record a pre-tax gain of approximately $1,042 million, expenses related to write-offs of in-process research and development of approximately $124 million and compensation expense of approximately $59 million in the period these transactions are consummated. In addition, Seagate Technology and Seagate Software, will record the value of certain intangible assets and goodwill that will be amortized over periods of up to four years associated with these transactions. The actual amount of the one-time gain and expenses, and the amount of intangible assets and goodwill recorded is dependent on a number of factors including, the price of Veritas stock prior to the merger, the number and average exercise prices for Veritas and Seagate Software stock outstanding prior to the merger, the number of shares of Seagate Software stock ultimately exchanged into shares of Seagate Technology stock, and the completion of a formal valuation by an independent third party.

The Seagate Technology--Unaudited Pro Forma Condensed Balance Sheet as of October 2, 1998, reflects the recognition of the one-time gain and expenses for in-process research and development and compensation. The Seagate Technology-- Unaudited Pro Forma Statements of Operations include the recurring effect of the amortization of intangibles and goodwill and do not include the effect of the one-time recognition of gain on the Veritas Transaction and one-time expenses related to in-process research and development and compensation. The gain and the charges related to in-process research and development as well as compensation will be reflected in Seagate Technology's financial statements when the Veritas Transaction and the TeleBackup Purchase are consummated.

The Seagate Technology--Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the related notes included in this document and the audited financial statements of Seagate Technology including the notes that are included elsewhere in this Offering Circular/Prospectus.

                    SEAGATE TECHNOLOGY--UNAUDITED PRO FORMA
                       CONDENSED STATEMENT OF OPERATIONS
                            YEAR ENDED JULY 3, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                           PRO FORMA ADJUSTMENTS
                                     ----------------------------------
                                            EQUITY INTEREST PURCHASE OF
                           SEAGATE   LESS:   IN OPERATIONS   MINORITY
                          TECHNOLOGY NSMG      OF NEWCO      INTEREST   PRO FORMA
                          ---------- -----  --------------- ----------- ---------
Revenue.................    $6,819   $175        $              $        $6,644
Cost of sales...........     5,830     23                         1 (6)   5,808
Marketing and
 administrative.........       502     90                                   412
Product development.....       585     32                                   553
In-process research and
 development............       223      7                                   216
Amortization of goodwill
 and other intangibles..        40     12                         1 (6)      29
Restructuring...........       347                                          347
Unusual items...........       (22)                                         (22)
                            ------   ----        -----          ---      ------
    Total operating
     expenses...........     7,505    164                         2       7,343
                            ------   ----        -----          ---      ------
Income (loss) from
 operations.............      (686)    11                        (2)       (699)
Equity in income (loss)
 of Newco, net of
 amortization of related
 intangibles............       --     --            27 (1)                 (217)
                                                  (238)(2)
                                                    (6)(3)
Interest and other,
 net....................       (18)    (1)                                  (17)
                            ------   ----        -----          ---      ------
Income (loss) before
 income taxes...........      (704)    10         (217)          (2)       (933)
Benefit from (provision
 for) income taxes......       174     (6)          84 (4)                  267
                                                     3 (5)
                            ------   ----        -----          ---      ------
Net income (loss).......    $ (530)  $  4        $(130)         $(2)     $ (666)
                            ======   ====        =====          ===      ======
Net income (loss) per
 share:*
  Basic.................    $(2.17)                                      $(2.70)
  Diluted...............    $(2.17)                                      $(2.70)
Number of shares used in
 per share
 computations:*
  Basic.................     243.6                                        247.0
  Diluted...............     243.6                                        247.0

--------
(*) NSMG is an operating division of Seagate Software and it has no formal capital structure; accordingly, share and per share information is not presented.

       See accompanying Notes to Seagate Technology--Unaudited Pro Forma
                        Condensed Financial Statements.

                    SEAGATE TECHNOLOGY--UNAUDITED PRO FORMA
                       CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED OCTOBER 2, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                           PRO FORMA ADJUSTMENTS
                                     ----------------------------------
                                            EQUITY INTEREST PURCHASE OF
                           SEAGATE   LESS:   IN OPERATIONS   MINORITY
                          TECHNOLOGY NSMG      OF NEWCO      INTEREST   PRO FORMA
                          ---------- -----  --------------- ----------- ---------
Revenue.................    $1,553   $ 48        $              $        $1,505
Cost of sales...........     1,232      4                                 1,228
Marketing and
 administrative.........       131     24                                   107
Product development.....       141      9                                   132
Amortization of goodwill
 and other intangibles..         9      3                         1 (6)       7
Unusual items...........        77                                           77
                            ------   ----        ----           ---      ------
    Total operating
     expenses...........     1,590     40                         1       1,551
                            ------   ----        ----           ---      ------
Income (loss) from
 operations.............       (37)     8                        (1)        (46)
Equity in income (loss)
 of Newco, net of
 amortization of related
 intangibles............       --     --            8 (1)                   (53)
                                                  (59)(2)
                                                   (2)(3)
Interest and other,
 net....................        16    --                                    (16)
                            ------   ----        ----           ---      ------
Income (loss) before
 income taxes...........       (21)     8         (53)           (1)        (83)
Benefit from (provision
 for) income taxes......        (9)    (4)         20 (4)                    16
                                                    1 (5)
                            ------   ----        ----           ---      ------
Net income (loss).......    $  (30)  $  4        $(32)          $(1)     $  (67)
                            ======   ====        ====           ===      ======
Net income (loss) per
 share:*
  Basic.................    $(0.12)                                      $(0.27)
  Diluted...............    $(0.12)                                      $(0.27)
Number of shares used in
 per share
 computations:*
  Basic.................     245.0                                        248.4
  Diluted...............     245.0                                        248.4

--------
* NSMG is an operating division of Seagate Software and it has no formal capital structure; accordingly, share and per share information is not presented.

       See accompanying Notes to Seagate Technology--Unaudited Pro Forma
                        Condensed Financial Statements.

                    SEAGATE TECHNOLOGY--UNAUDITED PRO FORMA
                            CONDENSED BALANCE SHEETS
                             AS OF OCTOBER 2, 1998
                                 (IN MILLIONS)

                                           PRO FORMA ADJUSTMENTS
                                     ----------------------------------
                                                            PURCHASE OF
                           SEAGATE   LESS: EQUITY INTEREST   MINORITY
                          TECHNOLOGY NSMG     IN NEWCO       INTEREST    PRO FORMA
                          ---------- ----- ---------------  -----------  ---------
ASSETS
Current assets:
 Cash and cash
  equivalents...........    $  431   $  1      $                $         $  430
 Short-term
  investments...........     1,443    --                                   1,443
 Accounts receivable,
  net...................       761     17                                    744
 Inventories............       461      1                                    460
 Deferred income taxes..       232    --            1 (7)                    233
 Other current assets...       244      7           5 (8)                    242
                            ------   ----      ------           ---       ------
 Total current assets...     3,572     26           6                      3,552
Equipment and leasehold
 improvements, net......     1,665     12                                  1,653
Goodwill and other
 intangibles, net.......       157     35                         7 (13)     129
Equity investment in
 Newco..................       --     --          957 (9)                    957
Other assets............       209                                           209
                            ------   ----      ------           ---       ------
 Total assets...........    $5,603   $ 73      $  963           $ 7       $6,500
                            ======   ====      ======           ===       ======
LIABILITIES &
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......    $  521   $  4      $   5 (8)        $         $  522
 Accrued employee
  compensation..........       182      9                                    173
 Accrued expenses.......       646      9                                    637
 Accrued income taxes...         5      6           1 (7)                    --
 Current portion of
  long-term debt........         1                                             1
 Deferred revenue.......         4      4                                    --
                            ------   ----      ------           ---       ------
 Total current
  liabilities...........     1,359     32           6           --         1,333
Deferred income taxes...       431      2         388 (9)         1 (13)     818
Long-term debt..........       703    --                                     703
Other liabilities.......       182                                           182
                            ------   ----      ------           ---       ------
 Total liabilities......     2,675     34         394             1        3,036
                            ------   ----      ------           ---       ------
Stockholders'/Group
 Equity:
 Common stock...........         3    --          --                           3
 Additional paid-in
  capital...............     1,933    --           59(10)         7 (13)   1,999

 Retained Earnings......     1,247    --        1,042 (9)        (1)(13)   1,717
                                                 (388)(9)
                                                 (124)(11)
                                                  (59)(10)
 Group Equity...........               39          39 (12)                   --
 Other comprehensive
  income................         5    --                                       5
 Deferred compensation..       (49)   --                                     (49)
 Treasury Common Stock..      (211)                                         (211)
                            ------   ----      ------           ---       ------
 Total stockholders'
  equity/Group Equity...     2,928     39         569             6        3,464
                            ------   ----      ------           ---       ------
 Total liabilities and
  stockholders'
  equity/Group Equity...    $5,603   $ 73      $  963           $ 7       $6,500
                            ======   ====      ======           ===       ======

       See accompanying Notes to Seagate Technology--Unaudited Pro Forma
                        Condensed Financial Statements.

                          NOTES TO SEAGATE TECHNOLOGY
                              UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)


1. PRO FORMA BASIS OF PRESENTATION

These pro forma statements reflect the exchange of Seagate Software shares by Seagate Technology pursuant to the Exchange Offer and the contribution of the NSMG division of Seagate Software to Newco in exchange for the issuance of approximately 33.4 million shares of Newco common stock representing an approximate 41% interest in Newco on an outstanding share basis. The number of shares to be received in the exchange is based on the capitalization of Seagate Software and Veritas as of October 30, 1998 and the closing price of Veritas common stock of $54.31 per share on November 6, 1998. The actual value will be dependent on the average closing price per share of Veritas common stock on the five days ending on the third business day prior to the closing date.

The exchange ratio for the exchange of Seagate Software shares for Seagate Technology shares pursuant to the Exchange Offer will be determined based on the estimated value of Seagate Software shares divided by the fair market value of Seagate Technology common stock. The estimated value of the Seagate Software shares will be determined based upon the sum of the fair value of NSMG (as measured by the fair value of the shares to be received from Newco) plus the estimated fair value for IMG as determined by the Seagate Software Board of Directors plus the assumed proceeds from the exercise of all stock options, divided by the number of fully converted shares of Seagate Software. The fair value of shares purchased less the original price paid by the employees will be recorded as compensation expense for those shares outstanding or vested less than six months. The purchase of Seagate Software shares that have been outstanding and vested more than six months will be accounted by Seagate Software and Seagate Technology as a purchase of minority interest and, accordingly, in these pro forma financial statements the fair value of the shares exchanged has been allocated to all of the identifiable tangible and intangible assets, including in-process research and development and goodwill, and liabilities of Seagate Software. The amounts allocated to in-process research and development will be expensed in the period in which the shares are exchanged.

Because Seagate Software will own approximately 41% of Newco, including NSMG after the exchange, it will not recognize a gain on 100% of the contribution of NSMG. Seagate Software and Seagate Technology will record a gain on the exchange equivalent to the difference between approximately 59% of the fair value of the Newco stock received and approximately 59% of Seagate Technology's basis in the assets exchanged. Seagate Software and Seagate Technology will account for its investment in Newco using the equity method. Seagate Software and Seagate Technology will allocate the difference between the recorded amount of its investment in Newco and the amount of its underlying equity in the net assets of Newco based upon the fair value of the underlying assets and liabilities of Newco (see Note 2). Subsequent to the combination, Seagate Software's and Seagate Technology's operating results will include approximately 41% of the operating results of Newco, adjusted to amortize the difference between the recorded amount of Seagate Software's investment and the amount of its underlying equity in the net assets of Newco.

Newco plans to complete a transaction to purchase TeleBackup immediately subsequent to the combination with NSMG. The Seagate Technology Unaudited Pro Forma Statements include the

                          NOTES TO SEAGATE TECHNOLOGY
                              UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

impact of the TeleBackup purchase by Newco and the issuance of 1,555,000 shares of Newco determined as of October 30, 1998 using the closing price of Veritas common stock of $54.31 on November 6, 1998. The actual value of the TeleBackup combination will be determined based on the average closing price per share of Veritas common stock for a few days before and after the closing date. Under the terms of the TeleBackup arrangement, the number of shares to be issued will increase up to 1,710,000 shares depending on the average price per share of Veritas common stock for a ten day period ending two days before the closing date.

The Seagate Technology--Unaudited Pro Forma Condensed Financial Statements have been prepared based on assumptions relating to the fair value of the assets and liabilities of Newco, TeleBackup and Seagate Software. The allocations are based on preliminary information and the actual amounts may differ from those reflected in the Seagate Technology--Unaudited Pro Forma Condensed Financial Statements after completion of valuations and other procedures. Below is a table of the computation of gain, asset and liability allocation and annual amortization of the intangible assets received (dollars in thousands):

       EXCHANGE OF SEAGATE SOFTWARE SHARES FOR SEAGATE TECHNOLOGY SHARES

                                                                   ANNUAL
                                                  AMORTIZATION AMORTIZATION OF
                                         AMOUNT       LIFE       INTANGIBLES
                                         -------  ------------ ---------------
   Compensation expense associated with
    the exchange of Seagate Software
    shares outstanding and vested less
    than 6 months....................... $58,709
   Allocation of minority interest
    purchase price to Intangible assets
    of Seagate Software:
     Distribution channel............... $   840       4 years      $ 210
     Developed technology...............   1,400  2 to 4 years        467
     Trademarks and workforce...........     154       4 years         39
     In-process research and
      development.......................     958
     Goodwill...........................   5,401       4 years      1,350
     Deferred tax liability.............    (958)
                                         -------
       Total............................ $ 7,795
                                         =======

                          NOTES TO SEAGATE TECHNOLOGY
                              UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)


                         CONTRIBUTION OF NSMG TO NEWCO

   COMPUTATION OF GAIN
   Fair value of shares received.................................... $1,813,944
   Less: Book value of NSMG.........................................     39,372
                                                                     ----------
   Unadjusted gain..................................................  1,774,572
   Times: Pro rata adjustment.......................................      58.72%
                                                                     ----------
   Pro rata gain.................................................... $1,042,056
                                                                     ==========
   Deferred tax liability on pro rata gain.......................... $  388,488
                                                                     ==========
   COMPUTATION OF INVESTMENT IN NEWCO
   Historical basis in NSMG......................................... $   39,372
   Add: Pro rata gain...............................................  1,042,056
                                                                     ----------
   Investment in Newco.............................................. $1,081,428
                                                                     ==========

                                                                   ANNUAL
                                                  AMORTIZATION AMORTIZATION OF
                                         AMOUNT       LIFE       INTANGIBLES
                                       ---------- ------------ ---------------
   Allocation of Investment in Newco:
     Tangible assets.................. $   73,055
     Intangible assets:
       Distribution channel...........    123,900      4 years     $30,975
       Developed technology...........    206,500 2 to 4 years      68,833
       Trademark and workforce........     22,715      4 years       5,679
       In-process research and
        development...................    123,900
       Goodwill.......................    531,358      4 years     132,840
                                       ----------
         Investment in Newco.......... $1,081,428
                                       ==========

                          NOTES TO SEAGATE TECHNOLOGY
                              UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)


                           ACQUISITION OF TELEBACKUP

                                                                   ANNUAL
                                                  AMORTIZATION AMORTIZATION OF
                                         AMOUNT       LIFE       INTANGIBLES
                                        --------  ------------ ---------------
   Estimated acquisition cost:
     Estimated purchase price.......... $ 84,456
     Acquisition costs.................    3,949
                                        --------
       Total estimated acquisition
        cost........................... $ 88,405
                                        ========
   Purchase price allocation:
     Tangible net assets acquired...... $  3,725
     Intangible assets acquired
      Distribution channel/OEM
      agreements.......................   48,000    4 years        $12,000
       Developed technology............    6,800    4 years          1,700
       Trademark/assembled workforce...    3,030    4 years            757
       In-process research and
        development....................    3,000
       Goodwill........................   44,390    4 years         11,098
       Deferred tax liabilities........  (20,540)
                                        --------
         Total......................... $ 88,405
                                        ========

Tangible net assets of Newco principally include cash and investments, accounts receivable, fixed assets and other current assets. Liabilities principally include accounts payable, accrued compensation, and other accrued liabilities.

The tangible net assets of TeleBackup acquired principally include cash and fixed assets. Liabilities assumed principally include convertible debentures and other non-current liabilities.

To estimate the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The developed technology is expected to be amortized on the straight-line basis over its estimated useful life (two to four years) which is expected to exceed the ratio of current revenues to the total of current and anticipated revenues.

The value of the distribution networks and OEM agreements was estimated by considering, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning business relationships and risks related to the viability of and potential changes to future target markets.

                          NOTES TO SEAGATE TECHNOLOGY
                              UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)


The value of trademarks was estimated by considering, among other factors, the assumption that in lieu of ownership of a trademark, a company would be willing to pay a royalty in order to exploit the related benefits of such trademark.

The value of the assembled workforce was estimated as the costs to replace the existing employees, including recruiting, hiring, and training costs for each category of employee.

The value allocated to projects identified as in-process technology at Newco, TeleBackup and Seagate Software (for the minority interest acquired) will be charged to expense in the period the transactions close. These write-offs are necessary because the acquired technologies have not yet reached technological feasibility and have no future alternative uses. Seagate Technology expects that the acquired in-process research and development will be successfully developed, but there can be no assurance that commercial viability of these products will be achieved.

The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements.

The value of the purchased in-process technology for Newco and TeleBackup was estimated as the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products, excluding revenues attributable to future development efforts. These cash flows were then discounted back to their net present value. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects.

Goodwill is calculated as the residual difference between the estimated amount paid and the values assigned to identified tangible and intangible assets.

2. PRO FORMA NET LOSS PER SHARE

The Seagate Technology Unaudited Pro Forma Condensed Statements of Operations have been prepared as if the exchange of Seagate Software shares for Seagate Technology shares pursuant to the Exchange Offer, the Veritas Transaction, and the TeleBackup Purchase had all occurred at the beginning of fiscal 1998.

The pro forma weighted average shares outstanding assumes the following (in millions):

                                                      YEAR      THREE MONTHS
                                                     ENDED          ENDED
                                                  JULY 3, 1998 OCTOBER 2, 1998
                                                  ------------ ---------------
Weighted average historical shares outstanding...    243.6          245.0
Shares assumed issued pursuant to the Exchange
 Offer...........................................      3.4            3.4
                                                     -----          -----
Total weighted average shares outstanding........    247.0          248.4
                                                     =====          =====

                          NOTES TO SEAGATE TECHNOLOGY
                              UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)


3. PRO FORMA ADJUSTMENTS

The Seagate Technology Unaudited Pro Forma Statements give effect to the following pro forma adjustments:

  (1) To include Seagate Technology's equity in the income of Newco prior to the effect of the amortization of intangible assets, including goodwill, associated with the Veritas Transaction and the TeleBackup Purchase.

  (2) To reflect Seagate Technology's interest in the amortization of intangibles and goodwill resulting from to the Veritas Transaction.

  (3) To reflect Seagate Technology's interest in the amortization of intangibles and goodwill resulting from the TeleBackup Purchase.

  (4) To reflect the change in book/tax basis differences related to the investment in Newco.

  (5) To reflect the provision of income taxes for Seagate Technology's equity in the amortization of intangibles and goodwill related to the TeleBackup Purchase.

  (6) To reflect the amortization of developed technology and intangibles and goodwill resulting from the exchange of Seagate Software shares for Seagate Technology shares pursuant to the Exchange Offer. The purchase of the minority interest by Seagate Technology is recorded using fair values and is reflected as a capital contribution to Seagate Software by Seagate Technology and offsetting compensation expense or purchased in-process research and development and intangibles recorded by Seagate Technology, through consolidation.

  (7) To reclassify a debit balance in accrued income taxes payable to other current assets.

  (8) To reclassify a loan receivable from Seagate Technology and affiliates to a loan payable to Seagate Technology and affiliates.

  (9) Deferred income tax liability provided on the gain resulting from the Veritas Transaction.

  (10) Contributed capital and compensation expense resulting from the purchase of Seagate Software common stock in exchange for Seagate Technology common stock.

  (11) Write-off of in-process research and development resulting from the Veritas Transaction.

  (12) To eliminate NSMG's Group Equity.

  (13) To record purchased in-process research and development, intangibles and goodwill, deferred taxes and a capital contribution resulting from exchange of Seagate Software shares for Seagate Technology shares pursuant to the Exchange Offer.

                                SEAGATE SOFTWARE
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements consist of the Seagate Software-Unaudited Pro Forma Condensed Statements of Operations for the year ended July 3, 1998, and for the three months ended October 2, 1998, and the Unaudited Pro Forma Condensed Balance Sheet as of October 2, 1998, (collectively the "Seagate Software--Unaudited Pro Forma Condensed Financial Statements"). The Seagate Software--Unaudited Pro Forma Condensed Financial Statements give effect to the exchange of Seagate Software shares for Seagate Technology shares pursuant to the Exchange Offer and the contribution by Seagate Software of NSMG to Newco in exchange for shares of Newco, The Seagate Software--Unaudited Pro Forma Condensed Statements of Operations for the year ended July 3, 1998, and for the three months ended October 2, 1998, gives effect to the transactions as if they had taken place on June 28, 1997, the first day of the fiscal year ended July 3, 1998. The Seagate Software-- Unaudited Pro Forma Condensed Balance Sheet gives effect to the transactions as if they had taken place on October 2, 1998. The Seagate Software--Unaudited Pro Forma Condensed Financial Statements are not necessarily indicative of what the actual financial results would have been had the transaction taken place on June 28, 1997 or October 2, 1998 and do not purport to indicate the future results of operations or financial position of Seagate Software.

Upon the contribution of NSMG to Newco in exchange for Newco stock, Seagate Software will record a gain on the exchange equivalent to the difference between the fair value of the Newco stock received reduced by approximately 41% and Seagate Software's basis in the assets exchanged also reduced by approximately 41%. Because Seagate Software will own approximately 41% of Newco on an outstanding share basis after the exchange, it will not recognize a gain on 100% of the contribution of NSMG to Newco. Seagate Software's ownership percentage in Newco on an outstanding share basis does not take into account outstanding stock options, warrants, or convertible securities. Subsequent to the merger, Seagate Software will account for its investment in Newco using the equity method. Under the equity method of accounting, Seagate Software will include in its financial results its share of the net income or loss of Newco based upon the percentage of outstanding shares of Newco owned by Seagate Software adjusted for the difference in Seagate Software's carrying value of its investment and its equity interest in Newco's net assets. The results of Newco will include the results of TeleBackup if the TeleBackup purchase is consummated. The Seagate Software--Unaudited Pro Forma Condensed Financial Statements have been prepared assuming the TeleBackup Purchase is consummated using the purchase method of accounting.

The accompanying Seagate Software--Unaudited Pro Forma Condensed Statements of Operations for the year ended July 3, 1998 and the three months ended October 2, 1998, reflect the purchase of these shares in the exchange offer as if it had taken place on June 28, 1997, the first day of the fiscal year ended July 3, 1998. The Seagate Software--Unaudited Pro Forma Condensed Balance Sheet reflects the purchase of these shares as if it had taken place on October 2, 1998.

As a result of the contribution of NSMG to Newco and the issuance of stock of Seagate Technology in exchange for certain stock of Seagate Software, Seagate Software preliminarily estimates that it will record a pre-tax gain of approximately $1,042 million and expenses related to write-offs of in-process research and development of approximately $124 million and compensation expense of approximately $59 million in the period these transactions are consummated. In addition, Seagate Software will record the value of certain intangible assets and goodwill that will be amortized over periods up to four years associated with the exchange of Seagate Software shares for Seagate Technology shares pursuant to the Exchange Offer. The actual amount of the one-time gain and expenses, and the amount of intangible assets and goodwill recorded is dependent on a number of factors including, the price of Veritas stock prior to the merger, the number and average exercise prices for Veritas and Seagate Software stock outstanding prior to the merger, the number of shares of Seagate Software stock ultimately exchanged into shares of Seagate Technology stock, and the completion of a formal valuation by an independent third party.

The Seagate Software--Unaudited Pro Forma Condensed Balance Sheet as of October 2, 1998, reflects the recognition of the one-time gain and expenses for in-process research and development and compensation. The Seagate Software-- Unaudited Pro Forma Statements of Operations include the recurring effect of the amortization of intangibles and goodwill and do not include the effect of the one-time recognition of gain on the contribution of NSMG to Newco and one-time expenses related to in-process research and development and compensation. The gain and the charges related to in-process research and development as well as compensation will be reflected in Seagate Software's financial statements when the Network & Storage Management Group combination and the TeleBackup Purchase are consummated.

The Seagate Software--Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the related notes included in this document and the audited financial statements of Seagate Software and NSMG, including the notes to each, that are included elsewhere in this Offering Circular/Prospectus.

                     SEAGATE SOFTWARE--UNAUDITED PRO FORMA
                       CONDENSED STATEMENT OF OPERATIONS
                            YEAR ENDED JULY 3, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          PRO FORMA ADJUSTMENTS
                                    -------------------------------------
                                                 EQUITY
                                                INTEREST      PURCHASE OF
                          SEAGATE    LESS:    IN OPERATIONS    MINORITY
                          SOFTWARE    NSMG      OF NEWCO       INTEREST     PRO FORMA
                          --------  --------  -------------   -----------   ---------
Revenues:
  Licensing.............  $243,285  $160,192    $               $           $  83,093
  Licensing from Seagate
   Technology...........     5,469     5,048                                      421
  Maintenance, support
   and other............    44,472     9,806                                   34,666
                          --------  --------    ---------       -------     ---------
    Total revenues......   293,226   175,046                                  118,180
Cost of revenues:
  Licensing.............    16,963    13,714                                    3,249
  Licensing from Seagate
   Technology...........       539       411                                      128
  Maintenance, support
   and other............    19,687     2,067                                   17,620
  Amortization of
   developed
   technologies.........    13,271     7,143                        467 (6)     6,595
                          --------  --------    ---------       -------     ---------
    Total cost of
     revenues...........    50,460    23,335                        467        27,592
                          --------  --------    ---------       -------     ---------
Gross profit............   242,766   151,711                       (467)       90,588
Operating expenses:
  Sales and marketing...   129,343    68,314                                   61,029
  Research and
   development..........    47,173    31,677                                   15,496
  General and
   administrative.......    37,124    22,254                                   14,870
  In-process research
   and development......     6,800     6,800                                      --
  Amortization of
   goodwill and other
   intangibles..........    15,421    12,456                      1,599 (6)     4,564
                          --------  --------    ---------       -------     ---------
    Total operating
     expenses...........   235,861   141,501                      1,599        95,959
                          --------  --------    ---------       -------     ---------
Income (loss) from
 operations.............     6,905    10,210                     (2,066)       (5,371)
Equity in income (loss)
 of Newco, net of
 amortization of
 purchased intangibles..       --        --        26,924 (1)                (217,613)
                                                 (238,327)(2)
                                                   (6,210)(3)
Interest and other,
 net....................       (10)     (713)                                     703
                          --------  --------    ---------       -------     ---------
Income before income
 taxes..................     6,895     9,497     (217,613)       (2,066)     (222,281)
Benefit from (provision
 for) income taxes......   (15,385)   (5,861)      84,561 (4)       286 (7)    77,807
                                                    2,484 (5)
                          --------  --------    ---------       -------     ---------
Net income (loss).......  $ (8,490) $  3,636    $(130,568)      $(1,780)    $(144,474)
                          ========  ========    =========       =======     =========
Net income (loss) per
 common share:*
  Basic.................  $ (51.59)                                         $  (55.17)
  Diluted...............  $ (51.59)                                         $  (55.17)
Number of shares used in
 per share
 computations:*
  Basic.................   164,571                                          2,618,631
  Diluted...............   164,571                                          2,618,631

--------
* NSMG is an operating division of Seagate Software and it has no formal capital structure; accordingly, share and per share information is not presented.

        See accompanying Notes to Seagate Software--Unaudited Pro Forma
                        Condensed Financial Statements.

                     SEAGATE SOFTWARE--UNAUDITED PRO FORMA
                       CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED OCTOBER 2, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             PRO FORMA ADJUSTMENTS
                                      -------------------------------------
                                               EQUITY INTEREST  PURCHASE OF
                           SEAGATE     LESS:    IN OPERATIONS    MINORITY
                           SOFTWARE    NSMG       OF NEWCO       INTEREST    PRO FORMA
                          ----------  -------  ---------------  -----------  ---------
Revenues:
  Licensing.............  $   58,671  $43,552     $                $         $  15,119
  Licensing from Seagate
   Technology...........       2,156    2,027                                      129
  Maintenance, support
   and other............      14,048    2,954                                   11,094
                          ----------  -------     --------         -----     ---------
    Total revenues......      74,875   48,533                                   26,342
Cost of revenues:
  Licensing.............       2,935    2,502                                      433
  Licensing from Seagate
   Technology...........         129      129                                      --
  Maintenance, support
   and other............       6,430      935                                    5,495
  Amortization of
   developed
   technologies.........       2,866      800                        117 (6)     2,183
                          ----------  -------     --------         -----     ---------
    Total cost of
     revenues...........      12,360    4,366                        117         8,111
                          ----------  -------     --------         -----     ---------
Gross profit............      62,515   44,167                       (117)       18,231
Operating expenses:
  Sales and marketing...      36,007   18,960                                   17,047
  Research and
   development..........      12,787    8,839                                    3,948
  General and
   administrative.......       8,940    5,422                                    3,518
  Amortization of
   goodwill and other
   intangibles..........       3,198    2,406                        400 (6)     1,192
                          ----------  -------     --------         -----     ---------
    Total operating
     expenses...........      60,932   35,627                        400        25,705
                          ----------  -------     --------         -----     ---------
Income (loss) from
 operations.............       1,583    8,540                       (517)       (7,474)
Equity in income (loss)
 of Newco, net of
 amortization of
 purchased intangibles..         --       --         8,090 (1)                 (53,044)
                                                   (59,582)(2)
                                                    (1,552)(3)
Interest and other,
 net....................         312     (147)                                     459
                          ----------  -------     --------         -----     ---------
Income before income
 taxes..................       1,895    8,393      (53,044)         (517)      (60,059)
Benefit from (provision
 for) income taxes......      (1,043)  (4,197)      20,597 (4)        72 (7)    24,444
                                                       621 (5)
                          ----------  -------     --------         -----     ---------
Net income (loss).......  $      852  $ 4,196     $(31,826)        $(445)    $ (35,615)
                          ==========  =======     ========         =====     =========
Net income (loss) per
 common share:*
  Basic.................  $     3.09                                         $  (13.60)
  Diluted...............  $     0.01                                         $  (13.60)
Number of shares used in
 per share
 computations:*
  Basic.................     275,314                                         2,618,631
  Diluted...............  59,984,218                                         2,618,631

--------
* NSMG is an operating division of Seagate Software and it has no formal capital structure; accordingly, share and per share information is not presented.

    See accompanying Notes to Seagate Software--Unaudited Pro FormaCondensed
                             Financial Statements.

                     SEAGATE SOFTWARE--UNAUDITED PRO FORMA
                            CONDENSED BALANCE SHEETS
                             AS OF OCTOBER 2, 1998
                                 (IN THOUSANDS)

                                           PRO FORMA ADJUSTMENTS
                                    --------------------------------------
                                                               PURCHASE OF
                          SEAGATE    LESS:  EQUITY INTEREST     MINORITY
                         SOFTWARE    NSMG      IN NEWCO         INTEREST      PRO FORMA
                         ---------  ------- ---------------    -----------    ----------
         ASSETS
Current assets:
  Cash.................. $  10,418  $ 1,266   $                  $            $    9,152
  Accounts receivable,
   net..................    44,416   17,465                                       26,951
  Inventories...........       776      418                                          358
  Loan receivable from
   Seagate Technology
   and affiliates.......       --     4,781        4,781 (8)                         --
  Other current assets..     4,386    2,108        4,906 (9)                       7,184
                         ---------  -------   ----------         -------      ----------
  Total current assets..    59,996   26,038        9,687                          43,645
  Equipment and
   leasehold
   improvements, net....    15,257   11,732                                        3,525
  Goodwill and other
   intangibles, net.....    48,019   35,374                        7,795 (14)     20,440
  Equity investment in
   Newco................       --       --       957,528 (10)                    957,528
                         ---------  -------   ----------         -------      ----------
    Total assets........ $ 123,272  $73,144   $  967,215         $ 7,795      $1,025,138
                         =========  =======   ==========         =======      ==========
     LIABILITIES &
  STOCKHOLDERS' EQUITY
Current liabilities:
  Loan payable to
   Seagate Technology... $   3,895  $   --    $    4,781 (8)     $            $    8,676
  Accounts payable......    11,795    4,140                                        7,655
  Accrued employee
   compensation.........    14,100    9,019                                        5,081
  Accrued expenses......    17,080    9,102                                        7,978
  Accrued income taxes..       652    5,558        4,906 (9)                         --
  Deferred revenue......    14,208    4,363          --                            9,845
                         ---------  -------   ----------         -------      ----------
    Total current
     liabilities........    61,730   32,182        9,687                          39,235
  Deferred income
   taxes................     1,343    1,343      388,488 (10)        958 (14)    389,446
  Other liabilities.....       284      247          --                               37
                         ---------  -------   ----------         -------      ----------
    Total liabilities...    63,357   33,772      398,175             958         428,718
                         ---------  -------   ----------         -------      ----------
  Common stock subject
   to repurchase........     3,899      --                        (1,172)(15)      2,727
Stockholders' Equity:
  Convertible preferred
   stock................        55      --                                            55
  Common stock..........       --       --                                           --
  Additional paid-in       344,744      --        58,709 (11)      7,795 (14)    412,420
   capital..............                                           1,172 (15)
  Retained
   Earnings/(Accumulated
   deficit).............  (288,323)     --     1,042,056 (10)       (958)(14)    181,678
                                                (388,488)(10)
                                                (123,900)(12)
                                                 (58,709)(11)
  Group Equity..........       --    39,372       39,372 (13)                        --
  Foreign currency
   translation
   adjustment...........      (460)     --                                          (460)
                         ---------  -------   ----------         -------      ----------
    Total stockholders'
     equity/Group
     Equity.............    56,016   39,372      569,040           8,009         593,693
                         ---------  -------   ----------         -------      ----------
      Total liabilities
       and stockholders'
       equity/Group
       Equity........... $ 123,272  $73,144   $  967,215         $ 7,795      $1,025,138
                         =========  =======   ==========         =======      ==========

   See accompanying Notes to Seagate Software--Unaudited Pro Forma Condensed
                             Financial Statements.

                           NOTES TO SEAGATE SOFTWARE
                              UNAUDITED PRO FORMA
                         CONDENSED FINANCIAL STATEMENTS

1. PRO FORMA BASIS OF PRESENTATION

These pro forma statements reflect the contribution of NSMG division of Seagate Software to Newco in exchange for the issuance of approximately 33,398,286 shares of Newco common stock representing an approximate 41% interest in Newco on an outstanding share basis (approximately 35% on a fully converted basis). The number of shares to be received in the exchange is based on the capitalization of Seagate Software and Veritas as of October 30, 1998 and the closing price of Veritas common stock of $54.31 per share on November 6, 1998. The actual value will be dependent on the average closing price per share of Veritas common stock on the five days ending on the third business day prior to the closing date. In addition, Newco will offer holders of options to purchase Seagate Software common stock who become employees of Newco the opportunity to exchange their options to purchase Seagate Software common stock into options to purchase Newco common stock. These pro rata financial statements assume that all eligible option holders will elect to exchange their options. Accordingly, based on the exchange ratio and 5,682,455 outstanding options held by employees of NSMG as of October 30, 1998, Newco would issue options to purchase 4,033,252 shares of Newco stock to employees of NSMG.

Because Seagate Software will own approximately 41% of Newco, including NSMG after the exchange, it will not recognize a gain on 100% of the contribution of NSMG. Seagate Software will record a gain on the exchange equivalent to the difference between 59% of the fair value of the Newco stock received and 59% of Seagate Software's basis in the assets exchanged. Seagate Software will account for its investment in Newco using the equity method. Seagate Software will allocate the difference between the recorded amount of its investment in Newco and the amount of its underlying equity in the net assets of Newco based upon the fair value of the underlying assets and liabilities of Newco (see Note 2). Subsequent to the combination, Seagate Software's operating results will include approximately 41% of the operating results of Newco, adjusted to amortize the difference between the recorded amount of Seagate Software's investment and the amount of its underlying equity in the net assets of Newco.

Newco plans to complete a transaction to purchase TeleBackup immediately subsequent to the combination with NSMG. The Seagate Software Unaudited Pro Forma Statements include the impact of the TeleBackup purchase by Newco and the issuance of 1,555,000 shares of Newco determined as of October 30, 1998 using the closing price of Veritas common stock of $54.31 on November 6, 1998. The actual value of the TeleBackup combination will be determined based on the average closing price per share of Veritas common stock for a few days before and after the closing date. Under the terms of the TeleBackup arrangement, the number of shares to be issued will increase up to 1,710,000 shares depending on the average price per share of Veritas common stock for a ten day period ending two days before the closing date. In addition, TeleBackup's outstanding options at the closing date will be exchanged for options to purchase Newco shares. As of October 30, 1998, options to purchase 620,000 shares of Newco common stock would be exchanged for the outstanding options to purchase TeleBackup common stock.

                          NOTES TO SEAGATE TECHNOLOGY
                              UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)


In addition to the inclusion of the transactions described for Newco, Seagate Technology will offer to purchase all outstanding shares of Seagate Software in exchange for Seagate Technology shares. The exchange ratio will be determined based on the estimated value of Seagate Software shares divided by the fair market value of Seagate Technology common stock. The estimated value of the Seagate Software shares will be determined based upon the sum of the fair value of NSMG (as measured by the fair value of the shares to be received from Newco) plus the estimated fair value for IMG as determined by the Seagate Software Board of Directors plus the assumed proceeds from the exercise of all stock options, divided by the number of fully converted shares of Seagate Software. The fair value of shares purchased less the original price paid by the employees will be recorded as compensation expense for those shares outstanding or vested less than six months. The purchase of shares that have been outstanding and vested more than six months will be accounted by Seagate Software as a purchase of minority interest and, accordingly, in these pro forma financial statements the fair value of the shares exchanged has been allocated to all of the identifiable tangible and intangible assets, including in-process research and development and goodwill, and liabilities of Seagate Software. The amounts allocated to in-process research and development will be expensed in the period in which the shares are exchanged.

The Seagate Software Unaudited Pro Forma Statements have been prepared based on assumptions relating to the fair value of the assets and liabilities of Newco, TeleBackup and Seagate Software. The allocations are based on preliminary information and the actual amounts may differ from those reflected in the Seagate Software Unaudited Pro Forma Statements after completion of valuations and other procedures. Below is a table of the computation of gain, asset and liability allocation and annual amortization of the intangible assets received (dollars in thousands):

                                     NEWCO

   COMPUTATION OF GAIN
   Fair value of shares received.................................... $1,813,944
   Less: Book value of NSMG.........................................     39,372
                                                                     ----------
   Unadjusted gain..................................................  1,774,572
   Times: Pro rata adjustment.......................................      58.72%
                                                                     ----------
   Pro rata gain.................................................... $1,042,056
                                                                     ==========
   Deferred tax liability on pro rata gain.......................... $  388,488
                                                                     ==========
   COMPUTATION OF INVESTMENT IN NEWCO
   Historical basis in NSMG......................................... $   39,372
   Add: Pro rata gain...............................................  1,042,056
                                                                     ----------
   Investment in Newco.............................................. $1,081,428
                                                                     ==========

                          NOTES TO SEAGATE TECHNOLOGY
                              UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)


                                                                   ANNUAL
                                                  AMORTIZATION AMORTIZATION OF
                                         AMOUNT       LIFE       INTANGIBLES
                                       ---------- ------------ ---------------
   ALLOCATION OF INVESTMENT IN NEWCO:
     Tangible assets.................. $   73,055
     Intangible assets:
       Distribution channel...........    123,900      4 years    $ 30,975
       Developed technology...........    206,500 2 to 4 years      68,833
       Trademark and workforce........     22,715      4 years       5,679
       In-process research and
        development...................    123,900
       Goodwill.......................    531,358      4 years     132,840
                                       ----------
         Fair value portion of
          investment in Newco......... $1,081,428
                                       ==========

             ACQUISITION OF MINORITY INTERESTS OF SEAGATE SOFTWARE

                                                                     ANNUAL
                                                    AMORTIZATION AMORTIZATION OF
                                           AMOUNT       LIFE       INTANGIBLES
                                           -------  ------------ ---------------
   Compensation expense resulting from
    the exchange of stock outstanding and
    vested less than 6 months............  $58,709
   Allocation of minority interest
    purchase price Intangible assets
     Distribution channel................  $   840       4 years     $  210
     Developed technology................    1,400  2 to 4 years        467
     Trademarks and workforce............      154       4 years         39
     In-process research and
      development........................      958
     Goodwill............................    5,401       4 years      1,350
     Deferred tax liability..............     (958)
                                           -------
       Total.............................  $ 7,795
                                           =======

                                   TELEBACKUP

                                                                   ANNUAL
                                                  AMORTIZATION AMORTIZATION OF
                                         AMOUNT       LIFE       INTANGIBLES
                                        --------  ------------ ---------------
   Estimated acquisition cost
     Estimated purchase price.......... $ 84,456
     Acquisition costs.................    3,949
                                        --------
       Total estimated acquisition
        cost........................... $ 88,405
                                        ========
   Purchase price allocation
     Tangible net assets acquired...... $  3,725
     Intangible assets acquired
       Distribution channel/OEM
        agreements.....................   48,000    4 years        $12,000
       Developed technology............    6,800    4 years          1,700
       Trademark/assembled workforce...    3,030    4 years            757
       In-process research and
        development....................    3,000
       Goodwill........................   44,390    4 years         11,098
       Deferred tax liabilities........  (20,540)
                                        --------
         Total......................... $ 88,405
                                        ========

                           NOTES TO SEAGATE SOFTWARE
                              UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

Tangible net assets of Newco principally include cash and investments, accounts receivable, fixed assets and other current assets. Liabilities principally include accounts payable, accrued compensation, and other accrued liabilities.

The tangible net assets of TeleBackup acquired principally include cash and fixed assets. Liabilities assumed principally include convertible debentures and other non-current liabilities.

To determine the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The analysis resulted in a valuation for developed technology which had reached technological feasibility and therefore was capitalizable. The developed technology is being amortized on the straight-line basis over its estimated useful life (two to four years) which is expected to exceed the ratio of current revenues to the total of current and anticipated revenues.

The value of the distribution networks and OEM agreements was determined by considering, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning business relationships and risks related to the viability of and potential changes to future target markets.

The value of trademarks was determined by considering, among other factors, the assumption that in lieu of ownership of a trademark, a company would be willing to pay a royalty in order to exploit the related benefits of such trademark.

The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring, and training costs for each category of employee.

The value allocated to projects identified as in-process technology at Newco, TeleBackup and Seagate Software (for the minority interest acquired) will be charged to expense in the period the transactions close. These write-offs are necessary because the acquired technologies have not yet reached technological feasibility and have no future alternative uses. Seagate Software expects that the acquired in-process research and development will be successfully developed, but there can be no assurance that commercial viability of these products will be achieved.

The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements.

The value of the purchased in-process technology for Newco and TeleBackup was determined by estimating the projected net cash flows related to such products, including costs to complete the

                           NOTES TO SEAGATE SOFTWARE
                              UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were then discounted back to their net present value. The projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects.

Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets.

2. PRO FORMA NET LOSS PER SHARE

The Seagate Software Unaudited Pro Forma Condensed Statements of Operations have been prepared as if the Veritas Transaction, the TeleBackup Purchase, and the purchase of shares of Seagate Software common stock by Seagate Technology had occurred at the beginning of the periods presented.

The pro forma weighted average shares outstanding assumes the following:

       Estimated exercises of Seagate Software stock options
        prior to the closing date that will be repurchased by
        Seagate Technology............................................ 1,833,079
       Outstanding shares held by current employees estimated to
        be purchased by Seagate Technology............................   467,000
       Outstanding shares held by former employees all purchased
        by Seagate Technology.........................................   256,052
       Outstanding shares currently held by Seagate Technology........    62,500
                                                                       ---------
         Total common shares outstanding.............................. 2,618,631
                                                                       =========

3. PRO FORMA ADJUSTMENTS

The Seagate Software Unaudited Pro Forma Statements give effect to the following pro forma adjustments:

  (1)Equity in income of Newco computed at approximately 41% based on estimated outstanding shares of Newco owned by Seagate Software prior to the effect of the amortization of intangible assets, including goodwill, associated with the NSMG combination and TeleBackup Purchase.

  (2)To reflect the amortization of intangibles and goodwill related to the Veritas Transaction.

  (3)To reflect the impact on Seagate Software's equity in the amortization of intangibles and goodwill related to the TeleBackup Purchase by Newco.

  (4)To reflect the change in book/tax basis differences related to the investment in Newco.

  (5)To reflect the provision of income taxes for Seagate Software's equity in the amortization of intangibles and goodwill related to the TeleBackup Purchase.

                           NOTES TO SEAGATE SOFTWARE
                              UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL STATEMENTS--(CONTINUED)

  (6)To reflect the amortization of developed technology and intangibles and goodwill associated with the purchase of Seagate Software shares by Seagate Technology. The purchase of the minority interest by Seagate Technology is recorded using fair values and is reflected as a capital contribution to Seagate Software by Seagate Technology and offsetting compensation expense or purchased in-process research and development and intangibles recorded by Seagate Software.

  (7) To reflect the reduction of deferred taxes associated with intangible assets related to the acquisition of Seagate Software shares by Seagate Technology.

  (8)To reclassify a loan receivable from Seagate Technology and affiliates to a loan payable to Seagate Technology and affiliates.

  (9)To reclassify the debit balance in accrued income taxes payable to other current assets.

  (10) Deferred income tax liability provided on recognition of pro rata gain.

  (11) Contributed capital and compensation expense related to the purchase of Seagate Software common stock in exchange for Seagate Technology common stock.

  (12) Write-off of in-process research and development related to the Veritas transation.

  (13) To eliminate group equity from NSMG.

  (14) To record purchased in-process research and development, intangibles and goodwill, deferred taxes and a capital contribution associated with the purchase of Seagate Software common stock by Seagate Technology.

  (15) To record the purchase of Seagate Software common stock by Seagate Technology.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                   RESULTS OF OPERATIONS OF SEAGATE SOFTWARE

CERTAIN FORWARD-LOOKING INFORMATION

Certain statements in this Management's Discussion and Analysis of Financial Condition and Results of Operations of Seagate Software ("MD&A") and contained elsewhere in this Offering Circular/Prospectus are forward-looking statements based on current expectations, and entail various risks and uncertainties that could cause actual results to differ from those projected in such forward-looking statements. Certain of these risks and uncertainties are set forth below in the section entitled "Factors Affecting Future Operating Results."

OVERVIEW

Seagate Software develops and markets software products and provides related services enabling business users and IT professionals to manage enterprise information. Headquartered in Scotts Valley, California, Seagate Software has over 40 offices and operations in 17 countries worldwide. Following the Veritas Transaction, Seagate Software will have 31 offices and operations in 16 countries worldwide. Seagate Software is a majority-owned and consolidated subsidiary of Seagate Technology a data technology company that provides products for storing, managing and accessing digital information on computer systems. As of October 2, 1998, Seagate Technology and one of its subsidiaries held 99.6% of Seagate Software's outstanding capital stock. On a fully converted basis, the outstanding minority interests of Seagate Software amounted to approximately 18.2%, which consisted of common stock, options to purchase its common stock issued pursuant to the 1996 Stock Option Plan (the "Option Plan") and common stock subject to repurchase. Such options and stock are held by certain current and former employees, directors and consultants of Seagate Software and Seagate Technology.

Seagate Software was incorporated in Delaware in November 1993 and commenced operations in May 1994 pursuant to Seagate Technology's merger with Crystal Computer Services, Inc., a company engaged in developing and marketing report writing software. From August 1994 to June 1996, Seagate Technology acquired eight software companies, which were engaged in developing and marketing business intelligence ("BI") or network and/or storage management software products. In February 1996, Seagate Technology merged with Conner Peripherals, Inc. ("Conner") in a transaction accounted for as a pooling-of-interests. In connection with the merger, Seagate Technology purchased the outstanding minority interests in Conner's storage management software operations under Arcada Holdings, Inc. ("Arcada").

In April 1996, Seagate Technology consolidated its software operations into Seagate Software. In June 1998, Seagate Software acquired Eastman Software Storage Management Group, Inc. ("Eastman"), a company engaged in developing, producing and marketing hierarchical storage management ("HSM") products for the Windows NT platform. The purchase price of approximately $10,000,000 was paid in cash. Seagate Software accounted for the acquisition using the purchase method, and the results of operations of Eastman are only included in Seagate Software's operations since the acquisition was completed.

On October 5, 1998, Seagate Software signed a definitive agreement to contribute its NSMG business to a new holding company (Newco) that will also acquire Veritas. See "Notes to Seagate Software, Inc. Consolidated Financial Statements--Subsequent Event."

Seagate Software expects to incur certain expenses in connection with the contribution of NSMG to Newco. These expenses include a substantial one-time write-off of in-process research and development during fiscal 1999 as well as amortization of goodwill and intangibles for periods up to four years and amortization of Seagate Software's portion of the amortization related to its acquisition of Newco's stock and the consolidation of Newco's amortization of its balance sheet items on a pro rata basis in fiscal 1999 and over the next three to five years. Seagate Software also expects to record a substantial gain on the sale of NSMG.

NSMG comprised approximately 53% of consolidated assets, 60% of consolidated revenues, and (43)% of consolidated net loss at and for the fiscal year ended 1998 (60% of consolidated assets, 65% of consolidated revenues, and 493% of consolidated net income at and for the first fiscal quarter of 1999). If the exchange with Newco is consummated along the lines currently contemplated, it will result in a substantial reduction in ongoing consolidated revenues and will result in net losses in periods subsequent to the exchange resulting from the amortization of intangible assets and goodwill.

Seagate Software operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal 1998 was 53 weeks and ended on July 3, 1998 and fiscal 1999 will be 52 weeks and will end on July 2, 1999. All references to years in this MD&A represent fiscal years unless otherwise noted.

THREE MONTHS ENDED OCTOBER 2, 1998 VERSUS THREE MONTHS OCTOBER 3, 1997

Revenues. Seagate Software's revenues are primarily derived from the sale of product licenses, software maintenance, technical support, training and consulting. During the first quarter of 1999, Seagate Software began recognizing license revenues in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition". Revenues from software license agreements are generally recognized at the time of product delivery, provided that fees are fixed or determinable, evidence of an arrangement exists, collectibility is probable and Seagate Software has vendor-specific objective evidence of fair value. Service revenues from customer maintenance fees for ongoing customer support and product updates are recognized ratably over the maintenance term, which is typically 12 months. Service revenues from training and consulting are recognized when such services are performed.

Total revenues increased 19% in the three months ended October 2, 1998, to $74.9 million from $63.0 million for the three months ended October 3, 1997. Licensing revenues increased 15% to $60.8 million for the three months ended October 2, 1998 from $52.8 million for the three months ended October 3, 1997. The increase in licensing revenues over the comparable year-ago quarter was primarily due to a net increase in the number of NSMG product licenses sold for sales of NSMG's Backup Exec for Windows NT and Desktop Management Suite and IMG's Crystal Reports and Crystal Info products. Maintenance, support, and other revenues increased 37% to $14.0 million for the three months ended October 2, 1998 from $10.2 million for the three months ended October 3,

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1997. The increase in maintenance, support and other revenues over the comparable year-ago quarter was primarily due to increases in training and consulting revenues resulting from a larger installed customer base. Additionally, Seagate Software continued to expand both its indirect and direct sales channels. Revenues from indirect sales channels increased 25% to $53.0 million in the three months ended October 2, 1998 from $42.2 million in the three months ended October 3, 1997. Revenues from direct sales channels increased 5% to $21.9 million in the three months ended October 2, 1998 from $20.8 million in the three months ended October 3, 1997.

Cost of Revenues. The cost of revenues consists of amortization of acquired developed technology, royalties, product packaging, documentation, duplication, production and the cost of maintenance, consulting support and other services. Acquired developed technology is amortized based on the greater of the straight-line method over its estimated useful life (30 to 48 months) or the ratio of current revenues to total current and anticipated future revenues. Cost of revenues declined 10% to $12.4 million in the three months ended October 2, 1998 from $13.8 million in the three months ended October 3, 1997. The cost of license revenue as a percent of license revenue declined to 5% in the three months ended October 2, 1998 from 10% in the comparable year-ago quarter. This decrease over the comparable year-ago quarter was primarily due to a charge of $1 million to reserve for obsolete inventory during the three months ended October 3, 1997. Reductions in product packaging and documentation costs, resulting from a shift in mix to CD-ROMs from disks and increased sales of higher margin server products, also contributed to the decrease. The increase in the cost of maintenance, support and other revenues over the comparable year-ago quarter was primarily due to expansion of Seagate Software's professional services work force necessary to support the growth in training and consulting revenues. The 27% decrease in the amortization of developed technology over the three months ended October 3, 1997 was primarily due to certain intangible assets that were fully amortized during or at the start of the first quarter of fiscal 1999.

Sales and Marketing. Sales and marketing expenses consist primarily of personnel-related expenses, advertising, sales and marketing promotions and customer technical support costs. Total sales and marketing expenses increased 25% to $36.0 million in the three months ended October 2, 1998 from $28.7 million in the three months ended October 3, 1997. The increase in sales and marketing expenses over the comparable year-ago quarter was primarily due to expansion of Seagate Software's sales force and increases in advertising, promotion and technical support costs necessary to support revenue growth, particularly outside of North America. As a percentage of total revenues, total sales and marketing expenses were 48% and 46% in the three months ended October 2, 1998 and October 3, 1997, respectively.

Research and Development. Research and development expenses consist primarily of personnel-related expenses, depreciation of development equipment and facilities and occupancy costs. In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of Seagate Software's products and general release of such software has substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant. Total research and development expenses increased 12% to $12.8 million in the

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three months ended October 2, 1998 from $11.4 million in the three months ended
October 3, 1997. The increase in research and development expenses over the comparable year-ago quarter was primarily due to increases in personnel and related expenses, many specifically related to the Eastman acquisition, necessary to support new product development and localization costs. As a percentage of total revenues, research and development expenses were 17% and 18% in the three months ended October 2, 1998 and October 3, 1997, respectively.

General and Administrative. General and administrative expenses consist primarily of personnel-related expenses for finance, legal, information technology, human resources and general management, fixed asset provisions and outside services. Total general and administrative expenses decreased 2% to $8.9 million in the three months ended October 2, 1998 from $9.1 million in the three months ended October 3, 1997. The decrease over the comparable year-ago quarter was primarily due to management's efforts to reduce general management and administrative costs. As a percentage of total revenues, general and administrative expenses were 12% and 14% in the three months ended October 2, 1998 and October 3, 1997, respectively.

Amortization of Goodwill and Other Intangibles. Goodwill represents the excess of the purchase price of acquired companies over the estimated fair values of the tangible and intangible net assets acquired. Goodwill is amortized on a straight-line basis over six to seven years. Other intangible assets consist of acquired trademarks, assembled workforces, distribution networks, developed technology, customer bases, and covenants not to compete. Amortization of other intangibles, other than acquired developed technology, which is included in the cost of revenues, is provided based on the straight-line method over the respective useful lives of the assets ranging from one to five years. Total amortization of goodwill and other intangibles decreased 7% to $3.2 million in the three months ended October 2, 1998 from $3.5 million in the three months ended October 3, 1997. The decrease in the amortization of goodwill and other intangibles over the comparable year-ago quarter was primarily due to decreases in amortization expense based on certain amounts becoming fully amortized during or as of the start of the first fiscal quarter of 1999, partially offset by increases in amortization expense due to goodwill acquired as part of the Eastman acquisition. As a percentage of total revenues, amortization of goodwill and other intangibles were 4% and 6% in the three months ended October 2, 1998 and October 3, 1997, respectively.

Interest Expense and Other, Net. Interest expense decreased 48% to $156,000 in the three months ended October 2, 1998 from $300,000 in the three months ended October 3, 1997. The decrease in interest expense over the comparable year-ago quarter was primarily due to a lower level of outstanding borrowings from Seagate Technology. Other income, net increased 184% to $468,000 in the three months ended October 3, 1998 from $165,000 in the three months ended October 2, 1997 primarily due to foreign currency translation gains resulting from Seagate Software's Canadian operations.

Income Taxes. Seagate Software expects its annual effective tax rate on anticipated operating income for fiscal 1999 (see "Subsequent Event") to approximate 55% absent the effects, if any, of the anticipated contribution of Seagate Software's NMSG business to Veritas. The projected effective tax rate exceeds the U.S. statutory rate primarily due to the amortization of goodwill and certain other purchased intangible assets that is not deductible for tax purposes, expected foreign losses in

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certain jurisdictions for which no tax benefit can be recognized currently, and foreign taxes on certain earnings generated in higher tax rate jurisdictions. This expected annual effective tax rate of 55% has been used to record the provision for income taxes for the three month period ended October 2, 1998 compared with a 17% effective tax rate, used to record the benefit for income taxes for the three month period ended October 3, 1997. The effective tax rate used to record the benefit for income taxes for the three month period ended October 3, 1997 was less than the U.S. statutory rate primarily due to increases in the valuation allowance for deferred tax assets and the amortization of nondeductible goodwill.

Seagate Software is included in the consolidated federal and certain combined and consolidated state and foreign income tax returns of Seagate Technology, Seagate Software's majority stockholder. Seagate Technology and Seagate Software have entered into a tax sharing agreement ("the Tax Allocation Agreement"). Pursuant to certain terms of the Tax Allocation Agreement, Seagate Software's ability to recognize the tax benefits of certain net operating loss carryforwards and foreign and domestic tax credits can be impacted by Seagate Technology's anticipated operating income for fiscal 1999. Accordingly, Seagate Software's expected annual effective tax rate of 55% on anticipated operating income may be subject to adjustment in future quarters.

FISCAL YEAR 1998 VERSUS FISCAL YEAR 1997

Revenues. Total revenues increased 35% to $293,226,000 in 1998 from $216,950,000 in 1997. License revenues grew 33% to $243,285,000 in 1998 from
$183,556,000 in 1997 due primarily to increased sales of Seagate Backup Exec, NSMG's leading storage management product featuring backup and restore solutions for Microsoft's Windows NT Server and Windows NT Workstation operating systems. License revenue growth was also due to increased sales of Seagate Crystal Reports and Seagate Crystal Info, IMG's leading business intelligence products featuring enterprise report writing and scheduling technologies. Seagate Software continued to expand both its indirect and direct sales channels. Indirect revenues, which include distribution and OEM sales, increased 37% to $203,273,000 in 1998 from $147,991,000 in 1997 while direct revenues, which include corporate licensing and other direct sales to users, increased 30% to $89,953,000 in 1998 from $68,959,000 in 1997. Revenues increased within the Americas 30% to $198,820,000 in 1998 from $153,368,000 in 1997 and internationally 48% to $94,407,000 in 1998 from $63,582,000 in 1997, which was due in part to Seagate Software's continued expansion of its European distribution channel. Revenues from Seagate Technology decreased 5% primarily due to fewer unit shipments to Seagate Technology's OEM tape drive operations. Total maintenance, support and other revenues grew 61% to $44,472,000 in 1998 from $27,632,000 in 1997 primarily due to increases in the sales of maintenance agreements and training and consulting services resulting from a larger installed customer base.

During 1998 Seagate Software generated export revenues from the United States of approximately $66,250,000. Revenues and expenses from Seagate Software's operations outside of the Americas were approximately $26,809,000 and $52,143,000, respectively, as translated to the U.S. dollar from foreign currencies. The principal currency for such operations is the British pound. Seagate Software believes that its exposure to foreign currency fluctuations is not material and does not engage in foreign currency hedging programs.

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

Cost of Revenues. The decrease in the cost of license revenues to $16,963,000 in 1998 from $17,535,000 in 1997, representing 7% and 10% of related license revenues, respectively, and the decrease in the cost of license revenues from Seagate Technology was due primarily to reductions in product packaging and documentation costs resulting from a shift in mix to CD-ROMs from disks and increased sales of higher-margin server products. The increase in the cost of maintenance, support and other revenues to $19,687,000 in 1998 from $6,560,000 in 1997, representing 44% and 24% of related service revenues, respectively, was primarily due to expansion of Seagate Software's professional services workforce necessary to support the growth in training and consulting revenues. The decrease in the amortization of developed technology to $13,271,000 in 1998 from $21,860,000 in 1997, representing 5% and 10% of total revenues, respectively, was primarily due to write-downs of certain developed technologies amounting to approximately $6,918,000 during 1997 as a result of asset values that had become impaired based on reductions in estimated future cash flows.

Sales and Marketing. The increase in sales and marketing expenses to $129,343,000 in 1998 from $107,706,000 in 1997, representing 44% and 50% of total revenues, respectively, was primarily due to expansion of Seagate Software's sales force and increases in advertising, promotion and technical support costs necessary to support revenue growth. Such increases were partially offset by reductions in workforce in 1997 within the NSMG business unit due to facility consolidations.

Research and Development. The increase in research and development expenses to $47,173,000 in 1998 from $42,842,000 in 1997, representing 16% and 20% of total revenues, respectively, was primarily due to increases in personnel and related expenses, new product development and localization costs, partially offset by facility consolidations and reductions in workforce in 1997 within the NSMG business unit.

General and Administrative. The increase in general and administrative expenses to $37,124,000 in 1998 from $36,861,000 in 1997, representing 13% and 17% of total revenues, respectively, was primarily due to increases in personnel and related expenses and legal costs, partially offset by facility consolidations and reductions in workforce in 1997 within the NSMG business unit.

Write-off of In-Process Research and Development. As a result of its acquisitions, Seagate Software has acquired a number of projects and products that were considered in-process research and development on the date of acquisition. Seagate Software determined that purchased in-process technology had not reached technological feasibility as no working model or detail program design existed at the time of purchase, and no alternative uses had been identified. Accordingly, in-process research and development was expensed when acquired. During 1998, $6,800,000 of in-process research and development was written off in connection with the purchase of Eastman Software Storage Management Group, Inc. During 1997, total write-offs of in-process research and development were $2,613,000. Seagate Software incurred this charge in connection with additional amounts paid with respect to the June 1996 acquisition of Holistic Systems, Ltd. ("Holistic").

Amortization of Goodwill and Other Intangibles. The decrease in the amortization of goodwill and other intangibles to $15,421,000 in 1998 from $27,202,000 in 1997, representing 5% and 13% of total revenues, respectively, was primarily due to decreases in amortization expense based on lower levels of intangible assets and write-downs and write-offs of the carrying value of goodwill and other

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

intangible assets of approximately $1,900,000 in 1998 versus $10,259,000 in 1997 as a result of asset values that had become impaired based on reductions in estimated future cash flows.

Restructuring. Restructuring charges were $2,524,000 in 1997, representing 1% of total revenues. The restructuring charges were incurred as a result of reorganizations and closures within the NSMG business unit for the reduction of personnel, write-off or write-down of equipment, intangibles and other assets, closure of duplicate facilities, fees for legal and accounting services, contract cancellations and other related expenses.

Unusual Items. Unusual items of $13,446,000 were recognized during 1997, representing 6% of total revenues. In connection with the June 1996 acquisition of Holistic, $18,000,000 of funds were placed in escrow pending the outcome of certain purchase price contingencies. Prior to the expiration of the contingency period, Seagate Software elected to release the funds to the Holistic shareholders even though certain contingencies had not been met. Of the $18,000,000 total contingency payment, Seagate Software recorded $13,446,000 as compensation expense for amounts paid to former Holistic shareholders who were employees of Seagate Software and recorded the remaining $4,554,000 paid to non-employee shareholders as additional purchase price.

Seagate Software released the funds prior to the expiration of the contingency period, because in order to position the IMG business unit for future growth and product development, Seagate Software needed to begin an aggressive plan to integrate the operations of Holistic. These activities resulted in the diversion of the attention of certain Holistic employees from their responsibilities at Holistic. As such, Holistic's ability to achieve the purchase price contingencies necessary to trigger the $18,000,000 contingency payment was impaired. Seagate Software believed that the Holistic employees should not be penalized, because they had sacrificed achievement of their individual goals in order to meet the overall needs of Seagate Software. Accordingly, Seagate Software elected to make the full payment of $18,000,000.

Interest and Other, Net. Total interest and other, net decreased to a net expense of $10,000 in 1998 from a net expense of $2,381,000 in 1997, representing 0% and 1% of total revenues, respectively. The decrease in interest and other, net was primarily due to lower interest expense on a lower level of outstanding borrowings from Seagate Technology and an increase in foreign exchange gains.

Income Taxes. Seagate Software recorded a $15,385,000 provision for income taxes at an effective rate of 223% in 1998 compared with a $8,714,000 benefit from income taxes at an effective rate of 13% for 1997. The effective rate used to record the provision for income taxes in 1998 was greater than the statutory rate primarily due to foreign tax rates that were in excess of the U.S. statutory tax rate, increases in the valuation allowance for deferred tax assets and goodwill amortization for certain acquisitions that were not deductible for tax purposes. The effective rate used to record the benefit from income taxes in 1997 was less than the statutory rate primarily due to increases in the valuation allowance for deferred tax assets and goodwill amortization for certain acquisitions that were not deductible for tax purposes.

FISCAL YEAR 1997 VERSUS FISCAL YEAR 1996

Revenues. Total revenues increased 53% to $216,950,000 in 1997 from $141,586,000 in 1996. The increase in licensing revenues was due in part to growth in the market for business intelligence and

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

IT infrastructure management software products and related services, expansion of Seagate Software's European distribution channels and market demand for NSMG's Seagate Backup Exec, a storage management product that supports Microsoft's Windows NT operating system. The increase in maintenance, support and other revenues was due in part to higher training and consulting revenues resulting from a larger customer base. Additionally, the 1997 results included a full year of operations for the 1996 acquisitions of OnDemand Software, Inc. ("OnDemand") and Holistic. These 1996 acquisitions accounted for increases in licensing, licensing from Seagate Technology and maintenance, support and other revenues of approximately $26,039,000, $842,000 and $14,758,000, respectively, in 1997 as compared with 1996.

During 1997 Seagate Software generated export revenues from the United States of approximately $44,129,000. Revenues and expenses from Seagate Software's operations outside of the Americas were approximately $18,896,000 and $23,938,000, respectively, as translated to the U.S. dollar from foreign currencies. The principal currency for such operations is the British pound.

Cost of Revenues. The cost of revenues increased to $47,789,000 in 1997 from $29,019,000 in 1996, representing 22% and 20% of total revenues, respectively. The majority of the increase in absolute dollars was due to an increase in the amortization of acquired developed technology due to a higher level of intangible assets and an increase in IMG's costs related to service revenues and related costs resulting from the inclusion of a full year of operations in 1997 of the 1996 acquisition of Holistic. Additionally, in 1997 Seagate Software wrote off and wrote down certain developed technologies amounting to approximately $6,918,000 as a result of asset values that had become impaired based on Seagate Software's phasing out of certain products.

Sales and Marketing. Sales and marketing costs increased to $107,706,000 in 1997 from $71,129,000 in 1996, representing 50% of total revenues in both periods. The increase in absolute dollars was due to increased personnel, advertising and promotion costs necessary to support revenue growth and the expansion of Seagate Software's European distribution channel. Additionally, the 1997 results included a full year of operations for Seagate Software's 1996 acquisitions compared with a partial year of operations in 1996.

Research and Development. Research and development expenses increased to $42,842,000 in 1997 from $36,897,000 in 1996, representing 20% and 26% of total revenues, respectively. The increase in absolute dollars was primarily due to increases in personnel and related expenses, new product development and localization costs, partially offset by facility consolidations and reductions in workforce within the NSMG business unit. Additionally, the 1997 results included a full year of operations for Seagate Software's 1996 acquisitions compared with a partial year of operations in 1996.

General and Administrative. Total general and administrative expenses increased to $36,861,000 in 1997 from $22,852,000 in 1996, representing 17% and 16% of total revenues, respectively. The increase in absolute dollars was primarily due to increases in personnel and related expenses and increases in corporate administrative expenses and information systems necessary to support Seagate Software's growth. Additionally, the 1997 results included a full year of operations for Seagate Software's 1996 acquisitions compared with a partial year of operations in 1996.

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

Write-off of In-Process Research and Development. During 1997, total write-offs of in-process research and development were $2,613,000. Seagate Software incurred this charge in connection with additional amounts paid with respect to the June 1996 acquisition of Holistic. During 1996, total write-offs of in-process research and development were $96,958,000, which resulted from Seagate Software's 1996 acquisitions.

Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles increased to $27,202,000 in 1997 from $13,035,000 in 1996, representing 13% and 9% of total revenues, respectively. The increase in absolute dollars was primarily due to increased amortization expense on a higher level of intangible assets and write-downs and write-offs of the carrying value of goodwill and other intangible assets of approximately $10,259,000 based on shortfalls of estimated future cash flows.

Restructuring. Restructuring charges were $2,524,000 in 1997 and $9,502,000 in 1996, representing 1% and 7% of total revenues, respectively. The restructuring charges were incurred in both years as a result of reorganizations and closures within the NSMG business unit for the reduction of personnel, write-off or write-down of equipment, intangibles and other assets, closure of duplicate facilities, fees for legal and accounting services, contract cancellations and other related expenses.

Unusual Items. In connection with the June 1996 acquisition of Holistic, Seagate Software recorded $13,446,000 in fiscal 1997, representing 6% of total revenues, as compensation expense for amounts paid to former Holistic shareholders who were employees of Seagate Software.

Interest and Other, Net. Total interest and other, net increased to a net expense of $2,381,000 in 1997 from a net expense of $610,000 in 1996, representing 1% and 0% of total revenues, respectively. The increase in interest and other, net was primarily due to higher interest expense on a higher level of outstanding borrowings from Seagate Technology.

Income Taxes. Seagate Software recorded a $8,714,000 benefit from income taxes at an effective rate of 13% in 1997 compared with a $8,748,000 benefit from income taxes at an effective rate of 6% for 1996. The effective rate used to record the benefit from income taxes in each fiscal year was less than the statutory rate primarily due to increases in the valuation allowance for deferred tax assets and charges in 1996 for in-process research and development for certain acquisitions that were not deductible for tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

Seagate Software's total cash was $10,418,000 and $15,130,000 as of October 2, 1998 and July 3 1998, respectively. The decrease in cash was primarily due to a reduction in Seagate Software's loan payable balance to Seagate Technology and purchases of equipment, leasehold improvements and intangible assets, partially offset by cash provided by operating activities and the sale of common stock. Seagate Software's cash is maintained in highly liquid operating accounts and primarily consists of bank deposits.

Seagate Software's operations have been financed by cash flows from operating activities and borrowings from Seagate Technology. Such borrowings are available to Seagate Software under a

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Revolving Loan Agreement between Seagate Software and Seagate Technology. Under the Revolving Loan Agreement, Seagate Technology finances certain of Seagate Software's working capital requirements. The Revolving Loan Agreement, which provides for maximum borrowings of up to $60,000,000, is renewable every two years and expires on July 3, 2000. Interest is paid at the LIBOR rate plus 2% per annum on such borrowings (7.375% at October 2, 1998). The loan balance was $3,895,000 as of October 2, 1998.

In addition to the Revolving Loan Agreement with Seagate Technology, certain foreign subsidiaries have line of credit facilities with third party financial institutions. These line of credit facilities provide for additional borrowings of up to an equivalent of approximately $1,139,000 at October 2, 1998. Interest rates payable on borrowings are based on local bank prime interest rates. At October 2, 1998, there were no outstanding borrowings under any of these lines of credit.

During the three months ended October 2, 1998, Seagate Software made investments totaling approximately $1,918,000 for new office facilities, leasehold improvements, computers, furniture and office equipment. Seagate Software presently anticipates it will make investments in 1999 of approximately $15,000,000 in equipment and leasehold improvements. Additionally, product development activities may include cash used to acquire technology. Seagate Software expects that such investments will be funded from existing cash balances and cash flows from operations.

Seagate Software believes its current cash balances, its available borrowings from Seagate Technology and cash flows generated from Seagate Software's operations will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Furthermore, Seagate Software anticipates that future operating and investing activities may be financed by additional borrowings from Seagate Technology, equity financing or other sources. Seagate Software believes that additional financing from Seagate Technology will be available at a reasonable cost.

NEW ACCOUNTING PRONOUNCEMENTS

Seagate Software intends to adopt Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") during fiscal 1999. This standard will require additional disclosure, but will not have a material effect on Seagate Software's financial position or results of operations. SFAS 131 changes the way companies report segment information and requires segments to be determined based on how management measures performance and makes decisions about allocating resources. SFAS 131 will first be reflected in Seagate Software's 1999 Annual Report on Form 10-K.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. It also provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. Seagate Software has not yet determined the impact, if any, of adopting this statement. The disclosures

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prescribed by SOP 98-1 will be effective for Seagate Software's consolidated financial statements for the fiscal year ending June 30, 2000.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, and will be effective for Seagate Software's fiscal year 2000. Seagate Software generally does not use derivative financial instruments.

FACTORS AFFECTING FUTURE OPERATING RESULTS

Risks from the Contribution of the Network & Storage Management Group. Seagate Technology consolidated its software businesses into a single entity called Seagate Software in 1996. Seagate Software's business currently consists of two primary divisions, NSMG and IMG. Seagate Software announced on October 5, 1998 that Seagate Software will contribute its NSMG business to a newly formed company, Newco, that will also acquire Veritas. Seagate Software and Seagate Software optionees who will become employees of Newco will receive approximately 40% of the fully-diluted equity in Newco.

Seagate Software faces a number of risks prior to and after the closing of the contribution of NSMG including:

 . Seagate Software's management resources may be distracted from day to day operations by the transaction;

 . employees of IMG may be distracted by concerns about whether Seagate Software continues to operate that business or spin it off;

 . NSMG customers may delay or cancel orders due to uncertainty about the transaction;

 . the ongoing OEM relationship with NSMG and Seagate Technology's tape drive operations may be disrupted;

 . Seagate Software has agreed not to compete in certain storage management software businesses for a specified period of time after the closing and may not be able to benefit from future opportunities in that market;

 . Seagate Software will not have control over the management of Newco, although initially Seagate Software will have two representatives on its board of directors;

 . Seagate Software will be limited from liquidating its interest in Newco for a certain period of time. Thereafter, if Seagate Software chooses to do so, Seagate Software will be required to sell its interest in Newco in increments to comply with certain SEC rules or to bear the expense of filing a registration statement; and

 . Seagate Software's IMG division has shared certain employees with NSMG who have provided accounting, legal, IT, and other services to Seagate Software. Many of these employees will become employees of Newco. The IMG division may experience delay and difficulty in conducting its day to day operations until replacement services have been fully implemented.

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

Potential Fluctuations in Annual and/or Quarterly Operating Results. Seagate Software often experiences a high volume of sales at the end of the quarter. Therefore, it may be late in the quarter before Seagate Software is able to determine that its costs are too high in relation to its sales. If this were to happen, Seagate Software would not be able to reduce these costs and, consequently, Seagate Software's net income would be reduced or its net loss increased. In addition, Seagate Software's operating results have been and may, in the future, be subject to significant quarterly fluctuations as a result of a number of other factors including:

 . the timing of orders from and shipment of products to major customers;

 . Seagate Software's ability to develop, introduce and market new products and product enhancements in a timely fashion;

 . changes in the prices of Seagate Software's products and its competitors' products;

 . Seagate Software's ability to fill orders received within a given quarter;

 . Seagate Software's customers' preference for competing technologies in lieu of its products;

 . Seagate Software's inability to reduce its costs in relation to its revenues
  (because Seagate Software ships its products shortly after it receives orders and operates with no backlog);

 . the impact of changes in foreign currency exchange rates on the cost of Seagate Software's products and the effective price of such products to foreign consumers;

 . competition and consolidation in Seagate Software's industry; and

 . general economic conditions.

Revenue Concentration. Seagate Software currently obtains most of its revenue from a limited number of software products and anticipates this to be the case for the foreseeable future. Seagate Software's new products must be accepted by customers in order for Seagate Software to be successful. If Seagate Software's products are not purchased as a result of competition, technological change or other factors, then its business, operating results and financial condition would be materially adversely affected.

Seagate Software's software products have a fixed life cycle that is difficult to estimate. If Seagate Software does not develop and introduce new products before its existing products have completed their life cycles, then Seagate Software will be unable to sustain or increase its level of sales. Seagate Software cannot be sure that it will continue to be successful in marketing its key products or any new products, applications or product enhancements.

Sales to a small number of customers generate a disproportionate amount of Seagate Software's revenues. For example, Seagate Software derived 24% of its revenues from sales to its top customer, Ingram Micro Inc. ("Ingram"), in the three months ended October 2, 1998. Seagate Software expects this trend to continue after the close of the Veritas Transaction. If any significant customer, reduces its purchases from Seagate Software, its business, financial condition, and results of operations would be materially adversely affected unless Seagate Software substantially increased sales to other customers. Because Seagate Software's contracts with its customers do not require customers to purchase any specified number of software licenses from Seagate Software, Seagate Software cannot be sure that its significant customers will continue to purchase its products at their current levels.

Reliance on Sales Staff, Channel Partners and Strategic Relationships. Seagate Software sells and supports its products through: its sales staff, third-party distributors, and OEMs. Seagate Software also has a strategic relationship with Microsoft that enables it to bundle its products with Microsoft's products, and Seagate Software has developed and is developing certain utilities and products to be part of Microsoft's products. If Microsoft reduces the nature and quantity of its relationship with Seagate Software, Seagate Software's business, operating results and financial condition would be materially adversely affected.

Seagate Software has made significant expenditures in recent years to expand its sales and marketing force. Seagate Software intends to continue to expand the IMG sales and marketing force after the closing of the Veritas Transaction. Seagate Software's future success will depend in part upon the productivity of its IMG sales and marketing force. Seagate Software believes that its ability to continue to attract, integrate, train, motivate and retain new sales and marketing personnel will also affect its success. Seagate Software faces intense competition for sales and marketing personnel in the software industry, and Seagate Software cannot be sure that it will be successful in hiring and retaining such personnel in accordance with its plans. Even if Seagate Software hires and trains sufficient numbers of sales and marketing personnel, Seagate Software cannot be sure that its recent and other planned expenses will generate enough additional revenue to exceed these costs.

Seagate Software generates a substantial portion of its revenue by selling products to its distributors and OEMs. Seagate Software distributors and OEMs decide whether or not to include Seagate Software's products with those they sell and generally can carry and sell product lines that are competitive with Seagate Software's. Because OEMs and distributors carry other product lines and are not required to make a specified level of purchases from Seagate Software, Seagate Software cannot be sure that they will prioritize selling Seagate Software's products. These distributors and OEMs are also generally entitled to terminate Seagate Software's relationship without cause. Seagate Software's business, financial results and operating condition following the closing of the Veritas Transaction would be materially adversely affected if some or all of its current distributors and OEMs discontinued selling IMG products and Seagate Software failed to find comparable replacements.

New Product Development and Technological Change. Seagate Software's products are used in combination with other software. Seagate Software had research and development expenses of $36.9 million, $42.8 million, $47.1 million and $12.8 million in fiscal 1996, 1997 and 1998 and the three months ended October 2, 1998, respectively. IMG had research and development expenses of $4.4 million, $9.3 million, $15.5 million and $3.9 million in fiscal 1996, 1997 and 1998 and the three months ended October 2, 1998, respectively. Seagate Software's products are used in combination with other software. The markets for Seagate Software's products are characterized by rapidly changing technology, changing customer needs, evolving industry standards and frequent new product introductions. Seagate Software's future success will therefore depend on its ability to design, develop, test and support new IMG software products and enhancements on a timely and cost effective basis.

If Seagate Software does not respond to changing market conditions and customer requirements by developing and introducing new IMG products in a timely manner following the closing of the Veritas Transaction, then its business, operating results or financial condition could be materially adversely affected.

Competition. Seagate Software's industry, including the business intelligence market IMG participates in, is intensely competitive and is characterized by rapidly changing technology and evolving standards. Seagate Software expects additional competition from other established and/or emerging companies and as a result of future software industry consolidations. Seagate Software expects that its competitors will offer new and existing products at lower prices if necessary to gain or retain market share and customers. Seagate Software has experienced and expects to continue to experience intense competition from a number of domestic and foreign companies. Increased competition can be expected to cause price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on Seagate Software's business, operating results or financial condition. Current and potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and support of their products than Seagate Software is able to do.

It is possible that new competitors or alliances among Seagate Software's competitors may emerge and rapidly acquire significant market share. In addition, network operating system vendors could introduce new or upgrade existing operating systems or environments that could render Seagate Software's products obsolete and unmarketable.

Seagate Software also faces indirect competition from present and potential customers, including Microsoft or other strategic partners, that continuously evaluate whether to develop their own software products and components internally or obtain them from outside sources. If Seagate Software's strategic partners decide to develop the utilities and other products Seagate Software has in the past provided, it could have a material adverse effect on Seagate Software's business, results of operations and financial condition.

There can be no assurance that Seagate Software will be able to compete successfully against current or future competitors. If Seagate Software fails to compete successfully, its business, operating results and financial condition may be materially adversely affected.

Acquisitions. Seagate Software intends to continue its expansion of IMG into software through internal growth as well as acquisitions. Acquisitions involve numerous risks including: the difficulties of integrating the operations and products of the acquired businesses, and the potential loss of key employees or customers of the acquired businesses. Seagate Software expects that it will continue to incur substantial expenses as it acquires other businesses including charges for the write-off of in-process research and development. Seagate Software's operating results have fluctuated in the past and may fluctuate in the future because of the timing of such write-offs. For example, Seagate Software incurred a charge to operations in the fourth quarter of fiscal 1998 of approximately $7 million for the write-off of in-process research and development related to its acquisition of Eastman Software Storage Management Group, Inc.

Risks of Systems Failures. Seagate Software operations are dependent of its ability to protect Seagate Software's computer equipment and the information stored in its databases from damage by catastrophic events such as fire, natural disaster, power loss, telecommunications failures, and unauthorized intrusion. Seagate Software believes that it has taken prudent measures to reduce the risk of interruption in its operations. However, Seagate Software cannot be sure that these measures are sufficient. Any damage or failure that causes interruptions in Seagate Software's operations could have a material adverse effect on Seagate Software's business, results of operations and financial condition.

Year 2000 Risks. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in normal business activities.

Seagate Software considers a product to be "Year 2000 Ready" if the product's performance and functionality are unaffected by processing of dates prior to, during and after the year 2000, but only if all products (for example hardware, firmware and software) used with the product properly exchange accurate date data with it.

Seagate Software's Products. Seagate Software's products are used in numerous operating environments. Seagate Software is assessing its products to determine whether or not they are Year 2000 Ready. Although Seagate Software believes certain of its software products are Year 2000 Ready, Seagate Software has determined that certain of its software products are not and will not be Year 2000 Ready. The inability of one or more of Seagate Software's products to properly manage and manipulate dates related to the Year 2000 could result in a material adverse effect on its business, financial condition or results of operations, including increased warranty costs, customer satisfaction issues and potential lawsuits. Seagate Software is taking measures to inform its customers that those products are not and will not be Year 2000 Ready. To assist its customers in evaluating Year 2000 issues, Seagate Software has developed a list of those products that are Year 2000 Ready as stand-alone products. The list is located on Seagate Software's World Wide Web page and is periodically updated when Seagate Software makes additional product assessments.

Seagate Software anticipates that substantial litigation may be brought against vendors, including Seagate Software, of all software components of systems that are unable to properly manage data related to the Year 2000. Seagate Software's customer agreements typically contain provisions designed to limit Seagate Software's liability for such claims. As a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions, it is possible that these measures will not provide protection from liability claims. If any such claims are brought against Seagate Software, regardless of their merit, Seagate Software's business, financial condition and results of operations could be materially adversely affected from factors that include increased warranty costs, customer satisfaction issues and the costs of potential lawsuits.

Seagate's Systems. Seagate Software has also initiated a comprehensive program to address Year 2000 readiness in its internal systems and with its customers and suppliers. Seagate Software's program has been designed to address its most critical internal systems first and to gather information regarding the Year 2000 compliance of products supplied to Seagate Software and into which Seagate Software's products are integrated. Assessment and remediation are proceeding in tandem, and Seagate Software intends to have its critical internal systems Year 2000 Ready by July 3, 1999, the first day of Seagate Software's fiscal year 2000. These activities are intended to encompass all major categories of systems in use by Seagate Software, including operations, technical support, engineering, sales, finance and human resources. To date, Seagate Software has not incurred material costs related to assessment and remediation of Year 2000 readiness. Seagate Software is still in the process of conducting its Year 2000 audit and therefore is unable to make a reasonable estimate of the costs associated with Year 2000 readiness. Accordingly, no assurance can be given that the costs required to address the Year 2000 issue will not have a material adverse effect on Seagate Software's business, financial condition or results of operations. The costs incurred to date related to these programs have not been and are not expected to be material.

Seagate Software has also initiated formal communications with its significant suppliers to determine the extent to which Seagate Software is vulnerable to those third parties' failure to remedy their own Year 2000 issues. To date Seagate Software has contacted its significant suppliers and has received assurances of Year 2000 compliance from a number of those contacted. However, most of Seagate Software's suppliers are under no contractual obligation to provide such information to Seagate Software. Seagate Software could experience material adverse effects on its business if it fails to fully identify all Year 2000 dependencies in Seagate Software's systems and in the systems of its suppliers, customers and financial institutions. Those material adverse effects could include delays in the delivery or sale of Seagate Software's products. Therefore, Seagate Software is developing contingency plans for continuing operations in the event such problems arise.

Customer Purchasing Patterns. Seagate Software believes that the purchasing patterns of customer and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or patch their current software systems for Year 2000 readiness. These expenditures may result in reduced funds available to purchase products such as those offered by Seagate Software, which could have a material adverse effect on Seagate Software's business, operating results or financial condition.

Risks from International Operations. Seagate Software, including IMG, has significant offshore operations including development facilities, sales personnel and customer support operations. Seagate Software's offshore operations are subject to certain inherent risks including:

 . fluctuations in currency exchange rates;

 . lack of acceptance of localized products;

 . longer payment cycles for sales in foreign countries;

 . difficulties in staffing and managing international operations;

 . seasonal reductions in business activity in the summer months in Europe and certain other countries;

 . increases in tariffs, duties, price controls, other restrictions on foreign currencies or trade barriers imposed by foreign countries;

 . management of an enterprise spread over various countries;

 . the burden of complying with a wide variety of foreign laws; and

 . political unrest, particularly in areas in which Seagate Software has facilities.

These factors could have a material adverse effect on Seagate Software's business, operating results and financial condition in the future.

Seagate Software's products are generally priced in U.S. dollars even when sold to customers who are located abroad. The currency instability in the Asian and other financial markets may make Seagate Software's products more expensive than products sold by other manufacturers that are priced in one of the affected currencies. Therefore, foreign customers may reduce purchases of Seagate Software's products. Seagate Software anticipates that the recent turmoil in financial markets and the recent deterioration of the underlying economic conditions in certain countries, including those in Asia and the Far East, may have an impact on Seagate Software's sales to customers located in or whose end-user customers are located in those countries due to:

 . the impact of currency fluctuations on the relative price of Seagate
  Software's products;

 . restrictions on government spending imposed by the International Monetary
  Fund (the "IMF") in those countries receiving the IMF's assistance;

 . customers' reduced access to working capital to fund software purchases, such as Seagate Software's products, due to:

  . higher interest rates,

  . reduced bank lending due to contractions in the money supply or the deterioration in the customer's or its bank's financial condition, or

  . the inability to access other financing.

Dependence on Proprietary Technology. Seagate Software's success will be heavily dependent on its proprietary technology. Seagate Software relies primarily on the following to protect its proprietary rights:

 . patents;

 . copyrights;

 . trademarks and trade secret rights;

 . confidentiality procedures;

 . employee and third party nondisclosure agreements; and

 . licensing arrangements.

Such measures provide only limited protection.

Seagate Software also relies in part on shrink wrap licenses that are not signed by end users and, therefore, may be unenforceable under the laws of certain jurisdictions.

Even though Seagate Software takes these steps, someone may be able to copy or otherwise obtain and use Seagate Software's products and technology without authorization. Policing unauthorized use of Seagate Software's products is difficult. Although Seagate Software cannot determine the extent of existing piracy of its products, Seagate Software expects that software piracy will be a persistent problem. Third parties may also develop similar technology independently. Seagate Software believes that effective protection of intellectual property rights is unavailable or limited in certain foreign countries.

Seagate Software's competitors may successfully challenge the validity or scope of Seagate Software's patents, copyrights and trademarks. Seagate Software cannot be sure that its patents, copyrights and trademarks will provide it with a competitive advantage or that its competitors will not design around any patents issued to it. IMG has one U.S. patent application, but no U.S. patents or foreign patents or foreign patent applications pending. Seagate Software is not aware that any of its products infringe upon the proprietary rights of third parties, but, in the future, third parties may claim that Seagate Software's current or future products infringe that party's rights. Seagate Software believes that software product developers will be increasingly subject to claims of infringement as the functionality of products in its industry segment overlaps. If Seagate Software were subject to a claim of infringement, regardless of its merit, such claim would have the following impacts on it that could have a material adverse effect on Seagate Software's business, operating results or financial condition:

 . require costly litigation to resolve,

 . absorb significant management time, and/or

 . require Seagate Software to enter into royalty or license agreements.

Software Product Errors or Defects. Software products as complex as those Seagate Software offers frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite product testing, Seagate Software's products may contain defects or software errors. If Seagate Software's products have errors, they could:

 . cause a negative customer reaction that could reduce future sales;

 . generate negative publicity regarding Seagate Software and its products;

 . harm Seagate Software's reputation;

 . reduce or limit customer's adoption of Seagate Software's products;

 . require Seagate Software to make extensive changes to the product; or

 . result in customers' delaying their purchase until the errors or defects have been remedied, which would cause Seagate Software's revenues to be reduced or delayed.

Any of these occurrences could have a material adverse effect upon Seagate Software's business, operating results or financial condition.

Seagate Software's license agreements with its customers typically contain provisions designed to limit Seagate Software's exposure to potential product liability claims. Existing or future federal, state or local laws or ordinances or unfavorable judicial decisions may make these provisions ineffective. Because Seagate Software's products are used in system management, resource optimization and business intelligence applications, Seagate Software's liability could be substantial if Seagate Software recieves an unfavorable judgement, which could have a material adverse effect upon Seagate Software's business, operating results or financial condition.

Dependence on Key Personnel. Seagate Software's future performance depends to a significant degree upon the continued service of its key members of management as well as marketing, sales, and product development personnel. IMG's performance following the closing of the Veritas Transaction will be dependent upon such personnel. The loss of one or more of Seagate Software key personnel would have a material adverse effect on Seagate Software's business, operating results and financial condition. Seagate Software believes its future success, particularly with respect to IMG after the closing of the Veritas Transaction, will also depend in large part upon its ability to attract and retain highly skilled management, marketing, sales, and product development personnel. Seagate Software has experienced intense competition for such personnel and there can be no assurance that it will be able to retain its key employees or that Seagate Software will be successful in attracting, assimilating and retaining them in the future.

Risks from Conversion to Single European Currency. On January 1, 1999, certain member states of the European Economic Community will fix their respective currencies to a new currency, the Single European Currency ("Euro"). On that day the Euro will become a functional legal currency within these countries. During the three years beginning on January 1, 1999, business in these countries will be conducted both in the existing national currency, such as the French Franc or the deutsche Mark, as well as the Euro. Companies operating in or conducting business in these countries will need to ensure that their financial and other software systems are capable of processing transactions and properly handling the existing currencies and the Euro.

Seagate Software is still assessing the impact that the introduction and use of the Euro will have on its internal systems. Seagate Software will take corrective actions based on such assessment but does not presently expect that introduction and use of the Euro will materially affect its foreign exchange and hedging activities or use of derivative instruments or will result in any material increase in its costs. While Seagate Software will continue to evaluate the impact of the Euro introduction over time, based on currently available information, Seagate Software does not believe that the introduction of the Euro will have a material adverse impact on Seagate Software's financial condition or overall trends in results of operations.

                                 LEGAL MATTERS

The validity of the Seagate Technology common stock to be issued in connection with the Exchange Offer will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                    EXPERTS

The consolidated financial statements of Seagate Technology, Inc. incorporated by reference in Seagate Technology, Inc.'s Annual Report (Form 10-K) for the year ended July 3, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Seagate Software, Inc. at July 3, 1998 and June 27, 1997, and for each of the three years in the period ended July 3, 1998, appearing in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                 INDEX TO SEAGATE SOFTWARE FINANCIAL STATEMENTS

DESCRIPTION                                                             PAGE NO.
-----------                                                             --------
Report of Ernst & Young LLP, Independent Auditors.....................     F-2
Consolidated Balance Sheets--July 3, 1998 and June 27, 1997...........     F-3
Consolidated Statements of Operations--Years Ended July 3, 1998, June
 27, 1997
 and June 28, 1996....................................................     F-4
Consolidated Statements of Cash Flows--Years Ended July 3, 1998, June
 27, 1997
 and June 28, 1996....................................................     F-5
Consolidated Statements of Stockholders' Equity--Years Ended July 3,
 1998, June 27, 1997
 and June 28, 1996....................................................     F-6
Notes to Consolidated Financial Statements............................     F-7
Condensed Consolidated Balance Sheets--October 2, 1998 (unaudited) and
 July 3, 1998.........................................................    F-28
Condensed Consolidated Statements of Operations--Three Months Ended
 October 2, 1998
 and October 3, 1997 (unaudited)......................................    F-29
Condensed Consolidated Statements of Cash Flows--Three Months Ended
 October 2, 1998
 and October 3, 1997 (unaudited)......................................    F-30
Notes to Condensed Consolidated Financial Statements (unaudited)......    F-31

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders Seagate Software, Inc.

We have audited the accompanying consolidated balance sheets of Seagate Software, Inc. as of July 3, 1998 and June 27, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 3, 1998. These consolidated financial statements are the responsibility of Seagate Software's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seagate Software, Inc. at July 3, 1998 and June 27, 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 3, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

San Jose, California
July 17, 1998

                             SEAGATE SOFTWARE, INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                           JULY 3,   JUNE 27,
                                                            1998       1997
                                                          ---------  ---------
                         ASSETS
Cash..................................................... $  15,130  $  12,085
Accounts receivable, net.................................    46,564     28,172
Inventories..............................................     1,117      3,206
Other current assets.....................................     2,474      4,040
                                                          ---------  ---------
  Total current assets...................................    65,285     47,503
Property, equipment and leasehold improvements, net......    16,876     20,785
Goodwill and other intangibles, net......................    53,879     75,306
                                                          ---------  ---------
  Total assets........................................... $ 136,040  $ 143,594
                                                          =========  =========
                       LIABILITIES
Loan payable to Seagate Technology....................... $  16,054  $  28,971
Accounts payable.........................................    10,994      9,116
Accrued employee compensation............................    14,365     10,267
Accrued expenses.........................................    15,339     16,035
Accrued income taxes.....................................     5,562      2,699
Deferred revenue.........................................    13,714      8,354
                                                          ---------  ---------
  Total current liabilities..............................    76,028     75,442
Deferred income taxes....................................     1,691      6,233
Other liabilities........................................       255        301
                                                          ---------  ---------
  Total liabilities......................................    77,974     81,976
Common stock subject to repurchase.......................     3,917        --
                  STOCKHOLDERS' EQUITY
Convertible preferred stock, $.001 par value--73,000,000
 shares authorized;
  Series A: shares issued and outstanding--54,633,333 in
   1998 and 1997 (aggregate liquidation preference of
   $409,750 in 1998 and 1997)............................        55         55
Common stock, $.001 par value--95,600,000 shares
 authorized; shares issued and outstanding--235,502 in
 1998 and 83,355 in 1997.................................       --         --
Additional paid-in capital...............................   343,526    342,091
Accumulated deficit......................................  (289,175)  (280,685)
Foreign currency translation adjustment..................      (257)       157
                                                          ---------  ---------
  Total stockholders' equity.............................    54,149     61,618
                                                          ---------  ---------
  Total liabilities and stockholders' equity............. $ 136,040  $ 143,594
                                                          =========  =========

                See notes to consolidated financial statements.

                             SEAGATE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                      FOR THE YEARS ENDED
                                                  -----------------------------
                                                  JULY 3,   JUNE 27,  JUNE 28,
                                                    1998      1997      1996
                                                  --------  --------  ---------
Revenues:
  Licensing.....................................  $243,285  $183,556  $ 124,380
  Licensing from Seagate Technology.............     5,469     5,762      9,374
  Maintenance, support and other................    44,472    27,632      7,832
                                                  --------  --------  ---------
    Total revenues..............................   293,226   216,950    141,586
Cost of revenues:
  Licensing.....................................    16,963    17,535     14,885
  Licensing from Seagate Technology.............       539     1,834      3,999
  Maintenance, support and other................    19,687     6,560        194
  Amortization of developed technologies........    13,271    21,860      9,941
                                                  --------  --------  ---------
    Total cost of revenues......................    50,460    47,789     29,019
                                                  --------  --------  ---------
Gross profit....................................   242,766   169,161    112,567
Operating expenses:
  Sales and marketing...........................   129,343   107,706     71,129
  Research and development......................    47,173    42,842     36,897
  General and administrative....................    37,124    36,861     22,852
  In-process research and development...........     6,800     2,613     96,958
  Amortization of goodwill and other intangi-
   bles.........................................    15,421    27,202     13,035
  Restructuring costs...........................       --      2,524      9,502
  Unusual items.................................       --     13,446        --
                                                  --------  --------  ---------
    Total operating expenses....................   235,861   233,194    250,373
                                                  --------  --------  ---------
Income (loss) from operations...................     6,905   (64,033)  (137,806)
Interest expense................................    (1,021)   (2,688)      (970)
Other, net......................................     1,011       307        360
                                                  --------  --------  ---------
  Interest and other, net.......................       (10)   (2,381)      (610)
                                                  --------  --------  ---------
Income (loss) before income taxes...............     6,895   (66,414)  (138,416)
Benefit from (provision for) income taxes.......   (15,385)    8,714      8,748
                                                  --------  --------  ---------
Net loss........................................  $ (8,490) $(57,700) $(129,668)
                                                  ========  ========  =========
Net loss per common share:
  Basic.........................................  $ (51.59) $(852.11)
  Diluted.......................................  $ (51.59) $(852.11)
Number of shares used in per share computations:
  Basic.........................................   164,571    67,714
  Diluted.......................................   164,571    67,714

                See notes to consolidated financial statements.

                             SEAGATE SOFTWARE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      FOR THE YEARS ENDED
                                                  -----------------------------
                                                  JULY 3,   JUNE 27,  JUNE 28,
                                                    1998      1997      1996
                                                  --------  --------  ---------
Operating activities
Net loss........................................  $ (8,490) $(57,700) $(129,668)
Adjustments to reconcile net income to net cash
 from operating activities:
  Depreciation and amortization.................    39,152    41,381     24,737
  Deferred income taxes.........................    (4,542)   (7,505)    (3,021)
  Write-off of in-process research and
   development..................................     6,800     2,613     96,958
  Write-off or write-down of goodwill and
   intangibles..................................     1,900    17,192      2,157
  Unusual items.................................       --     13,446        --
  Write-offs due to restructure.................       --      1,494      4,427
  Changes in operating assets and liabilities:
    Accounts receivable.........................   (18,157)    4,583    (12,129)
    Inventories.................................     2,099    (1,581)       (11)
    Other current assets........................     1,575    (1,207)     1,080
    Accounts payable............................     1,552    (1,609)     4,887
    Accrued employee compensation...............     4,020     2,078      2,570
    Accrued expenses............................      (725)    2,430      4,629
    Accrued income taxes........................     3,633     5,796     (3,297)
    Deferred revenue............................     5,285     2,648      1,613
    Other liabilities...........................       (46)       44     (3,267)
                                                  --------  --------  ---------
  Net cash provided by (used in) operating
   activities...................................    34,056    24,103     (8,335)
INVESTING ACTIVITIES
Acquisitions of businesses, net of cash
 acquired.......................................   (10,000)      --     (94,007)
Acquisition of property, equipment and leasehold
 improvements, net..............................    (7,992)  (15,823)   (10,167)
Escrow establishment............................       --        --     (18,000)
Decrease in other non-current assets, net.......       --        --       1,560
Acquisition of intangibles......................    (4,270)      --         --
                                                  --------  --------  ---------
  Net cash (used in) investing activities.......   (22,262)  (15,823)  (120,614)
FINANCING ACTIVITIES
Sale of common stock............................       665        79        --
Sale of common stock subject to repurchase......     3,917       --         --
Funding by Seagate Technology for acquisitions
 of businesses..................................       --        --     108,400
Borrowings from Seagate Technology, net.........   (12,917)   (4,020)    20,418
                                                  --------  --------  ---------
  Net cash provided by (used in) financing
   activities...................................    (8,335)   (3,941)   128,818
Effect of exchange rate changes on cash.........      (414)      151          8
                                                  --------  --------  ---------
  Increase (decrease) in cash...................     3,045     4,490       (123)
  Elimination of Arcada's net cash activity for
   the duplicated six months ended December 31,
   1995.........................................       --        --       1,768
Cash at the beginning of the year...............    12,085     7,595      5,950
                                                  --------  --------  ---------
Cash at the end of the year.....................  $ 15,130  $ 12,085  $   7,595
                                                  ========  ========  =========
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest........................  $     50  $    214  $      36
  Cash paid for income taxes....................     7,945    2, 357      4,892

                See notes to consolidated financial statements.

                             SEAGATE SOFTWARE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                              SERIES A
                             CONVERTIBLE        COMMON                  FOREIGN
FOR THE YEARS ENDED JULY   PREFERRED STOCK      STOCK      ADDITIONAL  CURRENCY
 3, 1998, JUNE 27, 1997   ----------------- --------------  PAID-IN   TRANSLATION ACCUMULATED
   AND JUNE 28, 1996        SHARES   AMOUNT SHARES  AMOUNT  CAPITAL   ADJUSTMENT    DEFICIT    TOTAL
------------------------  ---------- ------ ------- ------ ---------- ----------- ----------- --------
                                               (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE AT JUNE 30,
 1995...................         --  $ --       --  $ --    $140,610     $   2     $ (93,397) $ 47,215
Acquisition by Seagate
 Technology of OnDemand
 Software, Inc. and
 minority interest of
 Arcada Holdings, Inc...         --    --       --    --      98,249       --            --     98,249
Issuance of convertible
 preferred stock and
 common stock to Seagate
 Technology pursuant to
 the formation of
 Seagate Software.......  34,500,000    34   62,500   --         (34)      --            --        --
Issuance of convertible
 preferred stock to
 Seagate Technology
 pursuant to the
 acquisition of Calypso
 Software Systems,
 Inc. ..................   1,733,333     2      --    --      13,797       --            --     13,799
Issuance of convertible
 preferred stock to
 Seagate Technology
 pursuant to the
 acquisition of Holistic
 Systems, Ltd. .........  11,200,000    11      --    --      84,046       --            --     84,057
Income tax benefit from
 Seagate Technology
 stock option
 exercises..............         --    --       --    --       1,866       --            --      1,866
Foreign currency
 translation
 adjustment.............         --    --       --    --         --          4           --          4
Net loss................         --    --       --    --         --        --       (129,668) (129,668)
Elimination of Arcada
 Holdings, Inc. activity
 for the duplicated six
 months ended December
 31, 1995...............         --    --       --    --         --        --             80        80
                          ---------- -----  ------- -----   --------     -----     ---------  --------
BALANCE AT JUNE 28,
 1996...................  47,433,333    47   62,500   --     338,534         6      (222,985)  115,602
Income tax benefit from
 Seagate Technology
 stock option
 exercises..............         --    --       --    --       3,486       --            --      3,486
Issuance of common stock
 upon exercise of
 employee stock
 options................         --    --    20,855   --          79       --            --         79
Issuance of convertible
 preferred stock
 pursuant to the
 transfer to Seagate
 Software of IMG
 Vancouver..............   7,200,000     8      --    --          (8)      --            --        --
Foreign currency
 translation
 adjustment.............         --    --       --    --         --        151           --        151
Net loss................         --    --       --    --         --        --        (57,700)  (57,700)
                          ---------- -----  ------- -----   --------     -----     ---------  --------
BALANCE AT JUNE 27,
 1997...................  54,633,333    55   83,355   --     342,091       157      (280,685)   61,618
Income tax benefit from
 Seagate Technology
 stock option
 exercises..............         --    --       --    --         770       --            --        770
Issuance of common stock
 upon exercise of
 employee stock
 options................         --    --   152,147   --         665       --            --        665
Foreign currency
 translation
 adjustment.............         --    --       --    --         --       (414)          --       (414)
Net loss................         --    --       --    --         --        --         (8,490)   (8,490)
                          ---------- -----  ------- -----   --------     -----     ---------  --------
BALANCE AT JULY 3,
 1998...................  54,633,333 $  55  235,502 $ --    $343,526     $(257)    $(289,175) $ 54,149
                          ========== =====  ======= =====   ========     =====     =========  ========

                See notes to consolidated financial statements.

                             SEAGATE SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business. Seagate Software, Inc. ("Seagate Software" or the "Company") develops and markets software products and provides related services enabling business users and information technology ("IT") professionals to manage enterprise information. Headquartered in Scotts Valley, California, Seagate Software has over 40 offices and operations in 17 countries worldwide. Seagate Software is a majority-owned and consolidated subsidiary of Seagate Technology, Inc. (the "Parent Company" or "Seagate Technology"), a data technology company that provides products for storing, managing and accessing digital information on computer systems. As of July 3, 1998, Seagate Technology and one of its subsidiaries held 99.7% of Seagate Software's outstanding capital stock. On a diluted basis, the outstanding minority interests of Seagate Software amounted to approximately 17.8%, which consisted of Common Stock and options to purchase Common Stock issued pursuant to the Option Plan. Such options to purchase Seagate Software's Common Stock are held by certain employees, directors and consultants of Seagate Software and Seagate Technology.

Basis of Presentation. These financial statements are presented as if Seagate Software had existed as an entity separate from Seagate Technology during the periods presented and include the historical assets, liabilities, revenues and expenses that are directly related to Seagate Software's operations. Intercompany transactions and balances have been eliminated.

Seagate Software was incorporated in Delaware in November 1993 and commenced operations in May 1994 pursuant to Seagate Technology's merger with Crystal Computer Services, Inc., a company engaged in developing and marketing report writing software. From August 1994 to June 1996, Seagate Technology acquired eight software companies, which were engaged in developing and marketing business intelligence ("BI") or network and/or storage management software products. In February 1996, Seagate Technology merged with Conner Peripherals, Inc. ("Conner") in a transaction accounted for as a pooling-of-interests. In connection with the merger, Seagate Technology purchased the outstanding minority interests in Conner's storage management software operations under Arcada Holdings, Inc. ("Arcada"). In April 1996, Seagate Technology consolidated its software operations into Seagate Software.

Prior to December 1996, Seagate Technology International ("STI"), a wholly-owned subsidiary of Seagate Technology, owned all outstanding capital stock (the "IMG Stock") of IMG Vancouver (formerly Crystal Services, Inc.). Pursuant to an agreement among STI, Seagate Software and IMG Vancouver dated December 19, 1996, STI surrendered the IMG Stock (which was subsequently canceled by IMG Vancouver) in exchange for 7,200,000 Convertible Preference Shares of IMG Vancouver. On December 26, 1996, the Convertible Preference Shares were exchanged for 7,200,000 Class B Exchangeable Shares of IMG Vancouver. These Class B Exchangeable Shares do not have voting rights except as required by law, but can be exchanged at STI's sole discretion for 7,200,000 shares of Seagate Software Series A Preferred Stock. In connection with the issuance of the Class B Exchangeable Shares described above, STI was granted voting rights in Seagate Software equivalent to 7,200,000 shares of Series A Preferred Stock. Also on December 26, 1996, IMG Vancouver issued

                             SEAGATE SOFTWARE, INC.

10,000 Class A Common Shares, which carry the right to vote, to Seagate Software. Seagate Software therefore now owns all voting shares of IMG Vancouver. For financial reporting purposes, Seagate Software has control over IMG Vancouver and therefore consolidates the results of IMG Vancouver. Additionally, the 7,200,000 shares of Series A Preferred Stock of Seagate Software which STI could elect to receive in exchange for the Class B Exchangeable Shares of IMG Vancouver have been treated as issued and outstanding shares of Series A Preferred Stock of Seagate Software.

In June 1998, Seagate Software acquired all of the outstanding capital stock of Eastman Software Storage Management Group, Inc. ("Eastman"), a company engaged in developing, producing and marketing hierarchical storage management products for the Windows NT platform. The purchase price of approximately $10,000,000 was paid in cash. Approximately $6,800,000 of the total purchase price represented the value of in-process technology that had not yet reached technological feasibility, had no alternative future use and was charged to Seagate Software's operations in the quarter ended July 3, 1998. Seagate Software accounted for the acquisition using the purchase method, and the results of operations of Eastman are only included in Seagate Software's operations since the acquisition was completed. Pro forma financial information is not presented as such amounts are not material.

Seagate Software operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal 1998 ended on July 3, 1998, fiscal 1997 ended on June 27, 1997 and fiscal 1996 ended on June 28, 1996. Fiscal 1998 was comprised of 53 weeks and fiscals 1997 and 1996 were comprised of 52 weeks. Fiscal 1999 will be a 52-week year and will end on July 2, 1999. All references to years in the notes to consolidated financial statements represent fiscal years unless otherwise noted.

Arcada, which was acquired by Seagate Software pursuant to Seagate Technology's merger with Conner, had a fiscal year that ended on the Saturday closest to December 31. Accordingly, Arcada's statement of operations for the year ended December 30, 1995 has been combined with Seagate Software's statement of operations for the year ended June 30, 1995. In order to conform Arcada's fiscal year end to Seagate Software's fiscal year end, Seagate Software's consolidated statement of operations for the year ended June 28, 1996 includes six months (July 1, 1995 through December 31, 1995) for Arcada which are also included in Seagate Software's consolidated statement of operations for the year ended June 30, 1995.

Economic Dependence on Seagate Technology. Seagate Software has incurred net losses since inception and had net losses aggregating $195,858,000 during 1998, 1997 and 1996, and had a working capital deficit at July 3, 1998 of $10,743,000. On July 4, 1998 Seagate Software and Seagate Technology renewed the Revolving Loan Agreement on substantially the same terms and conditions as the prior agreement which was dated June 28, 1996. Under the Revolving Loan Agreement, Seagate Technology finances certain of Seagate Software's working capital needs. The Revolving Loan Agreement provides for maximum outstanding borrowings of up to $60,000,000 and is

                             SEAGATE SOFTWARE, INC.

renewable every two years. Outstanding borrowings from Seagate Technology were $16,054,000 and $28,971,000 at July 3, 1998 and June 27, 1997, respectively.
Borrowings from Seagate Technology consist primarily of amounts used to fund Seagate Software's operating activities. Beginning in fiscal 1999, Seagate Software will pay interest at the LIBOR rate plus 2% per annum on such borrowings; Seagate Software previously paid interest at 6%. Seagate Software is economically dependent on Seagate Technology and believes that to the extent future cash flows from operations and borrowings under the existing loan agreement with Seagate Technology are not sufficient to fund Seagate Software's working capital deficit and planned activities during the next 12 months, that additional funding will be available at a reasonable cost from Seagate Technology.

Accounting Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

Concentration of Credit Risk. Financial instruments that potentially subject Seagate Software to significant concentrations of credit risk consist primarily of cash and accounts receivable. Seagate Software places its cash and cash equivalents in high credit quality financial institutions. Accounts receivable are derived from revenues earned from customers primarily located in North America and Europe. Seagate Software performs ongoing credit evaluations of its customers and generally does not require collateral. Seagate Software maintains reserves for potential credit losses and historically such losses have been immaterial. Revenue from one third party customer, Ingram Micro Inc., accounted for 22%, 18% and 16% of Seagate Software's total revenues in 1998, 1997 and 1996, respectively.

Foreign Currency Translation. The U.S. dollar is the functional currency for most of Seagate Software's foreign operations. Gains and losses on the remeasurement into U.S. dollars of amounts denominated in foreign currencies are included in net income for those operations whose functional currency is the U.S. dollar. Gains and losses on translation into U.S. dollars of foreign operations whose functional currency is the local currency are recorded as a separate component of stockholders' equity.

Cash Management. Seagate Technology uses a centralized cash management function for all of its domestic operations, including certain domestic operations of Seagate Software. A substantial majority of Seagate Software's cash is from balances maintained by Seagate Software's foreign subsidiaries.

Cash and Cash Equivalents. Seagate Software considers all highly liquid investments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Seagate Software typically uses available cash in excess of amounts required for operating activities to pay amounts due under the Revolving Loan Agreement. Accordingly, Seagate Software has not had significant cash equivalents to date.

Inventories. Inventories are stated at the lower of cost (first in, first out method) or market, and consist primarily of materials used in software products, related supplies and packaging materials.

                             SEAGATE SOFTWARE, INC.

Property, Equipment and Leasehold Improvements. Property and equipment, including leasehold improvements, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from two to five years. Assets under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining lease term.

Goodwill and Other Intangible Assets. Goodwill represents the excess of the purchase price of acquired companies over estimated fair values of tangible and intangible net assets acquired. Goodwill is amortized on a straight-line basis over five to seven years. The carrying values of long-term assets and intangibles other than developed technology ("other intangibles") are reviewed if facts and circumstances suggest that they may be impaired. If this review indicates that carrying values of long-term assets and other intangibles and associated goodwill will not be recoverable based on projected undiscounted future cash flows, carrying values are reduced to estimated fair values by first reducing goodwill and second by reducing long-term assets and other intangibles.

Other intangible assets consist of trademarks, assembled workforces, distribution networks, developed technology, customer bases, and covenants not to compete related to acquisitions accounted for by the purchase method. See Note on Business Combinations and Acquisitions. Amortization of purchased intangibles, other than acquired developed technology, is provided on the straight-line basis over the respective useful lives of the assets ranging from 36 to 60 months for trademarks, 24 to 48 months for assembled workforces and distribution networks, 12 to 36 months for customer bases and 18 to 24 months for covenants not to compete. In-process research and development without alternative future use is expensed when acquired.

Developed Technology. Seagate Software applies Statement of Financial Accounting Standards No. 86 ("SFAS 86"), "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", to software technologies developed internally, acquired in business acquisitions, and purchased.

Internal development costs are included in research and development and are expensed as incurred. SFAS 86 requires the capitalization of certain internal development costs once technological feasibility is established, which based on Seagate Software's development process generally occurs upon the completion of a working model. As the time period between the completion of a working model and the general availability of software has been short, capitalization of internal development costs has not been material to date. Capitalized costs are amortized based on the greater of the straight-line basis over the estimated product life (generally 30 to 48 months) or the ratio of current revenues to the total of current and anticipated future revenues.

Purchased developed technology is amortized based on the greater of the straight-line basis over the estimated useful life (30 to 48 months) or the ratio of current revenues to the total of current and anticipated future revenues. The recoverability of the carrying value of purchased developed technology and associated goodwill is reviewed periodically. If estimated undiscounted future cash flows are not sufficient to recover combined carrying value of the purchased developed technology

                             SEAGATE SOFTWARE, INC.

and associated goodwill, the carrying value of goodwill is first reduced and then the carrying value of purchased developed technology is reduced by any remaining differences.

Fair Value Disclosures. Seagate Software maintains its cash principally with major banks in interest- and non-interest-bearing bank accounts. There are no realized or unrealized gains or losses and fair value approximates carrying value for all cash balances.

Pushdown and Carveout Accounting. Seagate Technology has provided substantial services to Seagate Software, including general management, treasury, tax, financial reporting, benefits administration, insurance, information technology, legal, accounts payable and receivable and credit functions. Seagate Technology has charged Seagate Software for these services through corporate expense allocations. The amount of corporate expense allocations is dependent upon the total amount of allocable costs incurred by Seagate Technology on behalf of Seagate Software less amounts charged as a specific cost or expense rather than by allocation. Included in general and administrative expenses are corporate allocation charges of $1,004,000, $1,939,000 and $2,242,000 for 1998, 1997 and 1996, respectively. Included in sales and marketing expenses are corporate allocation charges of $769,000, $19,000 and $18,000 for 1998, 1997 and 1996, respectively.

Seagate Software participated in Seagate Technology's profit sharing plan through the first quarter of fiscal 1998 and in Seagate Technology's management bonus plan during 1997. Seagate Software has since adopted its own bonus plan. Compensation expenses recorded by Seagate Software under Seagate Technology's plans totaled $0, $3,158,000 and $910,000 for 1998, 1997 and 1996, respectively.

The employees of Seagate Software also participate in the Seagate Technology Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan permits eligible employees who have completed thirty days of employment prior to the inception of the offering period to purchase common stock of Seagate Technology through payroll deductions at the lower of 85% of the fair market value of the common stock at the beginning or at the end of each six-month offering period. Under the plan, 115,058, 80,643 and 41,574 shares of common stock of Seagate Technology were issued to Seagate Software's employees in 1998, 1997 and 1996, respectively.

The employees of Seagate Software also participate in the Seagate Technology tax-deferred savings plan, the Seagate Technology, Inc. Savings and Investment Plan ("the 401(k) plan"). The 401(k) plan is designed to provide qualified employees with an accumulation of funds at retirement. Qualified employees may elect to make contributions to the 401(k) plan on a monthly basis. Seagate Software may make annual contributions to the 401(k) plan at the discretion of the Board of Directors. No material contributions were made by Seagate Software in fiscal years 1998, 1997 or 1996.

Revenue Recognition. Seagate Software recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 91-1, "Software Revenue Recognition". Seagate Software's total revenues are derived from license revenues for its various software products as well as maintenance, support, training and consulting. Revenues for maintenance, support services, training and consulting are recognized separately from software

                             SEAGATE SOFTWARE, INC.

licenses. License revenues are recognized upon delivery of the product if no significant vendor obligations remain and collection of the resulting receivable is probable. Allowances for estimated future returns and price protection are provided upon shipment. Maintenance and support revenues consist of ongoing support and product updates and are recognized ratably over the term of the contract, which is typically twelve months. Revenues from training and consulting are recognized when the services are performed.

In October 1997 and March 1998, the American Institute of Certified Public Accountants issued Statements of Position 97-2, "Software Revenue Recognition" ("SOP 97-2") and 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition" ("SOP 98-4"), which Seagate Software currently is required to adopt for transactions entered into after July 3, 1998. SOP 97-2 and SOP 98-4 provide guidance on recognizing revenue on software transactions and supersede SOP 91-1. Seagate Software has assessed the impact of the requirements of SOP 97-2 and SOP 98-4 and has changed certain of its policies and procedures. Seagate Software believes that the adoption of SOP 97-2 and SOP 98-4 will not have a significant impact on Seagate Software's revenues or results of operations.

Advertising Expense. The cost of advertising is expensed as incurred. Seagate Software does not incur any direct response advertising costs. Advertising costs totaled $19,112,000, $21,617,000 and $15,748,000 for 1998, 1997 and 1996,
respectively.

Net Loss Per Share. The net loss per common share is computed using the weighted average number of shares of common stock outstanding during the period. Common equivalent shares from common stock options and convertible preferred stock are excluded from the computation of diluted net loss per share, as their effect is antidilutive. The net loss per common share for 1996 is not presented because Seagate Software's current capital structure did not exist prior to April 1996, making presentation for prior periods not meaningful. During 1998, Seagate Software adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). The adoption of SFAS 128 and the required restatement of the 1997 net loss per share had no impact on Seagate Software because the weighted average shares used in the per share computations were unchanged under SFAS 128 because the effect of stock options would have been antidilutive. Below is a reconciliation of the numerator and denominator used to calculate earnings per share (in thousands, except share and per share data):

                                                            JULY 3,   JUNE 27,
                                                              1998      1997
                                                            --------  --------
Net loss per share computation -- basic and diluted:
 Numerator: Net loss....................................... $ (8,490) $(57,700)
                                                            --------  --------
 Denominator:
  Weighted average number of common shares outstanding
   during the period.......................................  164,571    67,714
                                                            --------  --------
    Net loss per share -- basic and diluted................ $ (51.59) $(852.11)
                                                            ========  ========

                             SEAGATE SOFTWARE, INC.

Incremental common shares attributable to the exercise of outstanding options and common stock subject to repurchase (assuming the proceeds would be used to purchase treasury stock) aggregating 2,118,034 shares for the year ended July 3, 1998 and 317,453 shares for 1997 were not included in the diluted net loss per share computations because the effect would have been antidilutive.

ACCOUNTS RECEIVABLE. Accounts receivable are summarized below, in thousands:

                                                                1998     1997
                                                               -------  -------
   Accounts receivable........................................ $48,200  $29,442
   Less allowance for non-collection..........................  (1,636)  (1,270)
                                                               -------  -------
                                                               $46,564  $28,172
                                                               =======  =======

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS. Property, equipment and leasehold improvements consisted of the following, in thousands:

                                               ESTIMATED
                                              USEFUL LIFE     1998     1997
                                           ----------------- -------  -------
Equipment................................. Two to five years $30,999  $30,009
Building and leasehold improvements.......   Life of lease     9,424    6,428
                                                             -------  -------
                                                              40,423   36,437
Less accumulated depreciation and
 amortization.............................                   (23,547) (15,652)
                                                             -------  -------
                                                             $16,876  $20,785
                                                             =======  =======

Depreciation expense was $11,727,000, $8,911,000 and $3,918,000 in 1998, 1997
and 1996, respectively.

GOODWILL AND OTHER INTANGIBLES. Goodwill and other intangibles consisted of the following, in thousands:

                                                               1998      1997
                                                             --------  --------
   Goodwill................................................. $ 44,953  $ 46,200
   Developed technology.....................................   48,049    46,136
   Trademarks...............................................    9,972     9,972
   Assembled workforce......................................    4,596     6,666
   Distribution network.....................................    2,925     2,925
   Other intangibles........................................   13,813    12,853
                                                             --------  --------
                                                              124,308   124,752
   Accumulated amortization.................................  (70,429)  (49,446)
                                                             --------  --------
   Goodwill and other intangibles........................... $ 53,879  $ 75,306
                                                             ========  ========

Amortization of developed technologies is included in costs of revenues. In 1998, 1997 and 1996 the amortization of goodwill and other intangibles includes write-offs and write-downs to the estimated fair value of $1,900,000, $10,259,000 and $2,157,000, respectively. In 1997 the amortization of acquired developed technologies included in cost of revenues includes write-downs and write-offs to net realizable value of $6,918,000.

                             SEAGATE SOFTWARE, INC.

Common Stock Subject to Repurchase. Current employees and directors of Seagate Software and of Seagate Technology have exercised 740,065 shares of common stock under the Option Plan. At July 3, 1998, 176,455 shares were vested and 563,610 shares were unvested. At the option of the employee or director, within 30 days of termination such vested and unvested shares may be sold back to Seagate Software at the original issue price. In addition, upon termination, unvested shares are subject to repurchase at the option of Seagate Software at original issue price. Because of the obligation to repurchase vested and unvested shares of common stock, Seagate Software has excluded the amounts associated with the repurchase obligation from Stockholders' Equity in the accompanying balance sheet. At July 3, 1998, the repurchase obligation amounted to $3,917,000.

NEW ACCOUNTING PRONOUNCEMENTS

In October 1997 and March 1998, the American Institute of Certified Public Accountants issued Statements of Position 97-2, "Software Revenue Recognition" ("SOP 97-2") and 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition" ("SOP 98-4"), which the Company currently is required to adopt for transactions entered into after July 3, 1998. SOP 97-2 and SOP 98-4 provide guidance on recognizing revenue on software transactions and supersede SOP 91-1. The Company has assessed the impact of the requirements of SOP 97-2 and SOP 98-4 and has changed certain of its policies and procedures. The Company believes that the adoption of SOP 97-2 and SOP 98-4 will not have a significant impact on the Company's revenues or results of operations.

The Company intends to adopt Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") during fiscal 1999. Both standards will require additional disclosure, but will not have a material effect on the Company's financial position or results of operations. SFAS 130 establishes standards for the reporting and display of comprehensive income and is expected to first be reflected in the Company's first quarter of 1999 interim financial statements. The components of comprehensive income include net income and items that are currently reported directly as a component of stockholders' equity such as changes in foreign currency translation adjustments and changes in the fair value of available-for-sale financial instruments. SFAS 131 changes the way companies report segment information and requires segments to be determined based on how management measures performance and makes decisions about allocating resources. SFAS 131 will first be reflected in the Company's 1999 Annual Report on Form 10-K.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. It also provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. The Company has not yet determined the impact, if any, of adopting this statement. The disclosures prescribed by SOP 98-1 will be effective for the Company's consolidated financial statements for the fiscal year ending June 30, 2000.

                             SEAGATE SOFTWARE, INC.

BUSINESS COMBINATIONS AND ACQUISITIONS

The Company acquired Eastman Software Storage Management Group, Inc. in 1998 and Arcada Holdings, Inc., Holistic Systems, Ltd., Calypso Software Systems, Inc., OnDemand Software, Inc. and Sytron Corporation in 1996. There were no acquisitions in 1997.

Valuation of Acquired Intangible Assets. Values assigned to acquired in-process research and development, developed technology, distribution networks, customer bases, trademarks, and assembled workforces were determined using independent valuations obtained by the Company.

To determine the value of in-process research and development, the Company considered, among other factors, the state of development of each project, the time and cost needed to complete each project, expected income, associated risks which included the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility and risks related to the viability of and potential changes to future target markets. This analysis resulted in amounts assigned to in-process research and development for projects that had not yet reached technological feasibility and which did not have alternative future uses.

To determine the value of developed technologies, the expected future cash flows of existing product technologies were evaluated, taking into account risks related to the characteristics and applications of each product, existing and future markets and assessments of the life cycle stage of each product. Based on this analysis, the existing technologies that had reached technological feasibility were capitalized.

To determine the value of the distribution networks and customer bases, the Company considered, among other factors, the size of the current and potential future customer bases, the quality of existing relationships with customers, the historical costs to develop customer relationships, the expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in transitioning the business relationships from the acquired entity to the Company and risks related to the viability of and potential changes to future target markets.

To determine the value of trademarks, the Company considered, among other factors, the assumption that in lieu of ownership of a trademark, a company would be willing to pay a royalty in order to exploit the related benefits of such trademark.

To determine the value of assembled workforces, the Company considered, among other factors, the costs to replace existing employees including search costs, interview costs and training costs.

Goodwill is determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets. If the values assigned to identified tangible and intangible assets exceed the amounts paid, including the effect of deferred taxes, the values assigned to long-term assets were reduced proportionally until there was no negative goodwill.

Acquisition of Eastman Software Storage Management Group, Inc. In June 1998, the Company acquired all of the outstanding capital stock of Eastman Software Storage Management Group, Inc. ("Eastman"), a company engaged in developing, producing and marketing hierarchical storage

                             SEAGATE SOFTWARE, INC.

management products for the Windows NT platform. The purchase price of approximately $10,000,000 was paid in cash. Approximately $6,800,000 of the total purchase price represented the value of in-process technology that had not yet reached technological feasibility, had no alternative future uses and was charged to the Company's operations in the quarter ended July 3, 1998. The Company accounted for the acquisition using the purchase method, and the results of operations of Eastman are only included in the Company's operations since the date the acquisition was completed. Pro forma financial information is not presented as such amounts are not material. The following is a summary of the purchase price allocation, in thousands:

       Current assets and other tangible assets........................ $   535
       Liabilities assumed.............................................    (508)
       Assembled workforce.............................................     340
       Developed technology............................................     500
       In-process research and development.............................   6,800
       Microsoft agreement.............................................   1,500
       Goodwill........................................................     833
                                                                        -------
                                                                        $10,000
                                                                        =======

Acquisition of Holistic Systems, Ltd. In June 1996, the Company acquired all of the outstanding shares of Holistic Systems, Ltd. ("Holistic"), a company engaged in developing, producing and marketing OLAP-compliant, integrated enterprise business intelligence systems encompassing facilities for executive information, decision support and other business intelligence applications. The purchase price of approximately $85,458,000 was paid in cash, and a portion of such consideration ($18,000,000) was placed in escrow for contingent consideration. The escrow was released by the Company during the third quarter of fiscal 1997. The Company accounted for the acquisition using the purchase method, and the results of operations of Holistic are only included in the Company's operations since the date the acquisition was completed. The following is a summary of the initial purchase price allocation, in thousands:

       Current assets and other tangible assets........................ $ 9,993
       Liabilities assumed.............................................  (5,087)
       Trademarks......................................................   5,889
       Assembled workforce.............................................   1,890
       Developed technology............................................  16,453
       Customer base...................................................   3,746
       In-process research and development.............................  35,892
       Restricted cash held in escrow..................................  18,000
       Deferred tax liability..........................................  (1,318)
       Goodwill........................................................     --
                                                                        -------
                                                                        $85,458
                                                                        =======

As noted above, $18,000,000 of the acquisition consideration was held in escrow as contingent consideration. The Company decided to release to the former shareholders of Holistic the escrow funds of $18,000,000 in the third quarter of fiscal 1997 even though the required contingencies had

                             SEAGATE SOFTWARE, INC.

not been satisfied. As a result, the Company recorded compensation expense as an unusual item amounting to $13,446,000 for payments made to Company employees who were also former shareholders of Holistic and an additional purchase price amount of $4,554,000 for payments to former shareholders of Holistic who were not employees of the Company. The additional purchase price was allocated based on the same methodology as the original purchase price and in the third quarter of 1997, the Company recorded an additional in-process research and development write-off of $2,613,000, acquired intangible assets of $2,037,000 and a deferred tax liability of $96,000.

Acquisition of Calypso Software Systems, Inc. In May 1996, the Company acquired all of the outstanding shares of Calypso Software Systems, Inc. ("Calypso"), a company engaged in developing, producing and marketing software for managing systems and applications in complex, distributed client/server computer networks. The purchase price of approximately $13,865,000 was paid in cash. The Company accounted for the acquisition using the purchase method, and the results of operations of Calypso are only included in the Company's operations since the date the acquisition was completed. The following is a summary of the purchase price allocation, in thousands:

       Current assets and other tangible assets........................ $ 1,209
       Liabilities assumed.............................................    (245)
       Assembled workforce.............................................     400
       Developed technology............................................   3,600
       Customer base...................................................     540
       In-process research and development.............................   5,400
       Goodwill........................................................   2,961
                                                                        -------
                                                                        $13,865
                                                                        =======

Acquisition of OnDemand Software, Inc. In March 1996, the Company acquired all of the outstanding shares and stock options of OnDemand Software, Inc. ("OnDemand"), a company engaged in developing, producing and marketing WinINSTALL, a product which automates installation, upgrades and uninstalls of network applications throughout the enterprise. The purchase price of approximately $13,425,000 was paid in cash. The Company accounted for the acquisition using the purchase method, and the results of operations of OnDemand are only included in the Company's operations since the date the acquisition was completed. The following is a summary of the purchase price allocation, in thousands:

       Current assets and other tangible assets........................ $   832
       Liabilities assumed.............................................    (227)
       Assembled workforce.............................................     270
       Developed technology............................................   2,000
       Covenant not to compete.........................................      50
       In-process research and development.............................   8,900
       Goodwill........................................................   1,600
                                                                        -------
                                                                        $13,425
                                                                        =======

Acquisition of Minority Interest of Arcada Holdings, Inc. The combination of Seagate Software with Arcada Holdings, Inc. ("Arcada"), a company which develops, markets and supports data protection and storage management software products that operated across multiple desktop and

                             SEAGATE SOFTWARE, INC.

client/server environments, was accounted for as a pooling-of-interests and, accordingly, all prior periods presented in the accompanying consolidated financial statements include the accounts and operations of Arcada. Arcada's results of operations for the duplicated six months ended December 30, 1995 were as follows, in thousands:

                                                               SIX MONTHS ENDED
                                                               DECEMBER 30, 1995
                                                               -----------------
       Net revenues...........................................      $37,700
       Operating expenses.....................................       29,320
       Other income...........................................          588
       Net loss...............................................          (80)

In connection with the pooling-of-interests, the Company acquired the then outstanding minority interest of Arcada. The minority interest was approximately 31% on a fully diluted basis. The acquisition of the minority interest was accounted for as a purchase and in connection with the acquisition, Seagate Technology issued common stock and options to purchase common stock with a fair market value of approximately $85,074,000. The following is a summary of the purchase price allocation for the acquisition of the minority interest, in thousands:

       Assembled workforce............................................. $ 1,355
       Distribution network............................................      94
       Corporate accounts..............................................     375
       Strategic alliances.............................................   1,437
       OEM agreements..................................................   3,217
       Value added resellers...........................................   2,030
       Trademarks......................................................   2,811
       Developed technology............................................   4,623
       In-process research and development.............................  43,949
       Deferred tax liability..........................................  (6,254)
       Goodwill........................................................  31,437
                                                                        -------
                                                                        $85,074
                                                                        =======

Acquisition of Sytron Corporation. In July 1995, Arcada Software, Inc., a majority-owned subsidiary of Arcada, acquired the assets and liabilities of Sytron Corporation ("Sytron"), a company which develops, produces and markets software products for data storage management. The purchase price of approximately $5,017,000 was paid in cash. Arcada accounted for the acquisition using the purchase method, and the results of operations of Sytron are only included in the Company's operations since the acquisition was completed. The following is a summary of the purchase price allocation, in thousands:

       Current assets and other tangible assets......................... $  848
       Liabilities assumed..............................................   (508)
       Developed technology.............................................  1,487
       In-process research and development..............................  2,817
       Goodwill.........................................................    373
                                                                         ------
                                                                         $5,017
                                                                         ======

                             SEAGATE SOFTWARE, INC.

STOCKHOLDERS' EQUITY

The Company's authorized capital stock consists of 95,600,000 shares of common stock and 73,000,000 shares of preferred stock, 54,633,333 of which have been designated as Series A preferred stock and 18,366,667 of which remain undesignated.

  PREFERRED STOCK. The Series A preferred have the following rights, preferences and privileges:

Conversion. The holders of the Series A preferred stock have the right to convert the Series A preferred stock at any time into common stock. The Series A preferred stock will be automatically converted into common stock, at the then-effective conversion price, upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. The initial conversion rate will be one share of preferred stock for each share of common stock. The conversion price of the Series A preferred stock will be subject to adjustment to reduce the effect of dilution in the event that the Company issues additional shares of common stock or equivalents.

Voting. Each share of Series A preferred stock entitles the holder to one vote for each share of common stock into which such share could then be converted. Except as required by law, the holders of shares of Series A preferred stock and the holders of shares of common stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

Dividend Preference. The holders of shares of Series A preferred stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, an annual cash dividend in the amount of $0.45 per share (as adjusted to reflect any stock split, stock dividend, combination, recapitalization and the like (collectively a "Recapitalization") with respect to the Series A preferred stock), prior and in preference to any declaration or payment of any dividend (payable other than in common stock) on the common stock of the Company. Such dividends shall not be cumulative, and no right shall accrue to holders of Series A preferred stock by reason of the fact that dividends on such shares are not declared or paid in any year. On the date that is the end of the first fiscal year in which the Company recognizes net income after taxes, the holders of shares of Series A preferred stock shall be entitled to receive, out of funds legally available for the purpose, an annual cash dividend in the amount of $0.45 per share (as adjusted to reflect any Recapitalization) prior and in preference to any declaration or payment of any dividend (payable other than in common stock) on the common stock of the Company (the "Cumulative Dividend"). The Cumulative Dividend shall accrue from the Cumulative Dividend Date and shall be payable only when, as and if determined by the Board, provided, that if the Cumulative Dividend shall not have been paid and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution (other than dividends payable solely in common stock) shall be paid or declared and set apart for the common stock of the Company. In the event any dividend shall be paid to the holders of common stock such dividend shall be distributed among the holders of the common stock and the Series A preferred stock in proportion to the shares of common stock then held by them and the shares of common stock which they then have the right to acquire upon the conversion of the Series A preferred stock held by them.

                             SEAGATE SOFTWARE, INC.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company or other reorganization, a distribution of $7.50 per share, as adjusted to reflect any Recapitalization of Series A preferred stock, plus all accrued or declared but unpaid dividends, if any, shall be made to the holders of Series A preferred stock before any amount shall be paid to the holders of common stock.

Dividends. No dividends have been declared, or paid, to date by the Company on any of the outstanding common stock or preferred stock.

Stock Option Plans. The Option Plan provides for the issuance of either incentive or nonstatutory stock options to employees and consultants of the Company. The Company has reserved a total of 12,600,000 shares under the Plan. Options granted under the Company's Plan are granted at fair market value, expire ten years from the date of the grant and vest over four years; 20% at the end of years one and two and 30% at the end of years three and four. Following is a summary of stock option activity from the inception of the plan through the year ended July 3, 1998:

                                                       OPTIONS OUTSTANDING
                                                   ----------------------------
                                                     NUMBER    WEIGHTED AVERAGE
                                                    OF SHARES   EXERCISE PRICE
                                                   ----------  ----------------
Balance at June 30, 1995..........................        --        $  --
  Granted.........................................  3,276,200        4.00
  Exercised.......................................        --          --
  Canceled........................................    (45,088)       4.00
                                                   ----------
Balance at June 28, 1996..........................  3,231,112        4.00
  Granted.........................................  2,851,255        5.42
  Exercised.......................................    (20,855)       4.00
  Canceled........................................   (973,733)       4.36
                                                   ----------
Balance at June 27, 1997..........................  5,087,779        4.73
  Granted.........................................  8,039,707        9.04
  Exercised.......................................   (892,212)       5.13
  Canceled........................................ (1,299,143)       5.27
                                                   ----------
Balance at July 3, 1998........................... 10,936,131        7.81
                                                   ==========

Options available for grant were 750,802, 7,491,366 and 9,368,888 at the end of fiscal 1998, 1997 and 1996, respectively. The following tables summarize information about options outstanding at July 3, 1998.

                              OPTIONS OUTSTANDING         EXERCISABLE OPTIONS
                      ----------------------------------- ---------------------
                                    WEIGHTED
                                     AVERAGE     WEIGHTED             WEIGHTED
                                    REMAINING    AVERAGE               AVERAGE
EXERCISE              NUMBER OF    CONTRACTUAL   EXERCISE   NUMBER    EXERCISE
PRICES                  SHARES   LIFE (IN YEARS)  PRICE   OF SHARES     PRICE
--------              ---------- --------------- -------- ----------- ---------
$ 4.00...............  2,288,427       8.0        $ 4.00      891,653  $   4.00
$ 6.00...............  3,860,158       9.0          6.00      305,374      6.00
$ 7.50 - 11.00.......  2,043,397       9.6          8.83       11,760      7.86
$ 12.75..............  2,744,149      10.0         12.75          --        --
                      ----------                          -----------
  Total.............. 10,936,131       9.1          7.81    1,208,787      4.54
                      ==========                          ===========

                             SEAGATE SOFTWARE, INC.

Pro Forma Information. In October 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 provides an alternative to Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APBO 25") and requires additional disclosures. The Company has elected to follow APBO 25 in accounting for stock options granted. Under APBO 25, the Company generally recognized no compensation expense with respect to such options.

Pro forma information regarding net income and earnings per share is required by SFAS 123 for stock options granted after June 30, 1995 as if the Company had accounted for its stock options under the fair value method of SFAS 123. The fair value of the Company's stock options was estimated using a Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's stock options granted to employees have characteristics significantly different from those of exchange-traded options (and are not fully transferable) and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its stock options granted to employees. The fair value of the Company's stock options granted to employees was estimated assuming no expected dividends and the following weighted average assumptions:

                                                SEAGATE           SEAGATE
                                                SOFTWARE         TECHNOLOGY
                                               INCENTIVE       EMPLOYEE STOCK
                                              STOCK OPTION     PURCHASE PLAN
                                              PLAN SHARES          SHARES
                                             ----------------  ----------------
                                             1998  1997  1996  1998  1997  1996
                                             ----  ----  ----  ----  ----  ----
Expected life (in years).................... 3.67  3.65  3.65  .56   .50   .50
Risk-free interest rate.....................  5.7%  6.2%  5.6% 5.5%  5.4%  5.4%
Volatility..................................  .55   .55   .55  .63   .46   .46

The weighted average exercise price and weighted average fair value of stock options granted in 1998 under the Company's Plan were $9.04 and $4.20 per share, respectively. The weighted average purchase price and weighted average fair value of shares granted in 1998 under the Seagate Technology Employee Stock Purchase Plan (the "Purchase Plan") were $26.99 and $12.03, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period (for stock options) and over the six-month purchase period for stock purchases under the Purchase Plan. Pro forma net loss per common share for 1996 is not presented because the Company's current capital structure did not exist prior to April 1996, making presentation for prior periods not meaningful. The Company's pro forma information follows, in thousands:

                                                   1998      1997      1996
                                                 --------  --------  ---------
       Net loss................................. $(15,716) $(61,568) $(130,043)
       Net loss per common share................ $ (95.50) $(909.24)

                             SEAGATE SOFTWARE, INC.

The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures of future years. Because SFAS 123 is applicable only to options granted subsequent to June 30, 1995, and the Company did not commence granting stock options for the purchase of Seagate Software common stock until June 1996, the pro forma effect will not be fully reflected until 2000.

INCOME TAXES

The Company is included in the consolidated federal and certain combined and consolidated foreign and state income tax returns of Seagate Technology. Seagate Technology and the Company have entered into a tax sharing agreement (the "Tax Allocation Agreement") pursuant to which the Company computes hypothetical tax returns (with certain modifications) as if the Company was not included in consolidated or combined returns with Seagate Technology. The Company must pay Seagate Technology the positive amount of any such hypothetical taxes. If the hypothetical tax returns show entitlement to refunds, including any refunds attributable to a carryback, then Seagate Technology will pay the Company the amount of such refunds. At the end of fiscal 1998, $8,500,000 in intercompany tax-related balances was due from the Company to Seagate Technology. At the end of fiscal 1997 and 1996, there were no intercompany tax-related balances outstanding between the Company and Seagate Technology.

The (benefit from) provision for income taxes consisted of the following, in thousands:

                                                    1998      1997      1996
                                                  --------  --------  --------
Current Tax Expense
  Federal........................................ $  9,444  $ (5,007) $ (7,196)
  State..........................................    1,575      (384)     (762)
  Foreign........................................    8,908     4,182       996
                                                  --------  --------  --------
Total Current Tax Expense........................   19,927    (1,209)   (6,962)
Deferred Tax Expense
  Federal........................................   (3,831)   (6,330)   (1,498)
  State..........................................     (711)   (1,175)     (288)
                                                  --------  --------  --------
Total Deferred Tax Expense.......................   (4,542)   (7,505)   (1,786)
                                                  --------  --------  --------
(Benefit from) Provision for Income Taxes........ $ 15,385  $ (8,714) $ (8,748)
                                                  ========  ========  ========

The (benefit from) provision for income taxes has been computed on a separate return basis (with certain modifications), except that pursuant to the Tax Allocation Agreement, the tax benefits of certain of the Company's fiscal 1997 and 1996 tax losses and credits were recognized in the year such losses and credits were utilized by Seagate Technology in its tax returns. In fiscal 1998, the Company did not recognize the benefit of certain tax credits because they were not expected to be utilized by Seagate Technology in its tax returns.

                             SEAGATE SOFTWARE, INC.

The pro forma information assuming a tax benefit based on a separate return basis is as follows, in thousands:

                                                                     YEAR ENDED
                                                                    JULY 3, 1998
                                                                    ------------
       Income before provision for income taxes....................    $6,895
       Provision for income taxes..................................     4,548
                                                                       ------
       Net income..................................................    $2,347
                                                                       ======

The income tax benefits related to the exercise of employee stock options reduced amounts due to or increased amounts due from Seagate Technology pursuant to the Tax Allocation Agreement and were credited to additional paid-in capital. Such amounts approximated $770,000, $3,486,000 and $1,866,000 in 1998, 1997 and 1996, respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities were as follows, in thousands:

                                                              1998      1997
                                                            --------  --------
                    DEFERRED TAX ASSETS
Receivable reserves........................................ $  1,951  $  1,859
Accrued warranty...........................................      244       192
Inventory write-downs not currently deductible.............      504       299
Accrued compensation and benefits..........................    1,329     1,517
Depreciation...............................................     (986)      827
Accrued restructuring......................................      --        963
Accrued expenses not currently deductible..................    2,532       850
Acquisition related items..................................   36,264    34,745
Domestic and foreign net operating loss carryforwards......   13,116    13,098
Tax credit carryforwards...................................    8,686     1,155
Other......................................................    2,164     2,372
                                                            --------  --------
  Total Deferred Tax Assets................................   65,804    57,877
Valuation allowance........................................  (65,804)  (57,877)
                                                            --------  --------
  Net Deferred Tax Assets..................................      --        --
                                                            --------  --------
                 DEFERRED TAX LIABILITIES
Acquisition related items..................................   (1,691)   (6,233)
                                                            --------  --------
  Total Deferred Tax Liabilities...........................   (1,691)   (6,233)
                                                            --------  --------
Net Deferred Tax Liabilities............................... $ (1,691) $ (6,233)
                                                            ========  ========

A valuation allowance has been provided for the deferred tax assets as of the end of fiscal 1998 and 1997. Realization of the deferred tax assets is dependent on future earnings, the timing and amount of which are uncertain. In addition, the net operating loss and tax credit carryforwards of acquired subsidiaries are subject to further limitations on utilization due to the "change in ownership"

                             SEAGATE SOFTWARE, INC.

provisions of Internal Revenue Code Section 382 and the "separate return limitation year" rules of the federal consolidated return regulations. Approximately $8,213,000 of the valuation allowance in fiscal 1998 and 1997 is attributable to deferred tax assets that when realized, will reduce unamortized goodwill or other intangible assets of the acquired subsidiaries. The valuation allowance increased by $7,927,000, $11,946,000 and $26,038,000 in 1998, 1997
and 1996, respectively.

As of June 27, 1997, the Company has domestic and foreign net operating loss carryforwards of approximately $37,515,000 expiring in 2003 through 2010 if not used to offset future taxable income. In addition, the Company, as of July 3, 1998, has research and development tax credit carryforwards of approximately $1,155,000 expiring in 2005 through 2011 and foreign tax credit carryforwards of $7,351,000, expiring in 2003, if not used to offset future tax liabilities.

The reconciliation between the (benefit from) provision for income taxes at the U.S. statutory rate and the effective rate is summarized as follows, in thousands:

                                                    1998      1997      1996
                                                   -------  --------  --------
   (Benefit) provision at U.S. statutory rate....  $ 2,413  $(23,245) $(48,446)
   State income taxes (benefit), net.............      393      (382)     (762)
   Foreign taxes in excess of the U.S. statutory
    rate.........................................    2,084       255        25
   In-process research and development...........      --        --     15,382
   Goodwill and other acquisition related items..    2,621     5,666     2,833
   Valuation allowance...........................    7,927     8,871    22,216
   Other.........................................      (53)      121         4
                                                   -------  --------  --------
                                                   $15,385  $ (8,714) $ (8,748)
                                                   =======  ========  ========

Cumulative undistributed earnings of certain foreign operations of the Company of $2,633,000 are considered to be permanently invested in non-U.S. operations. No U.S. federal and state income tax has been provided on these amounts. Additional U.S. federal and state income taxes that would have to be provided if these earnings were repatriated to the U.S. cannot be determined at this time.

RESTRUCTURING COSTS

During 1996, the Company recorded restructuring charges totaling $9,502,000 as a result of the acquisition of Arcada, a majority-owned subsidiary of Seagate Technology that was acquired in connection with Seagate Technology's merger with Conner. During 1997, the Company recorded restructuring charges of approximately $2,524,000, which consisted of $3,481,000 resulting from NSMG's consolidation efforts, offset by an adjustment to reduce the 1996 restructuring by $957,000 based upon completion of certain aspects of the restructuring at less than originally estimated. The restructuring activities are substantially complete except for remaining liabilities pertaining to long-term lease commitments on excess and duplicate facilities.

                             SEAGATE SOFTWARE, INC.

The following table summarizes the Company's restructuring activity for the three years ended July 3, 1998, in thousands:

                                               EQUIPMENT,                 CONTRACT
                         SEVERANCES            INTANGIBLES              CANCELLATIONS
                            AND       EXCESS    AND OTHER  PROFESSIONAL   AND OTHER
                          BENEFITS  FACILITIES   ASSETS        FEES       EXPENSES     TOTAL
                         ---------- ---------- ----------- ------------ ------------- -------
1996 restructuring
 charges................   $1,554     $1,571     $ 5,630      $ 525         $ 222     $ 9,502
Cash charges............     (518)       --          --        (568)          --       (1,086)
Non-cash charges........      --        (121)     (4,168)       --           (138)     (4,427)
                           ------     ------     -------      -----         -----     -------
Reserve balances, June
 28, 1996...............    1,036      1,450       1,462        (43)           84       3,989
1997 restructuring
 charges................      770        505       2,106        --            100       3,481
Cash charges............     (975)      (915)        --         --            --       (1,890)
Non-cash charges........      --         (72)     (1,422)       --            --       (1,494)
Adjustments and
 reclassifications......     (351)       267        (732)        43          (184)       (957)
                           ------     ------     -------      -----         -----     -------
Reserve balances, June
 27, 1997...............      480      1,235       1,414        --            --        3,129
Cash charges............     (373)      (519)         (9)       --            --         (901)
Non-cash charges........      --         --       (1,045)       --            --       (1,045)
Adjustments and
 reclassifications......     (107)       467        (360)       --            --          --
                           ------     ------     -------      -----         -----     -------
Reserve balances, July
 3, 1998................   $  --      $1,183     $   --       $ --          $ --      $ 1,183
                           ======     ======     =======      =====         =====     =======

LINES OF CREDIT

In addition to the Revolving Loan Agreement with Seagate Technology, certain foreign subsidiaries have line of credit facilities with third party financial institutions. These line of credit facilities provide for additional borrowings of up to an equivalent of approximately $1,100,000 at July 3, 1998. Interest rates payable on borrowings are based on local bank prime interest rates. At July 3, 1998, there were no outstanding borrowings under any of these lines of credit.

BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in a single industry segment by developing, marketing and supporting business intelligence and systems infrastructure management software products, and related professional services. The following tables summarize the Company's operations in different geographic areas, in thousands:

                                            YEAR ENDED JULY 3, 1998
                                  --------------------------------------------
                                                     ADJUSTMENTS
                                   NORTH                 AND
                                  AMERICA   EUROPE   ELIMINATIONS CONSOLIDATED
                                  -------- --------  ------------ ------------
   Revenues from unaffiliated
    customers...................  $275,606 $ 17,620    $   --       $293,226
   Transfers between geographic
    areas.......................     2,368       30     (2,398)          --
                                  -------- --------    -------      --------
   Total net sales..............  $277,974 $ 17,650    $(2,398)     $293,226
   Income (loss) from opera-
    tions.......................    20,734  (13,829)       --          6,905
   Other income (expense), net..       287     (297)       --            (10)
                                  -------- --------    -------      --------
   Income (loss) before income
    taxes.......................  $ 21,021 $(14,126)   $   --       $  6,895
                                  ======== ========    =======      ========
   Identifiable assets..........  $111,129 $ 24,911    $   --       $136,040
                                  ======== ========    =======      ========

                             SEAGATE SOFTWARE, INC.

                                          YEAR ENDED JUNE 27, 1997
                                 ---------------------------------------------
                                                     ADJUSTMENTS
                                  NORTH                  AND
                                 AMERICA    EUROPE   ELIMINATIONS CONSOLIDATED
                                 --------  --------  ------------ ------------
   Revenues from unaffiliated
    customers..................  $203,324  $ 13,626    $   --       $216,950
   Transfers between geographic
    areas......................       861       841     (1,702)          --
                                 --------  --------    -------      --------
   Total net sales.............  $204,185  $ 14,467    $(1,702)     $216,950
   Loss from operations........   (58,962)   (5,071)       --        (64,033)
   Other expense, net..........    (2,315)      (66)       --         (2,381)
                                 --------  --------    -------      --------
   Loss before income taxes....  $(61,277) $ (5,137)   $   --       $(66,414)
                                 ========  ========    =======      ========
   Identifiable assets.........  $103,880  $ 39,714    $   --       $143,594
                                 ========  ========    =======      ========

                                         YEAR ENDED JUNE 28, 1996
                               ----------------------------------------------
                                                    ADJUSTMENTS
                                 NORTH                  AND
                                AMERICA    EUROPE   ELIMINATIONS CONSOLIDATED
                               ---------  --------  ------------ ------------
   Revenues from unaffiliated
    customers................. $ 139,123  $  2,463     $  --      $ 141,586
   Transfers between geo-
    graphic areas.............       312       --       (312)           --
                               ---------  --------     -----      ---------
   Total net sales............ $ 139,435  $  2,463     $(312)     $ 141,586
   Loss from operations.......  (102,273)  (35,533)      --        (137,806)
   Other income (expense),
    net.......................      (644)       34       --            (610)
                               ---------  --------     -----      ---------
   Loss before income taxes... $(102,917) $(35,499)    $  --      $(138,416)
                               =========  ========     =====      =========
   Identifiable assets........ $ 155,730  $ 45,868     $  --      $ 201,598
                               =========  ========     =====      =========

The loss from operations includes net revenues less operating expenses. The loss from operations in Europe for the year ended June 28, 1996 is primarily related to the write-off of $35,892,000 of in-process research and development in connection with the Holistic acquisition. The loss from operations in Europe for the year ended June 27, 1997 includes approximately $7,662,000 of amortization of intangible assets relating to the Holistic acquisition and $2,613,000 relating to the write-off of in-process research and development for contingent payments made to the former shareholders of Holistic during 1997. The loss from operations in Europe for the year ended July 3, 1998 includes approximately $9,138,000 of amortization of intangible assets relating to the Holistic acquisition. The identifiable assets by geographic area are those assets used in the Company's operations in each area.

The Company generated export revenues from the United States of approximately $66,250,000, $44,129,000 and $33,617,000 in 1998, 1997 and 1996, respectively.

COMMITMENTS

Leases. The Company leases certain property, facilities and equipment under non-cancelable lease agreements. Facility leases expire at various dates through 2008 and contain various provisions for rental adjustments. The leases require the Company to pay property taxes, insurance and normal

                             SEAGATE SOFTWARE, INC.

maintenance costs. The Company also occupies certain facilities owned by Seagate Technology. Future minimum payments for operating leases were as follows at July 3, 1998, in thousands:

                                                                       OPERATING
                                                                        LEASES
                                                                       ---------
       1999...........................................................  $ 8,918
       2000...........................................................    7,581
       2001...........................................................    5,507
       2002...........................................................    4,953
       2003...........................................................    3,866
       After 2003.....................................................   35,992
                                                                        -------
                                                                        $66,817
                                                                        =======

Total rent expense for all facility and equipment operating leases was approximately $8,023,000, $5,292,000 and $3,181,000 for 1998, 1997 and 1996,
respectively.

Non-cancelable Capital Obligations. Non-cancelable capital obligations totaled $384,291 as of July 3, 1998.

LEGAL PROCEEDINGS

On November 10, 1997, Vedatech Corporation commenced an action in the High Court of Justice Chancery Division in the United Kingdom against Seagate Software Information Management Group Ltd. claiming breach of an oral agreement and infringement of a Vedatech U.K. copyright in the Japanese translation of one of the Company's products (the "Complaint") and seeking monetary and injunctive relief. No specific damage amount has yet been claimed. The Company has hired local counsel in the U.K., reviewed documents and conducted interviews. The Company filed an initial response in the U.K. court on January 13, 1998 and is now in the discovery process. The Company believes the Complaint has no merit and intends to vigorously defend the action. However, if an unfavorable outcome were to arise, there can be no assurance that such outcome would not have a material adverse effect on the Company's liquidity, financial position or results of operations.

In addition to the foregoing, the Company is engaged in legal actions arising in the ordinary course of its business and believes that the ultimate outcome of these actions will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

                             SEAGATE SOFTWARE, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                           OCTOBER 2,  JULY 3,
                                                              1998       1998
                                                           ----------- --------
                                                           (UNAUDITED)   (1)
                          ASSETS
Cash......................................................  $ 10,418   $ 15,130
Accounts receivable, net..................................    44,416     46,564
Inventories...............................................       776      1,117
Other current assets......................................     4,386      2,474
                                                            --------   --------
  Total current assets....................................    59,996     65,285
Equipment and leasehold improvements, net.................    15,257     16,876
Goodwill and other intangibles, net.......................    48,019     53,879
                                                            --------   --------
  Total assets............................................  $123,272   $136,040
                                                            ========   ========
                       LIABILITIES
Loan payable to Seagate Technology........................  $  3,895   $ 16,054
Accounts payable..........................................    11,795     10,994
Accrued employee compensation.............................    14,100     14,365
Accrued expenses..........................................    17,080     15,339
Accrued income taxes......................................       652      5,562
Deferred revenue..........................................    14,208     13,714
                                                            --------   --------
  Total current liabilities...............................    61,730     76,028
Deferred income taxes.....................................     1,343      1,691
Other liabilities.........................................       284        255
                                                            --------   --------
  Total liabilities.......................................    63,357     77,974
Common stock subject to repurchase........................     3,899      3,917
                   STOCKHOLDERS' EQUITY
Convertible preferred stock...............................        55         55
Common stock..............................................       --         --
Additional paid-in capital................................   344,744    343,526
Accumulated deficit.......................................  (288,323)  (289,175)
Foreign currency translation adjustment...................      (460)      (257)
                                                            --------   --------
  Total stockholders' equity..............................    56,016     54,149
                                                            ========   ========
  Total liabilities and stockholders' equity..............  $123,272   $136,040
                                                            ========   ========

(1) The information in this column was derived from Seagate Software's audited consolidated balance sheet as of July 3, 1998.

           See notes to condensed consolidated financial statements.

                             SEAGATE SOFTWARE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                        -----------------------
                                                        OCTOBER 2,   OCTOBER 3,
                                                           1998         1997
                                                        -----------  ----------
Revenues:
Licensing.............................................. $    58,671   $ 51,797
Licensing from Seagate Technology......................       2,156      1,000
Maintenance, support and other.........................      14,048     10,225
                                                        -----------   --------
    Total revenues.....................................      74,875     63,022
Cost of revenues:
Licensing..............................................       2,935      4,969
Licensing from Seagate Technology......................         129        285
Maintenance, support and other.........................       6,430      4,600
Amortization of developed technologies.................       2,866      3,942
                                                        -----------   --------
    Total cost of revenues.............................      12,360     13,796
                                                        -----------   --------
Gross profit...........................................      62,515     49,226
Operating expenses:
Sales and marketing....................................      36,007     28,697
Research and development...............................      12,787     11,393
General and administrative.............................       8,940      9,079
Amortization of goodwill and other intangibles.........       3,198      3,456
                                                        -----------   --------
    Total operating expenses...........................      60,932     52,625
                                                        -----------   --------
Income (loss) from operations..........................       1,583     (3,399)
Interest expense.......................................        (156)      (300)
Other, net.............................................         468        165
                                                        -----------   --------
    Interest and other, net............................         312       (135)
                                                        -----------   --------
Income (loss) before income taxes......................       1,895     (3,534)
Benefit from (provision for) income taxes..............      (1,043)       619
                                                        -----------   --------
Net income (loss)...................................... $       852   $ (2,915)
                                                        ===========   ========
Net income (loss) per common share:
  Basic................................................ $      3.09   $ (28.12)
  Diluted.............................................. $      0.01   $ (28.12)
Number of shares used in per share computations:
  Basic................................................     275,314    103,659
  Diluted..............................................  59,984,218    103,659

           See notes to condensed consolidated financial statements.

                             SEAGATE SOFTWARE, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED
                                                         ---------------------
                                                         OCTOBER 2, OCTOBER 3,
                                                            1998       1997
                                                         ---------- ----------
OPERATING ACTIVITIES
Net income (loss).......................................  $    852   $(2,915)
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
  Depreciation and amortization.........................     8,247    10,245
  Deferred income taxes.................................      (348)   (1,507)
  Write-offs due to restructure.........................       --        553
  Changes in operating assets and liabilities:
    Accounts receivable.................................     2,148    (2,702)
    Inventories.........................................       341       831
    Other current assets................................    (1,912)       73
    Accounts payable....................................       801      (607)
    Accrued employee compensation.......................      (265)      717
    Accrued expenses....................................     1,741    (4,152)
    Accrued income taxes................................    (4,810)     (512)
    Deferred revenue....................................       494       443
    Other liabilities...................................        29       (24)
                                                          --------   -------
  Net cash provided by operating activities.............     7,318       443
INVESTING ACTIVITIES
Acquisition of equipment and leasehold improvements,
 net....................................................      (572)   (1,948)
Acquisition of intangibles..............................      (204)      --
                                                          --------   -------
  Net cash used in investing activities.................      (776)   (1,948)
FINANCING ACTIVITIES
Sale of common stock....................................       278       169
Borrowings from Seagate Technology, net.................   (11,337)   (1,536)
                                                          --------   -------
  Net cash used in financing activities.................   (11,059)   (1,367)
Effect of exchange rate changes on cash.................      (195)      (38)
                                                          --------   -------
  Decrease in cash......................................    (4,712)   (2,910)
Cash at the beginning of the period.....................    15,130    12,085
                                                          --------   -------
Cash at the end of the period...........................  $ 10,418   $ 9,175
                                                          ========   =======
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest................................  $    --    $    14
  Cash paid for income taxes............................     5,201       991

           See notes to condensed consolidated financial statements.

                             SEAGATE SOFTWARE, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION. The consolidated condensed financial statements have been prepared by Seagate Software, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Seagate Software believes the disclosures included in the unaudited condensed consolidated financial statements, when read in conjunction with the consolidated financial statements of Seagate Software as of July 3, 1998 and notes thereto, are adequate to make the information presented not misleading.

The condensed consolidated financial statements reflect, in the opinion of management, all normal recurring adjustments necessary to summarize fairly the consolidated financial position, results of operations and cash flows for such periods.

The results of operations for the three months ended October 2, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending July 2, 1999.

Seagate Software operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal 1998 was 53 weeks and ended on July 3, 1998 and fiscal 1999 will be 52 weeks and will end on July 2, 1999. All references to years in this Form 10-Q represent fiscal years unless otherwise noted.

REVENUE RECOGNITION. Seagate Software's revenues are primarily derived from the sale of product licenses, software maintenance, technical support, training and consulting. During the first quarter of 1999, Seagate Software began recognizing license revenues in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition". Revenues from software license agreements are generally recognized at the time of product delivery, provided that fees are fixed or determinable, evidence of an arrangement exists, collectibility is probable and Seagate Software has vendor-specific objective evidence of fair value. Service revenues from customer maintenance fees for ongoing customer support and product updates are recognized ratably over the maintenance term, which is typically 12 months. Service revenues from training and consulting are recognized when such services are performed.

NET INCOME (LOSS) PER SHARE. Basic net income (loss) per common share is computed using the weighted average number of shares of common stock outstanding during the period. For periods in which Seagate Software had losses, common equivalent shares from stock options, shares subject to repurchase and convertible preferred stock are excluded from the computation of diluted net loss per share, as their effect is antidilutive. Below is a reconciliation of the numerator and denominator used to calculate basic and diluted earnings per share (in thousands, except share and per share data):

                             SEAGATE SOFTWARE, INC.

                                  (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                         ----------------------
                                                         OCTOBER 2,  OCTOBER 3,
                                                            1998        1997
                                                         ----------- ----------
Basic net income (loss) per share computation:
  Numerator:
    Net income (loss)................................... $       852  $ (2,915)
                                                         -----------  --------
  Denominator:
    Weighted average number of common shares outstanding
     during the period..................................     275,314   103,659
                                                         -----------  --------
      Net income (loss) per share--basic................ $      3.09  $ (28.12)
                                                         ===========  ========
Diluted net income (loss) per share computation:
  Numerator:
    Net income (loss)................................... $       852  $ (2,915)
                                                         -----------  --------
  Denominator:
    Weighted average number of common shares outstanding
     during the period..................................     275,314   103,659
    Convertible preferred stock.........................  54,633,333       --
    Incremental common shares attributable to exercise
     of outstanding options and shares subject to
     repurchase (assuming proceeds would be used to
     purchase treasury stock)...........................   5,075,571       --
                                                         -----------  --------
                                                          59,984,218   103,659
                                                         -----------  --------
      Net income (loss) per share--diluted.............. $      0.01  $ (28.12)
                                                         ===========  ========

For the period ended October 3, 1997, 11,332 shares of common stock subject to repurchase at an average exercise price of $6.00 per share and options to purchase 7,789,770 shares of common stock at an average exercise price of $5.24 per share were excluded from the computation of diluted earnings per share because the effect would have been antidilutive.

ACCOUNTS RECEIVABLE. Accounts receivable are summarized below, in thousands:

                                                            OCTOBER 2, JULY 3,
                                                               1998      1998
                                                            ---------- --------
   Accounts receivable.....................................  $ 46,126  $ 48,200
   Less allowance for non-collection.......................    (1,710)   (1,636)
                                                             --------  --------
                                                             $ 44,416  $ 46,564
                                                             ========  ========

EQUIPMENT AND LEASEHOLD IMPROVEMENTS. Equipment and leasehold improvements consisted of the following, in thousands:

                                                            OCTOBER 2, JULY 3,
                                                               1998      1998
                                                            ---------- --------
   Equipment...............................................  $ 32,431  $ 30,999
   Leasehold improvements..................................     8,495     9,424
                                                             --------  --------
                                                               40,926    40,423
   Less accumulated depreciation and amortization..........   (25,669)  (23,547)
                                                             --------  --------
                                                             $ 15,257  $ 16,876
                                                             ========  ========

                             SEAGATE SOFTWARE, INC.

                                  (UNAUDITED)

GOODWILL AND OTHER INTANGIBLES. Goodwill and other intangibles consisted of the following, in thousands:

                                                            OCTOBER 2, JULY 3,
                                                               1998      1998
                                                            ---------- --------
   Goodwill................................................  $ 44,968  $ 44,953
   Developed technology....................................    48,239    48,049
   Trademarks..............................................     9,972     9,972
   Assembled workforce.....................................     4,596     4,596
   Distribution network....................................     2,925     2,925
   Other intangibles.......................................    13,813    13,813
                                                             --------  --------
                                                              124,513   124,308
   Accumulated amortization................................   (76,494)  (70,429)
                                                             --------  --------
   Goodwill and other intangibles..........................  $ 48,019  $ 53,879
                                                             ========  ========

COMMON STOCK SUBJECT TO REPURCHASE. Current employees and directors of Seagate Software and of Seagate Technology have exercised 732,042 shares of common stock under the 1996 Stock Option Plan (the "Option Plan"). At October 2, 1998, 279,242 shares were vested and 452,800 shares were unvested. At the option of the employee or director, within 30 days of termination such vested and unvested shares may be sold back to Seagate Software at the original issue price. In addition, upon termination, unvested shares are subject to repurchase at the option of Seagate Software at original issue price. Because of the obligation to repurchase vested and unvested shares of common stock, Seagate Software has excluded the amounts associated with the repurchase obligation from Stockholders' Equity in the accompanying balance sheet. At October 2, 1998, the repurchase obligation amounted to $3,899,000.

NEW ACCOUNTING PRONOUNCEMENTS

Seagate Software intends to adopt Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") during fiscal 1999. This standard will require additional disclosure, but will not have a material effect on Seagate Software's financial position or results of operations. SFAS 131 changes the way companies report segment information and requires segments to be determined based on how management measures performance and makes decisions about allocating resources. SFAS 131 will first be reflected in Seagate Software's 1999 Annual Report on Form 10-K.

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. It also provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. Seagate Software has not yet determined the impact, if any, of adopting this statement. The disclosures

                             SEAGATE SOFTWARE, INC.

                                  (UNAUDITED)

prescribed by SOP 98-1 will be effective for Seagate Software's consolidated financial statements for the fiscal year ending June 30, 2000.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, and will be effective for Seagate Software's fiscal year 2000. Seagate Software generally does not use derivative financial instruments.

STOCKHOLDERS' EQUITY

Shares authorized and outstanding are as follows:

                                                         SHARES OUTSTANDING
                                                        ---------------------
                                                        OCTOBER 2,  JULY 3,
                                                           1998       1998
                                                        ---------- ----------
   Preferred stock, par value $.001 per share,
    73,000,000 shares authorized....................... 54,633,333 54,633,333
   Common stock, par value $.001 per share, 95,600,000
    shares authorized..................................    298,320    235,502

INCOME TAXES

Seagate Software expects its annual effective tax rate on anticipated operating income for fiscal 1999 (see "Subsequent Event") to approximate 55% absent the effects, if any, of the anticipated contribution of Seagate Software's Network & Storage Management Group to Veritas Holding Corporation. The projected effective tax rate exceeds the U.S. statutory rate primarily due to the amortization of goodwill and certain other purchased intangible assets that are not deductible for tax purposes, expected foreign losses in certain jurisdictions for which no tax benefit can be recognized currently, and foreign taxes on certain earnings generated in higher tax rate jurisdictions. This expected annual effective tax rate of 55% has been used to record the provision for income taxes for the three month period ended October 2, 1998 compared with a 17% effective tax rate, used to record the benefit for income taxes for the three month period ended October 3, 1997. The effective tax rate used to record the benefit for income taxes for the three month period ended October 3, 1997 was less than the U.S. statutory rate primarily due to increases in the valuation allowance for deferred tax assets and the amortization of nondeductible goodwill.

Seagate Software is included in the consolidated federal and certain combined and consolidated state and foreign income tax returns of Seagate Technology, Seagate Software's majority stockholder. Seagate Technology and Seagate Software have entered into a tax sharing agreement ("the Tax Allocation Agreement"). Pursuant to certain terms of the Tax Allocation Agreement, Seagate Software's ability to recognize the tax benefits of certain net operating loss carryforwards and foreign

                            SEAGATE SOFTWARE, INC.

                                  (UNAUDITED)

and domestic tax credits can be impacted by Seagate Technology's anticipated operating income for fiscal 1999. Accordingly, Seagate Software's expected annual effective tax rate of 55% on anticipated operating income may be subject to adjustment in future quarters.

COMPREHENSIVE INCOME

As of July 4, 1998 Seagate Software adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS 130 had no impact on Seagate Software's net income or stockholders' equity. SFAS 130 requires that foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, be included in other comprehensive income. Accordingly, the differences between Seagate Software's comprehensive income and net income for the periods presented are not material.

LITIGATION

See page   of this Offering Circular/Prospectus for a description of legal proceedings.

SUBSEQUENT EVENT

Seagate Software, its parent company, Seagate Technology, Inc. ("STI") and its Seagate Software Network & Storage Management Group, Inc. ("NSMG") subsidiary announced on October 5, 1998 that they had entered into an Agreement and Plan of Reorganization (the "Plan") as of such date with Veritas Holding Corporation ("Newco") and Veritas Software Corporation ("Veritas"). Veritas provides end-to-end storage management software solutions. The Plan provides for the contribution by Seagate Software, STI and certain of their respective subsidiaries to Newco of (a) the outstanding stock of NSMG and certain other subsidiaries of Seagate Software, and (b) those assets used primarily in the network storage management business of Seagate Software (the "NSMG Business"), in consideration for the issuance of shares of Common Stock of Newco to Seagate Software and the offer by Newco to grant options to purchase Common Stock of Newco to certain of Seagate Software's employees who become employees of Newco or its subsidiaries. As part of the Plan, Newco will also assume certain liabilities of the NSMG Business. The Plan is structured to qualify as a tax-free exchange. The merger will be accounted for as a non-monetary transaction using the fair value of the assets exchanged.

Upon consummation of the merger, Newco shall issue shares of Common Stock to Seagate Software equal to approximately 40% of the fully diluted Common Stock equivalent equity interests in Newco (assuming conversion of all convertible securities, including the Veritas convertible debentures, and exercise of all assumed options and warrants) less that number of shares of Newco Common Stock issuable upon exercise of Newco options issued to Seagate Software employees who surrender

                             SEAGATE SOFTWARE, INC.

                                  (UNAUDITED)

their outstanding options to purchase shares of Seagate Software's Common Stock. Upon consummation of the merger, the former security holders of Veritas will be issued Newco securities representing approximately 60% of the fully diluted Common Stock equivalent equity interests in Newco.

The merger is subject to a number of conditions, including but not limited to the effectiveness of a Registration Statement on Form S-4 to be filed by Newco with the Securities and Exchange Commission, approval by the stockholders of Veritas and Seagate Software, the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions.

Seagate Software anticipates recording a substantial gain and certain expenses in connection with the merger. The gain will be recorded in fiscal 1999. The expenses will include a substantial one-time write-off of in-process research and development during fiscal 1999 as well as amortization of goodwill and intangibles over periods up to five years following the merger. The magnitude of the gain and expenses will depend on several factors, including the average stock price of Veritas around the date of the merger, the number of shares of stock exchanged and an independent valuation of Veritas' business. Seagate Software will account for its investment in Veritas using the equity method and currently anticipates the merger will be consummated in the third quarter of fiscal 1999.

NSMG comprised approximately 53% of consolidated assets, 60% of consolidated revenues, and (43)% of consolidated net loss at and for the fiscal year ended 1998 (60% of consolidated assets, 65% of consolidated revenues, and 493% of consolidated net income at and for the first fiscal quarter of 1999). If the exchange with Veritas is consummated along the lines currently contemplated, it will result in a substantial reduction in ongoing consolidated revenues and will result in net losses in periods subsequent to the exchange resulting from the amortization of intangible assets and goodwill.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant's Certificate of Incorporation and Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. In addition, the Registrant has entered into indemnification agreements with its officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits. The following exhibits are filed as part of this Registration Statement.

                                                                          NOTES:
                                                                          ------
  2.1   Agreement and Plan of Reorganization dated as of October 5,
        1998 by and among Veritas Holding Corporation, Veritas
        Software Corporation, the Registrant, Seagate Software, Inc.
        and Seagate Software Network & Storage Management Group,
        Inc...........................................................      (A)
  3.1   Certificate of Incorporation of Registrant, as amended........      (B)
  3.2   By-Laws of Registrant, as amended.............................      (C)
  4.1   Indenture, dated as of March 1, 1997 (the "Indenture") between
        Seagate Technology, Inc. (the "Company") and First Trust of
        California, National Association, as Trustee..................      (D)
  4.2   Officers' Certificate pursuant to Section 301 of the
        Indenture, without exhibits, establishing the terms of Seagate
        Software's senior notes and senior debentures.................      (D)
  4.3   Form of Senior Note...........................................      (D)
  4.4   Form of Senior Debenture......................................      (D)
  5.1   Opinion of Wilson Sonsini Goodrich & Rosati, PC...............       *
  8.1   Opinion regarding U.S. federal tax matters....................       *
 10.1   1983 Incentive Stock Option Plan and form of Stock Option
        Agreement.....................................................      (E)
 10.2   Seagate Technology Employee Stock Purchase Plan, as amended...      (J)
 10.3   Registrant's Executive Stock Plan.............................      (H)
 10.4   Conner Peripherals, Inc. 1986 Incentive Stock Plan............      (H)
 10.5   Building Agreement for Land at Private Lot A14547 in Yio Chu
        Kang dated May 30, 1996 between Seagate Technology
        International and Jurong Town Corporation.....................      (J)
 10.6   Lease Agreement dated July 18, 1994 between Universal
        Appliances Limited and Seagate Technology (Thailand) Limited..      (J)
 10.7   1991 Incentive Stock Option Plan and Form of Option Agreement,
        as amended....................................................      (J)
 10.8   Acquisition Agreement dated as of September 29, 1989 by and among the Registrant, Control Data Corporation, Imprimus
        Technology Incorporated and Magnetic Peripherals, Inc.........      (F)
 10.9   Amended and Restated Directors' Option Plan and Form of Option
        Agreement.....................................................      (G)
 10.10  Amended and Restated Archive Corporation Stock Option and
        Restricted Stock Purchase Plan--1981..........................      (H)
 10.11  Amended and Restated Archive Corporation Incentive Stock
        Option Plan--1981.............................................      (H)
 10.12  Conner Peripherals, Inc.--Arcada Holdings, Inc. Stock Option
        Plan..........................................................      (I)
 10.13  Arcada Holdings, Inc. 1994 Stock Option Plan..................      (I)
 10.14  Separation Agreement and Release between the Registrant and
        Alan F. Shugart dated as of July 29, 1998.....................      (J)

                                                                       NOTES:
                                                                       ------
 21.1  Subsidiaries of the Registrant................................    (J)
 23.1  Consent of Ernst & Young LLP, Independent Auditors............
 23.2  Consent of Ernst & Young LLP, Independent Auditors............
 23.3  Consent of Wilson Sonsini Goodrich & Rosati, Professional
       Corporation (included in Exhibit 5.1).........................
 24.1  Power of Attorney (included on page II-6).....................
 27.1  Financial Data Schedule.......................................    (J)

--------
(A) Incorporated by reference to exhibits filed in response to Item 7(c), "Exhibits," of Seagate Software's Current Report on Form 8-K dated October 5, 1998.
(B) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of Seagate Software's Registration Statement on Form S-3 (File No. 33-13430) filed with the Securities and Exchange Commission on April 14, 1987.
(C) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of Seagate Software's Form 10-K, as amended, for the fiscal year ended June 30, 1990.
(D) Incorporated by reference to exhibits filed in response to Item 7(b), "Financial Statements and Exhibits" of Seagate Software's Current Report on Form 8-K dated March 4, 1997.
(E) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of Seagate Software's Form 10-K for the fiscal year ended June 30, 1983.
(F) Incorporated by reference to exhibits filed in response to Item 7(c), "Exhibits," of Seagate Software's Current Report on Form 8-K dated October 2, 1989.
(G) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of Seagate Software's Form 10-K for the fiscal year ended June 30, 1991.
(H) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-8 (registration number 333-00697) as filed with the Commission on February 5, 1996.
(I) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-8 (registration number 333-01059) as filed with the Commission on February 21, 1996.
(J) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form 10-K for the fiscal year ended July 3, 1998 as filed with the Commission on August 20, 1998.
 * To be filed by amendment.

(b) Financial Statement Schedules.

  Schedule II--Valuation and Qualifying Accounts

  Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the Consolidated Financial Statements or notes thereto.

ITEM 22. UNDERTAKINGS

(a) the undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement or any material change to such information in the Registration Statement set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove form registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable forms.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, and otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day after receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Seagate Software being acquired involved therein, that was not the subject of and included in the Registration Statement when it becomes effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotts Valley, State of California, on the 19th day of November 1998.

                                          Seagate Technology, Inc.

                                                   /s/ Stephen J. Luczo
                                          By: _________________________________
                                                     Stephen J. Luczo
                                                 Chief Executive Officer,
                                                 President,and a Director

                               POWER OF ATTORNEY

The undersigned directors and officers of Seagate Technology, Inc. hereby constitute and appoint Stephen J. Luczo and Charles C. Pope, with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys- in-fact or substitutes shall lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                        TITLE                 DATE

         /s/ Stephen J. Luczo          Chief Executive           November 19, 1998
-------------------------------------   Officer, President,
          STEPHEN J. LUCZO              and a Director
                                        (Principal
                                        Executive Officer)

         /s/ Charles C. Pope           Senior Vice               November 19, 1998
-------------------------------------   President and Chief
           CHARLES C. POPE              Financial Officer
                                        (Principal
                                        Financial and
                                        Accounting Officer)

         /s/ Gary B. Filler            Co-Chairman of the        November 19, 1998
-------------------------------------   Board
           GARY B. FILLER

        /s/ Lawrence Perlman           Co-Chairman of the        November 19, 1998
-------------------------------------   Board
          LAWRENCE PERLMAN

        /s/ Kenneth Haughton           Director                  November 19, 1998
-------------------------------------
          KENNETH HAUGHTON

        /s/ Robert A. Kleist           Director                  November 19, 1998
-------------------------------------
          ROBERT A. KLEIST

       /s/ Thomas P. Stafford          Director                  November 19, 1998
-------------------------------------
         THOMAS P. STAFFORD

       /s/ Laurel L. Wilkening         Director                  November 19, 1998
-------------------------------------
         LAUREL L. WILKENING

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                             BALANCE AT  CHARGED TO
                            BEGINNING OF COSTS AND  DEDUCTIONS-  BALANCE AT END
        DESCRIPTION            PERIOD     EXPENSES  DESCRIBE (1)   OF PERIOD
        -----------         ------------ ---------- ------------ --------------
YEAR ENDED JULY 3, 1998:
  Deducted from asset
   accounts:
    Allowance for doubtful
     accounts..............  $1,270,000  $1,177,000   $811,000     $1,636,000
                             ==========  ==========   ========     ==========
YEAR ENDED JUNE 27, 1997:
  Deducted from asset
   accounts:
    Allowance for doubtful
     accounts..............  $  597,000  $1,522,000   $849,000     $1,270,000
                             ==========  ==========   ========     ==========
YEAR ENDED JUNE 28, 1996:
  Deducted from asset
   accounts:
    Allowance for doubtful
     accounts..............  $  405,000  $  408,000   $216,000     $  597,000
                             ==========  ==========   ========     ==========

--------
(1) Uncollectible accounts written off, net of recoveries.

                               INDEX TO EXHIBITS

 EXHIBIT
   NO.                       DOCUMENT DESCRIPTION                       NOTES:
 -------                     --------------------                       ------
  2.1    Agreement and Plan of Reorganization dated as of October 5,     (A)
          1998 by and among Veritas Holding Corporation, Veritas
          Software Corporation, the Registrant, Seagate Software,
          Inc. and Seagate Software Network & Storage Management
          Group, Inc.
  3.1    Certificate of Incorporation of Registrant, as amended.         (B)
  3.2    By-Laws of Registrant, as amended.                              (C)
  4.1    Indenture, dated as of March 1, 1997 (the "Indenture")          (D)
          between Seagate Technology, Inc. (the "Company") and First
          Trust of California, National Association, as Trustee.
  4.2    Officers' Certificate pursuant to Section 301 of the            (D)
          Indenture, without exhibits, establishing the terms of
          Seagate Software's senior notes and senior debentures.
  4.3    Form of Senior Note.                                            (D)
  4.4    Form of Senior Debenture.                                       (D)
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati, PC.                 *
  8.1    Opinion regarding U.S. federal tax matters.                      *
 10.1    1983 Incentive Stock Option Plan and form of Stock Option       (E)
          Agreement.
 10.2    Seagate Technology Employee Stock Purchase Plan, as amended.    (J)
 10.3    Registrant's Executive Stock Plan.                              (H)
 10.4    Conner Peripherals, Inc. 1986 Incentive Stock Plan.             (H)
 10.5    Building Agreement for Land at Private Lot A14547 in Yio Chu    (J)
          Kang dated May 30, 1996 between Seagate Technology
          International and Jurong Town Corporation.
 10.6    Lease Agreement dated July 18, 1994 between Universal           (J)
          Appliances Limited and Seagate Technology (Thailand)
          Limited.
 10.7    1991 Incentive Stock Option Plan and Form of Option             (J)
          Agreement, as amended.
 10.8    Acquisition Agreement dated as of September 29, 1989 by and     (F)
          among the Registrant, Control Data Corporation, Imprimus
          Technology Incorporated and Magnetic Peripherals, Inc.
 10.9    Amended and Restated Directors' Option Plan and Form of         (G)
          Option Agreement.
 10.10   Amended and Restated Archive Corporation Stock Option and       (H)
          Restricted Stock Purchase Plan--1981.
 10.11   Amended and Restated Archive Corporation Incentive Stock        (H)
          Option Plan--1981.
 10.12   Conner Peripherals, Inc.--Arcada Holdings, Inc. Stock Option    (I)
          Plan.
 10.13   Arcada Holdings, Inc. 1994 Stock Option Plan.                   (I)
 10.14   Separation Agreement and Release between the Registrant and     (J)
          Alan F. Shugart dated as of July 29, 1998.
 21.1    Subsidiaries of the Registrant.                                 (J)
 23.1    Consent of Ernst & Young LLP, Independent Auditors
 23.2    Consent of Ernst & Young LLP, Independent Auditors
 23.3    Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 5.1)

 EXHIBIT
   NO.              DOCUMENT DESCRIPTION              NOTES:
 -------            --------------------              ------
 24.1    Power of Attorney (included on page II-6).
 27.1    Financial Data Schedule.                      (J)

--------
(A) Incorporated by reference to exhibits filed in response to Item 7(c), "Exhibits," of Seagate Software's Current Report on Form 8-K dated October 5, 1998.
(B) Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of Seagate Software's Registration Statement on Form S-3 (File No. 33-13430) filed with the Securities and Exchange Commission on April 14, 1987.
(C) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of Seagate Software's Form 10-K, as amended, for the fiscal year ended June 30, 1990.
(D) Incorporated by reference to exhibits filed in response to Item 7(b), "Financial Statements and Exhibits" of Seagate Software's Current Report on Form 8-K dated March 4, 1997.
(E) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of Seagate Software's Form 10-K for the fiscal year ended June 30, 1983.
(F) Incorporated by reference to exhibits filed in response to Item 7(c), "Exhibits," of Seagate Software's Current Report on Form 8-K dated October 2, 1989.
(G) Incorporated by reference to exhibits filed in response to Item 14(a), "Exhibits," of Seagate Software's Form 10-K for the fiscal year ended June 30, 1991.
(H) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-8 (registration number 333-00697) as filed with the Commission on February 5, 1996.
(I) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form S-8 (registration number 333-01059) as filed with the Commission on February 21, 1996.
(J) Incorporated by reference to exhibits filed with Registrant's Registration Statement on Form 10-K for the fiscal year ended July 3, 1998 as filed with the Commission on August 20, 1998.
 * To be filed by amendment.


                                       2